UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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IXIA
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2017

Dear Shareholder:

You are invited to attend a special meeting of shareholders of common stock of Ixia, a California corporation (“Ixia,” the “Company,” “we,” “us,” or “our”), to be held on April 12, 2017, at 9:00 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301.

At the special meeting, you will be asked to consider and vote on (1) a proposal to approve the Agreement and Plan of Merger, dated as of January 30, 2017, as may be amended from time to time (the “merger agreement”), by and among Ixia, Keysight Technologies, Inc., a Delaware corporation (“Keysight”), and, by a joinder dated February 2, 2017, Keysight Acquisition, Inc., a California corporation and a wholly owned subsidiary of Keysight (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Ixia, with Ixia surviving the merger (the “merger”) as a wholly owned subsidiary of Keysight, as well as the principal terms of the merger, (2) a proposal to approve the adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal, and (3) a proposal to approve, on a non-binding, advisory basis, certain compensation that will be paid or may become payable to the Company’s named executive officers in connection with the merger.

If the merger agreement and the principal terms of the merger are approved and the merger is completed, Ixia will become a wholly owned subsidiary of Keysight and, at the effective time of the merger (the “effective time”), each share of Ixia common stock (“Ixia common stock”) issued and outstanding immediately prior to the effective time (other than dissenting shares and shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia (except to the extent held by any such person on behalf of a third party)) will be cancelled and converted into the right to receive the merger consideration of $19.65 per share in cash, without interest and less any applicable withholding taxes required by law.

The board of directors of the Company (the “Ixia board”) has unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Ixia and its shareholders and has unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The Ixia board unanimously recommends that the shareholders of the Company vote (1) “FOR” the proposal to approve the merger agreement and the principal terms of the merger, (2) “FOR” the proposal to approve the adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and the principal terms of the merger, and (3) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will be paid or may become payable to the named executive officers of the Company in connection with the merger.

The accompanying proxy statement describes the merger agreement, the merger, and the compensation that will be paid or may become payable to the named executive officers of Ixia in connection with the merger and provides specific information concerning the special meeting and the parties involved. A copy of the merger agreement is attached as Annex A to the proxy statement. We urge you to read the entire proxy statement carefully, including its annexes, as it sets forth the details of the merger agreement and other important information related to the merger. In addition, you may obtain information about us from documents we file with the Securities and Exchange Commission (the “SEC”) from time to time. See “Where You Can Find More Information” on page 85 of the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of Ixia common stock entitled to vote at the special meeting vote in favor of the proposal to approve the merger agreement and the principal terms of the merger. A failure to vote your shares of Ixia common stock on the proposal to approve the merger agreement and the principal terms of the merger will have the same effect as a vote “AGAINST” such proposal.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (877) 674-6273 or via email at ixia@dfking.com.

Sincerely,

Bethany Mayer
President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 13, 2017 and is first being mailed to shareholders on or about March 15, 2017.

IXIA

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on April 12, 2017

To the Shareholders of Ixia:

We will hold a special meeting of the shareholders of Ixia, a California corporation (“Ixia,” the “Company,” “we,” “our,” or “us”), at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, on April 12, 2017, at 9:00 a.m., local time (such meeting, including any adjournment or postponement thereof, the “special meeting”). We will consider and act on the following proposals at the special meeting:

1.	To approve the Agreement and Plan of Merger, dated as of January 30, 2017, as may be amended from time to time (the “merger agreement”), by and among Ixia, Keysight Technologies, Inc., a Delaware corporation (“Keysight”), and, by a joinder dated February 2, 2017, Keysight Acquisition, Inc., a California corporation and a wholly owned subsidiary of Keysight (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Ixia, with Ixia surviving the merger (the “merger”) as a wholly owned subsidiary of Keysight, as well as the principal terms of the merger (the “Merger Proposal”);
2.	To approve the adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”); and
3.	To approve, on a non-binding, advisory basis, certain compensation that will be paid or may become payable to our named executive officers in connection with the merger (the “Golden Parachute Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 52 of the accompanying proxy statement.

The accompanying proxy statement and its annexes more fully describe these items of business. We urge you to read this information carefully.

The Ixia Board of Directors unanimously recommends that the shareholders of the Company vote (1) “FOR” the Merger Proposal, (2) “FOR” the Adjournment Proposal, and (3) “FOR” the Golden Parachute Compensation Proposal.

Only shareholders of record of shares of Ixia common stock at the close of business on March 13, 2017, the record date for the special meeting (the “record date”), are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the merger, the special meeting, or the accompanying proxy statement, need help voting your shares of Ixia common stock, or would like additional copies of the accompanying proxy statement or proxy card, without charge, please contact Ixia’s proxy solicitor, D.F. King & Co., Inc., using the information below:

Toll-free: (877) 674-6273
Collect: (212) 269-5550
Email: ixia@dfking.com

Shareholders of record of shares of Ixia common stock are entitled to dissenters’ rights under Chapter 13 of the General Corporation Law of the State of California (the “CGCL”) in connection with the merger if they satisfy certain requirements. See “The Merger—Dissenters’ Rights” beginning on page 57 of the accompanying proxy statement. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the proxy card enclosed with the accompanying proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should instruct your broker, bank, or nominee how to vote your shares using the voting instruction form furnished by your broker, bank, or nominee. Submitting a proxy over the Internet, by telephone, or by mailing a proxy card will ensure your shares are represented at the special meeting. If you do not vote or do not instruct your broker, bank, or nominee how to vote, it will have the same effect as voting “AGAINST” the Merger Proposal.

Please vote promptly whether or not you expect to attend the Ixia special meeting.

By Order of the Board of Directors,

Matthew S. Alexander
Corporate Secretary

Calabasas, California
March 13, 2017

i

ii

SUMMARY TERM SHEET

This summary term sheet, together with the following section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of Ixia or that you should consider before voting on the Merger Proposal. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the Merger Proposal. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Ixia,” “Company,” “we,” “our,” “ours,” and “us” refer to Ixia. We refer to Keysight Technologies, Inc. as “Keysight” and Keysight Acquisition, Inc. as “Merger Sub.”

The Parties (page 19)

Ixia

Ixia provides testing, visibility, and security solutions, strengthening applications across physical and virtual networks for enterprises, service providers, and network equipment manufacturers. Ixia common stock, without par value (the “Ixia common stock”), is publicly traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “XXIA.” Ixia’s principal executive offices are located at 26601 West Agoura Road, Calabasas, California 91302, telephone number (818) 871-1800.

For additional information about Ixia and its business, see “Where You Can Find More Information” on page 85 of this proxy statement.

Keysight Technologies, Inc.

Keysight is a measurement company providing electronic design and test solutions to communications and electronics industries. Keysight provides electronic design and test instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment, and operation of electronics equipment. Keysight’s common stock is traded on the New York Stock Exchange under the symbol “KEYS.” Keysight’s principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403, telephone number (800) 829-4444.

For additional information about Keysight and its business, see the documents that Keysight files from time to time with the U.S. Securities and Exchange Commission (the “SEC”).

Keysight Acquisition, Inc.

Merger Sub, a California corporation and a wholly owned subsidiary of Keysight, was organized on February 1, 2017, solely for the purpose of becoming a party to the merger agreement with Ixia and Keysight and completing the merger with Ixia, and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. Subsequent to signing the merger agreement, on February 2, 2017, Merger Sub, Keysight, and Ixia entered into a joinder, pursuant to which Merger Sub agreed to be bound by the merger agreement and will be the Keysight subsidiary which will merge with and into Ixia. If the merger is completed, Merger Sub will cease to exist by operation of law following its merger with and into Ixia.

The Merger (page 28)

Ixia entered into the Agreement and Plan of Merger, dated as of January 30, 2017, as may be amended from time to time (the “merger agreement”), by and among Ixia, Keysight Technologies, Inc., a Delaware corporation, and, by a joinder dated February 2, 2017, Keysight Acquisition, Inc., a California corporation and a wholly owned subsidiary of Keysight. Pursuant to the merger agreement, subject to the approval of the merger agreement and the principal terms of the merger by our shareholders and the satisfaction of other conditions to the completion of the merger specified in the merger agreement, Merger Sub will be merged with and into Ixia, with Ixia continuing as the surviving corporation and a wholly owned subsidiary of Keysight (the “merger”). We encourage you to carefully read the merger agreement in its entirety, which is the principal document governing the merger. The merger agreement is attached to this proxy statement as Annex A.

Upon the completion of the merger, each share of Ixia common stock outstanding immediately prior to the effective time of the merger (the “effective time”) (other than shares held by holders who have properly perfected their dissenters’ rights under Chapter 13 of the General Corporation Law of the State of California (the “CGCL”), a copy of which is attached to this proxy statement as Annex D (the “dissenting shares”), and shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia), will be automatically cancelled and converted into the right to receive the merger consideration of $19.65 per share (the “merger consideration”) payable in cash, without interest and less any applicable withholding taxes required by law.

Treatment of Ixia Equity Awards (page 63)

Stock Options. Each stock option to purchase shares of Ixia common stock issued under the Second Amended and Restated Ixia 2008 Equity Incentive Plan (each, an “Ixia stock option”), whether vested or unvested, that is outstanding immediately prior to the effective time will, at the effective time, automatically become fully vested (to the extent not then vested) and be cancelled in consideration for the right to receive, following the effective time, a cash payment equal to the product of (a) the total number of shares of Ixia common stock subject to such cancelled Ixia stock option immediately prior to the effective time and (b) the excess, if any, of (1) the merger consideration of $19.65 per share over (2) the exercise price per share of such cancelled Ixia stock option, without interest and as reduced by the amount of any tax withholding required by law (collectively, the “option payments”). Each Ixia stock option with respect to which, immediately prior to the effective time, the exercise price per share subject thereto is equal to or greater than $19.65 will be cancelled at the effective time in exchange for no consideration.

Restricted Stock Unit Awards. At the effective time, each Ixia restricted stock unit award granted pursuant to the Second Amended and Restated Ixia 2008 Equity Incentive Plan, whether vested or unvested, that is outstanding immediately prior to the effective time (each, an “Ixia RSU”) will automatically become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment equal to the product of (a) the total number of shares of Ixia common stock subject to such Ixia RSU immediately prior to the effective time and (b) the merger consideration of $19.65 per share, without interest and as reduced by the amount of any tax withholding required by law (collectively, including payments described in the next sentence, the “RSU payments”). If, immediately prior to the effective time, an Ixia RSU remains subject to a performance-based vesting condition (each, an “Ixia PRSU”), such Ixia PRSU will, at such time and in accordance with the terms thereof, become earned at the target performance level, and such Ixia PRSU will, at the effective time, become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto that is the same as the cash payment described in the preceding sentence for other Ixia RSUs that are cancelled at the effective time.

Ixia, as the surviving corporation in the merger, will cause the option payments and the RSU payments to be paid, less any required tax withholdings, as promptly as practicable following the effective time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the effective time) through its payroll systems.

Treatment of Ixia Employee Stock Purchase Plan (page 63)

Commencing on January 30, 2017, Ixia’s 2010 Employee Stock Purchase Plan, as amended (the “Ixia ESPP”), ceased to accept any new participants, and no participant in the Ixia ESPP is permitted to alter his or her contributions after such date (other than to discontinue participation in the Ixia ESPP). No new offering periods may be commenced under the Ixia ESPP after January 30, 2017, and any offering periods in effect as of January 30, 2017 will be terminated effective as of (a) the last day of the current purchase period or (b) if earlier, prior to the effective time, and all amounts then credited to the accounts of participants will be used to purchase shares of Ixia common stock in accordance with the terms of the Ixia ESPP. All accumulated contributions of each participant as of the termination of the Ixia ESPP that are not used to purchase shares of Ixia common stock pursuant to the Ixia ESPP will be returned to the participants, without interest. The Ixia ESPP will be terminated as of the effective time.

The Ixia Special Meeting (page 20)

The special meeting of Ixia shareholders will be held on April 12, 2017 at 9:00 a.m., local time (the “special meeting”). At the special meeting, Ixia shareholders will be asked to vote on (a) the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the principal terms of the merger, (b) the proposal for the adjournment of the special meeting if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement and the principal terms of the merger at the time of the special meeting, (c) the non-binding, advisory proposal on certain compensation to be paid to our named executive officers or may become payable in connection with the merger, and (d) any other business as may properly come before the special meeting and any adjournment(s) or postponement(s) thereof.

Shareholders Entitled to Vote; Record Date (page 20)

Only holders of shares of Ixia common stock as of March 13, 2017, the record date for the determination of shareholders entitled to notice of and to vote at the special meeting (the “record date”), may vote at the special meeting. For each share of Ixia common stock that you owned on the record date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. On the record date, there were 83,201,627 shares of Ixia common stock entitled to vote at the special meeting, held by approximately 13 shareholders of record.

Quorum and Vote Required (page 20)

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting will exist when the holders of a majority of the outstanding shares of Ixia common stock entitled to vote at the special meeting are present in person or represented by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Approval of the merger agreement, a copy of which is attached as Annex A to this document, and the principal terms of the merger (the “Merger Proposal”) requires the affirmative vote of the holders of a majority of the outstanding shares of Ixia common stock as of the record date. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the Merger Proposal. The adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”) will be approved if a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Certain compensation that will be paid or may become payable to our named executive officers in connection with the merger (the “Golden Parachute Compensation Proposal”) will be approved if a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, vote in favor of the proposal, provided such shares voting affirmatively also constitute at least a majority of the required quorum for the meeting.

Shares Owned by Our Directors and Executive Officers (page 21)

As of March 13, 2017, the record date, our directors and executive officers were entitled to vote approximately 18,592,392 shares of Ixia common stock, or approximately 22.3% of the total number of shares of Ixia common stock outstanding on that date. These numbers do not give effect to outstanding Ixia stock options or Ixia RSUs, which do not represent shares entitled to vote at the special meeting. In connection with the execution of the merger agreement, the Company and Keysight have entered into a Voting and Support Agreement, dated as of January 30, 2017 (each, a “support agreement”), with each of (i) Laurent Asscher, a director, and (ii) Errol Ginsberg, the Chairman of the Ixia board of directors (the “Ixia board”) and Chief Innovation Officer, and related entities for whom they have shared voting power over shares of Ixia common stock owned by such entities, obligating them to vote all of their and such entities’ shares of Ixia common stock in favor of the Merger Proposal and any other proposals necessary to consummate the merger. For additional information regarding the support agreements, see “The Voting and Support Agreements” beginning on page 78 of this proxy statement.

We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Market Price (page 80)

Shares of Ixia common stock are listed on NASDAQ under the symbol “XXIA.” On January 27, 2017, the last trading date prior to the public announcement of the Company’s entry into the merger agreement, Ixia common stock closed at $18.20 per share. On March 10, 2017, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Ixia common stock was $19.55.

We have never declared or paid cash dividends on Ixia common stock, and we do not have any present intention to commence payment of any cash dividends. Pursuant to the terms of the merger agreement, no dividends may be paid by us without the prior written consent of Keysight.

Recommendation of the Ixia Board; Reasons for the Merger (page 37)

The Ixia board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Compensation Proposal.

The Ixia board’s reasons for approving the merger agreement, the merger, and the other transactions contemplated by the merger agreement; certain factors the Ixia board considered in its deliberations in approving merger agreement, the merger, and the other transactions contemplated by the merger agreement; and the Ixia board’s recommendation to our shareholders are discussed in “The Merger—Recommendation of the Ixia Board; Reasons for the Merger” beginning on page 37 of this proxy statement.

Interests of Our Directors and Executive Officers in the Merger (page 49)

In considering the recommendation of the Ixia board that the shareholders vote to approve the merger agreement and the principal terms of the merger, shareholders should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Interests of the directors and executive officers are or may be different from or in addition to the interests of the shareholders for the following reasons, among others: potential employment of our executive officers following the merger with Keysight, with the surviving corporation, or with one of their respective affiliates; the treatment pursuant to the merger agreement of outstanding Ixia stock options and Ixia RSUs held by them; potential change in control severance compensation and benefits payable to them under our officer severance plans; and their rights under the merger agreement to ongoing indemnification and insurance coverage. The members of the Ixia board were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the merger and the merger agreement, and in recommending to the shareholders that the merger agreement and the principal terms of the merger be approved. These interests are discussed in more detail in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49 of this proxy statement.

Opinion of Ixia’s Financial Advisor (page 40 and Annex C)

At a January 29, 2017 meeting of the Ixia board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Ixia, rendered its oral opinion to the Ixia board, confirmed by delivery of a written opinion dated January 30, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations, qualifications, and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $19.65 in cash per share of Ixia common stock was fair, from a financial point of view, to the holders of Ixia common stock (other than Keysight and its affiliates).

The full text of Deutsche Bank’s written opinion, dated January 30, 2017, which sets forth the assumptions made, procedures followed, matters considered, and limitations, qualifications, and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Ixia board in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Ixia common stock should vote with respect to the merger or any related matter. Deutsche Bank’s opinion was limited solely to the fairness of the consideration of $19.65 in cash per share of Ixia common stock, from a financial point of view, to the holders of outstanding Ixia common stock (other than Keysight and its affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by Ixia to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies.

Delisting and Deregistration of Shares of Ixia Common Stock (page 54)

If the merger is completed, Ixia common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC.

Conditions to Completion of the Merger (page 74)

The respective obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement and the principal terms of the merger by the Ixia shareholders having been obtained;
•	all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been terminated;
•	no governmental authority having enacted, entered, or enforced any order or law which is in effect and declares unlawful or enjoins or prohibits the consummation of the merger; and
•	all approvals or consents required under certain foreign antitrust laws having been obtained.

The obligations of Keysight and Merger Sub to complete the merger are further subject to the satisfaction or waiver by Keysight of the following conditions:

•	with specified qualifications and exceptions, the truth and correctness, in all but de minimis respects, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), of Ixia’s representations and warranties contained in the merger agreement with respect to capitalization;
•	with specified qualifications and exceptions, the truth and correctness, in all material respects, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), of Ixia’s representations and warranties contained in the merger agreement with respect to standing and corporate power, organization, authority, subsidiaries, takeover laws, opinion from financial advisor, and brokers’ fees payable in connection with the merger;
•	with specified qualifications and exceptions, the truth and correctness, in all respects, as of the date of the merger agreement and as of the closing date, of Ixia’s representations and warranties contained in the merger agreement with respect to there not having occurred a material adverse effect since December 31, 2015;
•	the truth and correctness (without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth therein), as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), of Ixia’s remaining representations and warranties contained in the merger agreement, except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;
•	Ixia having performed or complied with, in all material respects, all obligations required to be performed by or complied with by it under the merger agreement on or prior to the closing date;
•	since the date of the merger agreement, there not having been a material adverse effect (as defined under “The Merger Agreement__Representations and Warranties” beginning on page 64 of this proxy statement); and
•	Keysight having received an officer’s certificate signed by an executive officer of Ixia, certifying as to the satisfaction of the conditions set forth in the six preceding bullet points.

The obligation of Ixia to complete the merger is further subject to the satisfaction or waiver by Ixia of the following conditions:

•	with specified qualifications and exceptions, the truth and correctness, as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), of Keysight’s representations and warranties contained in the merger agreement, except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Keysight or Merger Sub to consummate the merger;

•	each of Keysight and Merger Sub having performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under the merger agreement on or prior to the closing date; and
•	Ixia having received an officer’s certificate signed by an executive officer of each of Keysight and Merger Sub, certifying as to the satisfaction of the conditions set forth in the two preceding bullet points.

Non-Solicitation; Acquisition Proposals; Change in Recommendation (page 68)

Ixia is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the shareholder approval of the merger, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Ixia to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal that did not result from a breach by Ixia or its representatives of the non-solicitation obligations in the merger agreement, if the Ixia board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such alternative acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, subject to compliance with other terms of the merger agreement.

Prior to the approval of the merger by Ixia’s shareholders and subject to compliance with the relevant requirements under the merger agreement, the Ixia board may change its recommendation with respect to the merger in the event of, and Ixia may terminate the merger agreement (with payment of a termination fee of approximately $59.7 million to Keysight) in order to enter into a definitive agreement with respect to, an alternative acquisition proposal that did not result from a breach by Ixia or its representatives of the non-solicitation obligations in the merger agreement and that the Ixia board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal (as described in more detail in “The Merger Agreement__Non-Solicitation; Acquisition Proposals; Change in Recommendation”), in each case, if the Ixia board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with the Ixia board’s fiduciary duties under applicable law. Prior to taking these actions, Ixia must provide Keysight with at least five business days’ prior written notice of such action and a five business day period in which to negotiate with Ixia, and will negotiate with Keysight in good faith, in order to amend the terms of the merger such that the acquisition proposal no longer constitutes a superior proposal.

In addition, prior to the approval of the merger by Ixia’s shareholders, the Ixia board may change its recommendation with respect to the merger for an intervening event (as defined under “The Merger Agreement__Non-Solicitation; Acquisition Proposals; Change in Recommendation”) unrelated to an acquisition proposal if it determines in good faith (after consultation with its financial advisor and outside counsel) that the failure to take such action would be inconsistent with the Ixia board’s fiduciary duties under applicable law, provided that the Ixia board gives Keysight at least five business days’ prior written notice of such action and a five business day period in which to negotiate with Ixia so as to avoid such recommendation change.

Termination of the Merger Agreement (page 75)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time as follows:

•	by mutual written consent of Ixia and Keysight;
•	by either Keysight or Ixia, if:
•	the closing has not occurred by 5:00 p.m., Eastern time, on October 30, 2017 (the “end date”), provided neither Keysight nor Ixia may terminate the merger agreement if its breach or failure to perform or comply with any obligation under the merger agreement resulted in or was a primary cause of the failure of the closing to occur by the end date;
•	any competent governmental authority will have enacted, entered, or enforced any final and non-appealable order or law permanently enjoining, restraining, prohibiting, or making illegal the consummation of the merger, provided that (a) the party seeking to terminate the merger agreement will have used its reasonable best efforts to remove such order or law, and (b) neither Keysight nor Ixia may terminate the merger agreement if its breach or failure to perform or comply with any obligation under the merger agreement resulted in or was a primary cause of the issuance of such order or law; or

•	the requisite Ixia shareholder approval is not obtained at the Ixia shareholders meeting or at any adjournment or postponement thereof;
•	by Keysight if:
•	Ixia has violated or breached any covenant, representation, or warranty contained in the merger agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Keysight and Merger Sub to complete the merger, and is not capable of being cured by the end date or, to the extent so curable, has not been cured by Ixia within 30 days after receiving written notice from Keysight describing such violation or breach (or, if earlier, by the end date); or
•	(a) the Ixia board has effected an adverse recommendation change (defined in “The Merger Agreement__Non-Solicitation; Acquisition Proposals; Change in Recommendation” beginning on page 68 of this proxy statement), (b) Ixia has violated or breached in any material respect any of its non-solicitation obligations under the merger agreement, or (c) Ixia has violated or breached its obligations under the merger agreement with respect to the Ixia shareholders meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the requisite Ixia shareholder approval;
•	by Ixia if:
•	Keysight or Merger Sub violated or breached any covenant, representation, or warranty contained in the merger agreement, which has prevented or would prevent the satisfaction of any condition to the obligation of Ixia to complete the merger, and is not capable of being cured by the end date or, to the extent so curable, has not been cured by Keysight and Merger Sub within 30 days after receiving written notice from Ixia describing such violation or breach (or, if earlier, by the end date);
•	prior to the time at which the requisite Ixia shareholder approval has been obtained, Ixia concurrently enters into a definitive alternative acquisition agreement with respect to an acquisition proposal that the Ixia board has concluded constitutes a superior proposal (subject to the payment of the Ixia termination fee prior to or concurrently with such termination); or
•	(a) all of the conditions to the obligations of Keysight and Merger Sub to complete the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing itself, each of which is capable of being satisfied at such time), (b) Ixia has delivered a written notice to Keysight certifying that all of the conditions to Ixia’s obligation to complete the merger have been satisfied (or would be satisfied if the closing were to occur on the date of such notice), and Ixia stands ready, willing, and able to complete the merger at such time, and (c) Keysight fails to complete the merger by the third business day after the later of delivery of such notice and the date on which the closing should have occurred under the terms of the merger agreement.

Transaction Expenses; Termination Fees (page 76)

Transaction Expenses

Each party will generally pay its own fees and expenses in connection with the merger. Keysight will pay all filing fees payable under the antitrust laws in connection with the merger.

Ixia Termination Fee

Ixia must pay Keysight a termination fee of approximately $59.7 million if:

•	the merger agreement is terminated by Ixia in order to concurrently enter into a definitive alternative acquisition agreement with respect to an acquisition proposal that the Ixia board has concluded constitutes a superior proposal;

•	the merger agreement is terminated by Keysight because (a) the Ixia board has effected an adverse recommendation change, (b) Ixia has violated or breached in any material respect any of its non-solicitation obligations under the merger agreement, or (c) Ixia has violated or breached its obligations under the merger agreement with respect to the Ixia shareholders meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the requisite Ixia shareholder approval; or
•	the merger agreement is terminated (a) by Ixia or, subject to certain limitations, Keysight because the closing has not occurred by the end date, (b) by either party because the Ixia shareholder approval of the merger agreement and the principal terms of the merger is not obtained at the Ixia shareholders meeting or at any adjournment or postponement thereof, or (c) by Keysight because of a violation or breach of the merger agreement by Ixia which has prevented or would prevent the satisfaction of any condition to the obligations of Keysight and Merger Sub to complete the merger, and in any such case (i) prior to the termination of the merger agreement (or the date of the Ixia shareholders meeting in the case of the preceding clause (b)), an acquisition proposal will have been publicly announced and not publicly withdrawn or been communicated to the management of Ixia or the Ixia board and (ii) within 12 months after such termination, Ixia enters into a definitive agreement with respect to any acquisition proposal and such acquisition proposal is thereafter consummated, or Ixia consummates the transactions contemplated by any acquisition proposal.

Keysight Termination Fee

Keysight must pay Ixia a termination fee of $500 million in the event the merger agreement is terminated by Ixia if (a) all of the conditions to the obligations of Keysight and Merger Sub to complete the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing itself, each of which is capable of being satisfied at such time), (b) Ixia has delivered a written notice to Keysight certifying that all of the conditions to Ixia’s obligations to complete the merger have been satisfied (or would be satisfied if the closing were to occur on the date of such notice), and Ixia stands ready, willing, and able to complete the merger at such time, and (c) Keysight fails to complete the merger by the third business day after the later of delivery of such notice and the date on which the closing should have occurred under the terms of the merger agreement.

Limitation on Remedies

Upon termination of the merger agreement, Keysight’s and Ixia’s rights, if any, to receive the applicable termination fee described above will be the sole and exclusive remedy of Keysight, Merger Sub, and Ixia against the other parties for any loss suffered as a result of any breach of the merger agreement or the failure of the merger to be completed. Notwithstanding the foregoing, no party will be relieved from any liabilities or damages resulting from any fraud or willful breach (as defined in the merger agreement) committed by such party prior to such termination, except in the case of a termination of the merger agreement by Ixia entitling Ixia to receive the termination fee from Keysight described above.

Financing of the Merger (page 60)

Consummation of the merger is not subject to Keysight’s ability to obtain financing. However, Keysight expects to obtain financing for a portion of the consideration for the merger.

Keysight expects to finance the merger and related fees and expenses with a combination of cash on hand, the issuance of new senior notes and/or equity securities, and borrowings under new or existing credit facilities. In the event that the sum of the proceeds of such new senior notes, equity securities, and the borrowings under new or existing credit facilities (limited to $170,000,000 in the case of revolving borrowings) is less than $1,684,000,000, the difference will be available under a bridge facility described below, subject to the satisfaction of customary closing conditions.

On January 30, 2017, Keysight entered into a commitment letter (the “bridge commitment letter”) with Goldman Sachs Bank USA (“Goldman Sachs Bank”), BNP Paribas, and BNP Paribas Securities Corp. pursuant to which Goldman Sachs Bank and BNP Paribas have each committed to provide, subject to the terms and conditions set forth in the bridge commitment letter, 50% of a 364-day $1,684,000,000 senior unsecured bridge facility (the “bridge facility” and the provision of such funds as set forth in the bridge commitment letter, the

“bridge financing”). The bridge facility is available to finance the merger and to pay related fees and expenses related thereto to the extent that Keysight does not finance such consideration and fees and expenses through the issuance of new senior notes, equity securities, and borrowings under new or existing credit facilities as described above. Goldman Sachs Bank’s and BNP Paribas’ commitment to provide the bridge financing is subject to certain customary closing conditions. Goldman Sachs Bank and BNP Paribas Securities Corp. are the joint lead arrangers and joint bookrunners for the bridge facility, and Goldman Sachs Bank will be the administrative agent thereof.

Material U.S. Federal Income Tax Consequences (page 54)

The merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement) whose shares of Ixia common stock are cancelled and converted into cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement) whose shares of Ixia common stock are cancelled and converted into cash in the merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local, and/or foreign tax consequences of the merger to you.

Regulatory Matters (page 56)

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”), and all applicable waiting periods have expired or been terminated. Ixia and Keysight filed their respective notification and report forms pursuant to the HSR Act with the DOJ and the FTC on February 15, 2017, and each requested “early termination” of the waiting period. Early termination of the waiting period was granted on February 27, 2017.

A pre-merger filing and governmental approval under antitrust laws is also required in Germany, Israel, and Russia. The parties made the required pre-merger filings with the applicable governmental authorities in Germany and Israel.

Dissenters’ Rights (page 57 and Annex D)

Shareholders of Ixia common stock who vote their shares of Ixia common stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to holders of Ixia common stock at the effective time, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

Under Chapter 13 of the CGCL, holders of Ixia common stock must satisfy each of the following requirements to qualify such Ixia common stock as dissenting shares: (i) the Ixia common stock must have been outstanding on March 13, 2017, the record date for the special meeting; (ii) the Ixia common stock must have been voted “AGAINST” the Merger Proposal; (iii) the holder of such Ixia common stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we purchase such Ixia common stock at fair market value (as defined below); (iv) the holder of such shares of Ixia common stock must submit to Ixia or our transfer agent (A) if the shares are certificated securities, certificates representing such shares which the holder demands that Ixia purchase for endorsement or (B) if such shares are uncertificated securities, written notice of the number of shares which such holder demands that we purchase, all in accordance with Section 1302 of the CGCL; and (v) the holder of such shares of Ixia common stock must comply with all other requirements set forth in Chapter 13 of the CGCL.

A vote “AGAINST” the Merger Proposal does not in and of itself constitute a demand for dissenting shareholder rights under California law. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL may result in the loss of a shareholder’s statutory dissenters’ rights. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. See “The Merger—Dissenters’ Rights” beginning on page 57 of this proxy statement for additional information.

Litigation Related to the Merger (page 60)

Two purported class action complaints relating to the merger have been filed in the United States District court for the Central District of California on behalf of putative classes of Ixia’s public shareholders. The first action was filed on February 23, 2017, and is captioned Witmer v. Ixia, et al., Case No. 2:17-cv-01483. The second action was filed on March 8, 2017, and is captioned Krishna v. Ixia, et al., Case No. 2:17-cv-01840. The actions name as defendants Ixia and its directors, as well as Keysight and Merger Sub. The actions assert similar claims relating to Ixia’s disclosures in connection with the merger. Both complaints allege, among other things, that Ixia omitted material information with respect to the proposed merger from the preliminary proxy statement that it filed with the SEC on February 15, 2017, in connection with the proposed merger and that, as a result, (i) Ixia and the members of the Ixia Board violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and (ii) such directors, as well as Keysight and Merger Sub, violated Section 20(a) of the Exchange Act. Plaintiff in the Witmer action seeks an order enjoining the proposed merger or, if the merger is consummated, rescinding the merger or awarding rescissory damages; an order requiring that the directors disseminate a revised proxy statement; and an award of the plaintiff's costs of the action, including reasonable attorneys' and experts' fees. Plaintiff in the Krishna action seeks an order enjoining the proposed merger and awarding the plaintiff her costs of the action, including reasonable attorneys' and experts' fees.

We believe both complaints are without merit.

Additional Information (page 85)

You can find more information about Ixia in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information” on page 85 of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Ixia. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger, and other related matters.

Q:	Why am I receiving this proxy statement and proxy card?
A:	You are receiving this proxy statement and proxy card because, as of the record date, you owned shares of Ixia common stock. We have entered into an Agreement and Plan of Merger, dated as of January 30, 2017, as may be amended from time to time, with Keysight and, by a joinder dated February 2, 2017, Merger Sub. Pursuant to the merger agreement, subject to the approval of the merger agreement and the principal terms of the merger by our shareholders and the satisfaction of other conditions to the completion of the merger specified in the merger agreement, Merger Sub will be merged with and into Ixia, with Ixia surviving the merger as a wholly owned subsidiary of Keysight, and Ixia common stock will be delisted from NASDAQ. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our shareholders must vote to approve the merger agreement and the principal terms of the merger. We will hold a special meeting of our shareholders to obtain this approval. The Ixia board is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to our shareholders at the special meeting. You should read this proxy statement and the annexes incorporated by reference herein carefully. The enclosed proxy card and voting instructions allow you, as a shareholder of Ixia, to have your shares voted at the special meeting without attending the special meeting. Your proxy is being solicited by the Ixia board.

Your vote is very important. If you do not vote or do not instruct your broker, bank, or nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement and the transactions contemplated under the merger agreement. We encourage you to submit your proxy as soon as possible.

Q:	As a holder of Ixia common stock, what will I be entitled to receive in the merger?
A:	Upon the completion of the merger, each share of Ixia common stock outstanding immediately prior to the effective time, excluding the dissenting shares and shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia, immediately prior to the effective time (except to the extent held by any such person on behalf of a third party), will be automatically cancelled and converted into the right to receive the merger consideration of $19.65 per share payable in cash, without interest and less any applicable withholding taxes required by law. For example, if you own 100 shares of Ixia common stock, you will be entitled to receive $1,965 in cash, without interest, less any applicable withholding taxes required by law, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of Ixia common stock in respect of whose shares the withholding was made.
Q:	What will holders of Ixia equity awards receive in the merger?
A:	Ixia Stock Options. Each Ixia stock option, whether vested or unvested, that is outstanding immediately prior to the effective time will, at the effective time, automatically become fully vested (to the extent not then vested) and be cancelled in consideration for the right to receive, following the effective time, a cash payment equal to the product of (a) the total number of shares of Ixia common stock subject to such cancelled Ixia stock option immediately prior to the effective time and (b) the excess, if any, of (1) the merger consideration of $19.65 per share over (2) the exercise price per share of such cancelled Ixia stock option, without interest and as reduced by the amount of any tax withholding required by law. Each Ixia stock option with respect to which, immediately prior to the effective time, the exercise price per share subject thereto is equal to or greater than $19.65 will be cancelled at the effective time in exchange for no consideration.

Ixia Restricted Stock Unit Awards. At the effective time, each Ixia RSU will automatically become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto equal to the product of (a) the total number of shares of Ixia common stock subject to such Ixia RSU immediately prior to the effective time and (b) the merger consideration of $19.65 per share, without interest and as reduced by the amount of any tax withholding required by law. If immediately prior to the effective time, an Ixia RSU remains subject to a performance-based vesting condition, such Ixia PRSU will, at such time and in accordance with the terms thereof, become earned at the target performance level, and such Ixia PRSU will, at the effective time, become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto that is the same as the cash payment described in the preceding sentence for other Ixia RSUs that are cancelled at the effective time.

Ixia, as the surviving corporation in the merger, will cause the option payments and the RSU payments to be paid, less any required tax withholdings, as promptly as practicable following the effective time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the effective time) through its payroll systems.

Q:	How does the merger consideration compare to the market price of Ixia common stock?
A:	The merger consideration of $19.65 per share of Ixia common stock represents a premium of (i) approximately 45% to Ixia’s unaffected closing stock price on December 1, 2016, the last trading day prior to a media report that Ixia was considering strategic alternatives, (ii) approximately 38% to Ixia’s unaffected 52-week high closing stock price for the period ended December 1, 2016, and (iii) approximately 8% over the closing price of the shares of Ixia common stock on January 27, 2017, the last completed trading day prior to the public announcement that Ixia entered into the merger agreement.

On March 10, 2017, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Ixia common stock was $19.55.

Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as quickly as possible and expect to complete the merger no later than October 30, 2017. However, because there are certain conditions that must be met before completing the merger, we cannot be certain of the timing of the completion of the merger.
Q:	What are Ixia shareholders being asked to vote on and why is this approval necessary?
A:	Ixia shareholders are being asked to vote on the following proposals:
1.	To approve the merger agreement, a copy of which is attached as Annex A to this document, and the principal terms of the merger;
2.	To approve the adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal; and
3.	To approve, on a non-binding, advisory basis, certain compensation that will be paid or may become payable to our named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 52 of this proxy statement.

Ixia shareholder approval of the Merger Proposal is required for completion of the merger. Ixia shareholder approval of the Adjournment Proposal and the Golden Parachute Compensation Proposal is not required for completion of the merger. No other matters are intended to be brought before the special meeting by Ixia.

Q:	How does the Ixia board recommend that I vote?
A:	The Ixia board unanimously recommends that you vote:
•	“FOR” the Merger Proposal,
•	“FOR” the Adjournment Proposal, and
•	“FOR” the Golden Parachute Compensation Proposal.

Q:	Why is the Ixia board recommending that I vote “FOR” the Merger Proposal?
A:	After careful consideration, the Ixia board unanimously determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, Ixia and its shareholders and unanimously approved and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement in accordance with the requirements of the CGCL. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement and, subject to the terms and conditions of the merger agreement, to recommend, to our shareholders the approval of the Merger Proposal, the Adjournment Proposal, and the Golden Parachute Compensation Proposal, the Ixia board consulted with Ixia’s management (the “Ixia management” or “our management”), as well as our legal and financial advisors, and considered the terms of the merger agreement. The Ixia board also considered each of the items set forth under “The Merger—Recommendation of the Ixia Board; Reasons for the Merger” beginning on page 37 of this proxy statement.
Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares of Ixia common stock as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” through your broker, bank, or other nominee.
Q:	How do I cast my vote?
A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you after consulting with your legal, tax, accounting, financial, and other advisors.

If you were a holder of record on the record date, you may vote in person at the special meeting, by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or you may vote electronically via the Internet, or by telephone by following the instructions on the proxy card.

If, as a shareholder of record, you sign, date, and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Compensation Proposal.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank, or nominee. If you do not provide your broker, bank, or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. These are referred to generally as “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner of the shares. Also, please note that if your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares authorizing you to vote at the special meeting.

Q:	When and where is the special meeting?
A:	The special meeting of our shareholders will convene on April 12, 2017 at 9:00 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301.
Q:	Who can vote at the special meeting?
A:	All holders of record of Ixia common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each holder of Ixia common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Ixia common stock that such holder owned as of the record date. If you want to attend and vote your shares of Ixia common stock at the special meeting, and your shares are held in “street name” through your broker, bank, or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares authorizing you to vote at the special meeting.

Q:	Do any of Ixia’s directors or executive officers have interests in the merger that may differ from those of the shareholders?
A:	Yes. Our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49 of this proxy statement. The members of the Ixia board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that the shareholders vote to approve the merger.
Q:	What vote of Ixia’s shareholders is required to approve the Merger Proposal?
A:	Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Ixia common stock. If you do not vote or do not instruct your broker, bank, or nominee how to vote, it will have the same effect as voting “AGAINST” the Merger Proposal.
Q:	What vote of Ixia’s shareholders is required to approve the Adjournment Proposal?
A:	The affirmative vote of a majority of the shares of Ixia common stock, present in person or represented by proxy at the special meeting and voting on the subject matter, is required to approve the Adjournment Proposal, whether or not a quorum is present.
Q:	What vote of Ixia’s shareholders is required to approve the Golden Parachute Compensation Proposal?
A:	The affirmative vote of a majority of the shares of Ixia common stock, present in person or represented by proxy at the special meeting and voting on the subject matter, is required to approve the Golden Parachute Compensation Proposal, provided such shares voting affirmatively also constitute at least a majority of the required quorum for the meeting.

The shareholders’ vote regarding the Golden Parachute Compensation Proposal is an advisory vote and, therefore, is not binding on Ixia, the Ixia board or the Compensation Committee of the Ixia board (the “Compensation Committee”). Since compensation that will be paid or may become payable in connection with the merger is based on the rights of the named executive officers under the merger agreement and our officer severance plans, the outcome of this advisory vote will not affect the obligation to make these payments, and assuming the merger is approved, these payments may still be made even if the shareholders do not approve, by a non-binding, advisory vote, the Golden Parachute Compensation Proposal.

Q:	How many votes am I entitled to cast for each share of Ixia common stock I own?
A:	For each share of Ixia common stock that you owned on the record date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. As of the record date, there were 83,201,627 shares of Ixia common stock outstanding and entitled to vote, held by approximately 13 holders of record.
Q:	What constitutes a quorum?
A:	A quorum must be present for our shareholders to be able to transact business at the special meeting. A quorum is present when the holders of a majority of the outstanding shares entitled to vote at the special meeting are present at the special meeting in person or represented by proxy. If a quorum is not present or represented by proxy, the special meeting may be adjourned for the purpose of obtaining a quorum.

Both abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but broker non-votes are not counted as shares entitled to vote so will not be counted towards the tabulation of votes cast on proposals presented to shareholders.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or fail to instruct my broker to vote on the proposals?
A:	If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the Merger Proposal and against the Adjournment Proposal, as applicable. It will have the same effect as a vote against the Golden Parachute Compensation Proposal if the proposal receives the affirmative vote of a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, but such shares voting affirmatively do not also constitute at least a majority of the required quorum for the meeting.

If you fail to cast your vote or fail to give voting instructions to your broker, bank, or nominee, it will have the same effect as a vote against the Merger Proposal and will have no effect on the Adjournment Proposal. It will have the same effect as a vote against the Golden Parachute Compensation Proposal if the proposal receives the affirmative vote of a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, but such shares voting affirmatively do not also constitute at least a majority of the required quorum for the meeting.

Q:	When should I submit my proxy?
A:	You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.
Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. If you were a shareholder of record on the record date, you may revoke your proxy and change your vote, unless noted below at any time before your proxy is voted at the special meeting. You can do this in one of following ways:
•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•	submitting another proxy by telephone or over the Internet by 1:00 a.m., CDT, on the date of the special meeting (your latest telephone or Internet proxy submitted by such time will govern); or
•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

Written notices of revocation and other communications with respect to the revocation of Ixia proxies should be addressed to:

Ixia
26601 West Agoura Road
Calabasas, California 91302
Attention: Matthew S. Alexander, Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, or other nominee. You must contact your broker, bank, or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in street name.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:	What rights will be available for dissenting shareholders?
A:	Ixia shareholders who vote their shares of Ixia common stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have those shares converted into the right to receive the merger consideration otherwise payable for shares of Ixia common stock at the effective time. Those shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL, which may ultimately be more than, less than, or equal to $19.65 per share. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. See “The Merger—Dissenters’ Rights” beginning on page 57 of this proxy statement.
Q:	Is the merger expected to be taxable to me?
A:	The merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement) whose shares of Ixia common stock are cancelled and converted into cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement) whose shares of Ixia common stock are cancelled and converted into cash in the merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger.

Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local, and/or foreign tax consequences of the merger to you.

Q:	Should I send in my stock certificate(s) now?
A:	No. You will be sent a letter of transmittal after the completion of the merger describing how you may exchange your shares of Ixia common stock for the merger consideration. If your shares are held in “street name” by your bank, brokerage firm, or other nominee, you will receive instructions from your bank, brokerage firm, or other nominee as to how to effect the surrender of your “street name” shares of Ixia common stock in exchange for the merger consideration. Please do not send in your stock certificate(s) now.
Q:	What should I do if I have lost my stock certificate(s)?
A:	If you have lost your stock certificate(s), please contact our transfer agent, Computershare Trust Company, N.A., at 1-800-962-4284, to obtain replacement certificates. You may be required to sign an indemnity agreement and post a bond in respect of any lost stock certificate(s).
Q:	What happens if the merger is not completed?
A:	If our shareholders do not approve the Merger Proposal or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Ixia common stock in connection with the merger. Instead, we would remain an independent public company, shares of Ixia common stock would continue to be listed and traded on NASDAQ, and we would continue to make annual, quarterly, and other filings with the SEC. Under specified circumstances, we may be required to pay Keysight a termination fee of approximately $59.7 million as described in “The Merger Agreement— Transaction Expenses; Termination Fees” beginning on page 76 of this proxy statement.
Q:	What happens if I sell my shares of Ixia common stock before the special meeting?
A:	The record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Ixia common stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration of $19.65 per share payable in cash, without interest, less any applicable withholding taxes. The merger consideration is payable only to those shareholders who hold their shares immediately prior to the effective time.

Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, please contact our proxy solicitor, D.F. King & Co., Inc., using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Toll-free: (877) 674-6273
Collect: (212) 269-5550
Email: ixia@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement, and information included in oral statements or other written statements made or that may be made by us or on our behalf may include predictions, estimates, and other information that may be considered “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors.

These risks and uncertainties include, but are not limited to, the factors and matters described in this proxy statement and the following factors: (1) the Company may be unable to obtain shareholder approval as required for the merger; (2) other conditions to the closing of the merger may not be satisfied; (3) the merger may involve unexpected costs, liabilities, or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement and, in certain cases, the payment by us of a termination fee of approximately $59.7 million; (8) risks that the merger disrupts our current plans and operations, results in potential difficulties in employee retention, diverts management’s or employees’ attention from ongoing business operations; and (9) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in filings the Company makes with the SEC from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2016, which is available on the SEC’s website at www.sec.gov.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Ixia undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

THE PARTIES

Ixia

Ixia provides testing, visibility, and security solutions, strengthening applications across physical and virtual networks for enterprises, service providers, and network equipment manufacturers. Ixia offers companies trusted environments in which to develop, deploy, and operate. Ixia common stock is publicly traded on NASDAQ under the symbol “XXIA.” Ixia’s principal executive offices are located at 26601 West Agoura Road, Calabasas, California 91302, telephone number (818) 871-1800.

Keysight Technologies, Inc.

Keysight is a measurement company providing electronic design and test solutions to communications and electronics industries. Keysight provides electronic design and test instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment, and operation of electronics equipment. Keysight’s common stock is traded on the New York Stock Exchange under the symbol “KEYS.” Keysight’s principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403, telephone number (800) 829-4444.

Keysight Acquisition, Inc.

Merger Sub, a California corporation and a wholly owned subsidiary of Keysight, was organized on February 1, 2017, solely for the purpose of becoming a party to the merger agreement with Ixia and Keysight and completing the merger with Ixia, and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. Subsequent to signing the merger agreement, on February 2, 2017, Merger Sub, Keysight, and Ixia entered into a joinder, pursuant to which Merger Sub agreed to be bound by the merger agreement and will be the Keysight subsidiary which will merge with and into Ixia. If the merger is completed, Merger Sub will cease to exist by operation of law following its merger with and into Ixia.

THE IXIA SPECIAL MEETING

General

Your proxy is solicited on behalf of the Ixia board for use at our special meeting of shareholders to be held on April 12, 2017, at 9:00 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, or at any continuation, postponement, or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any other business as may properly come before the special meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the special meeting.

Date, Time, and Place of the Special Meeting

We will hold the special meeting on April 12, 2017, at 9:00 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301. On or about March 15, 2017, we commenced mailing this proxy statement and the enclosed form of proxy to our shareholders entitled to vote at our special meeting.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of Ixia common stock on March 13, 2017, to consider and vote on the following:

1.	the Merger Proposal;
2.	the Adjournment Proposal; and
3.	the Golden Parachute Compensation Proposal, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 52 of this proxy statement.

Recommendation of the Ixia Board

After careful consideration, the Ixia board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Ixia and its shareholders. After such consideration, the Ixia board approved and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement in accordance with the requirements of the CGCL.

Subject to the terms and conditions of the merger agreement, the Ixia board unanimously recommends that Ixia’s shareholders vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Compensation Proposal. See “The Merger—Recommendation of the Ixia Board; Reasons for the Merger” beginning on page 37 of this proxy statement for additional information.

Shareholders Entitled to Vote; Record Date

You may vote at the special meeting if you were a record holder of shares of Ixia common stock at the close of business on March 13, 2017, the record date. For each share of Ixia common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the record date, there were 83,201,627 shares of Ixia common stock outstanding and entitled to vote.

Beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank, or other nominee, rather than from our proxy card.

Quorum and Vote Required

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting will exist when the holders of a majority of the outstanding shares of Ixia common stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks, and other nominees will not have discretionary authority on the Merger Proposal, the Adjournment Proposal, or the Golden Parachute Compensation Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the total outstanding shares of Ixia common stock entitled to vote at the special meeting. Because the vote on the Merger Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions, and “broker non-votes” will have the same effect as voting against the approval of the Merger Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Adjournment Proposal although abstentions will have the same effect as a vote against that proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Golden Parachute Compensation Proposal. The non-binding, advisory Golden Parachute Compensation Proposal will be approved if the holders of a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, vote in favor of the proposal, provided such shares voting in favor of the proposal also constitute at least a majority of the required quorum for the meeting. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on whether the Golden Parachute Compensation Proposal is approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will, however, have the same effect as voting against the approval of the Golden Parachute Compensation Proposal if the proposal is approved by a majority of the shares present in person or represented by proxy and voting on the proposal, but the shares voting in favor of the proposal do not constitute at least a majority of the required quorum for the meeting.

Shares Owned by Our Directors and Executive Officers

As of March 13, 2017, the record date, our directors and executive officers were entitled to vote approximately 18,592,392 shares of Ixia common stock, or approximately 22.3% of the total number of shares of Ixia common stock outstanding on that date. These numbers do not give effect to outstanding Ixia stock options or Ixia RSUs, which do not represent shares entitled to vote at the special meeting. In connection with the execution of the merger agreement, the Company and Keysight have entered into a support agreement with each of (i) Laurent Asscher, a director, and (ii) Errol Ginsberg, the Chairman of the Ixia board and Chief Innovation Officer, and related entities for whom they have shared voting power over shares of Ixia common stock owned by such entities, obligating them to vote all of their and such entities’ shares of Ixia common stock in favor of the Merger Proposal and any other proposals necessary to consummate the merger. For additional information regarding the support agreements, see “The Voting and Support Agreements” beginning on page 78 of this proxy statement.

We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Voting; Proxies

You may vote in person or by proxy at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to Ixia’s shareholders or their representatives.

For holders of record of Ixia shares, upon your arrival at the meeting location, you will need to bring valid picture identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. Cameras and electronic recording devices will not be permitted at the special meeting.

Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, and you wish to vote at the special meeting, in addition to providing identification as outlined for record holders above, you will need a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a legal proxy issued in your name from the broker to be able to vote at the special meeting.

Voting by Proxy

If you do not wish to attend the special meeting, you may submit your proxy by completing, dating, signing, and returning the enclosed proxy card by mail or by granting a proxy by telephone or on the Internet. All shares of Ixia common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Compensation Proposal.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should instruct your broker, bank, or nominee how to vote your shares using the voting instruction form furnished by your broker, bank, or nominee.

Only shares of Ixia common stock affirmatively voted for the Merger Proposal, the Adjournment Proposal, and the Golden Parachute Compensation Proposal, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of Ixia common stock held by persons who attend the special meeting but abstain from voting in person or by proxy, and shares of Ixia common stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the Merger Proposal (except for purposes of exercising your dissenters’ rights, in which case you must, among other things, affirmatively vote “AGAINST” the Merger Proposal) and the Adjournment Proposal. Shares of Ixia common stock represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, and those shares will have the same effect as votes “AGAINST” the Merger Proposal but, because broker non-votes are not counted as shares entitled to vote, will have no effect on the Adjournment Proposal. Abstentions and broker non-votes will have the same effect as votes against the Golden Parachute Compensation Proposal if the proposal is approved by the affirmative vote of a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, but such shares voting in favor of the proposal do not also constitute at least a majority of the required quorum for the meeting.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the Merger Proposal, the Adjournment Proposal, and the Golden Parachute Compensation Proposal.

Revocation of Proxy

If you are a shareholder of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the special meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet by 1:00 a.m., CDT, on the date of the special meeting (your latest telephone or Internet proxy submitted by such time will govern); or
•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

Written notices of revocation and other communications with respect to the revocation of Ixia proxies should be addressed to:

Ixia
26601 West Agoura Road
Calabasas, California 91302
Attention: Matthew S. Alexander, Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, or other nominee. You must contact your broker, bank, or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in street name.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. Please do not return your stock certificate(s) with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificate(s).

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, as your proxies, will vote your shares of Ixia common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Ixia common stock should be voted for or against or to abstain from voting on all, some, or none of the specific items of business to come before the special meeting.

It is important that you vote your shares of Ixia common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If your shares are held in street name, please, as promptly as possible, provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank, or nominee.

Solicitation of Proxies

The Ixia board is soliciting proxies for the special meeting from the Ixia shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by delivery of this proxy statement by mail, we will request that brokers, banks, and other nominees that hold shares of Ixia common stock, which are beneficially owned by our shareholders, send Notices of the Special Meeting, proxies, and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support for which we will pay a fee of $12,500 plus reimbursement of out-of-pocket expenses. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, facsimile, or special delivery letter. In addition, Ixia and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ixia’s shareholders in connection with the merger. The interests of Ixia’s directors and executive officers in connection with the merger is discussed in more detail in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49 of this proxy statement.

Dissenters’ Rights

Any holder of shares of Ixia common stock as of the record date may, by complying with the provisions of Chapter 13 of the CGCL, require us to purchase such holder’s shares of Ixia common stock at their fair market value (as defined in “The Merger—Dissenters’ Rights” beginning on page 57 of this proxy statement) in lieu of receiving the merger consideration for their shares. The fair market value of such shares will be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed merger (which occurred on the morning of January 30, 2017), excluding any appreciation or depreciation in consequence of the proposed merger.

Shareholders of Ixia common stock who vote their shares of Ixia common stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to holders of Ixia common stock at the effective time, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

Under Chapter 13 of the CGCL, the shares of Ixia common stock must satisfy each of the following requirements to qualify as dissenting shares: (i) such shares of Ixia common stock must have been outstanding on March 13, 2017, the record date for the special meeting; (ii) such shares of Ixia common stock must have been voted “AGAINST” the Merger Proposal; (iii) the holder of such shares of Ixia common stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we purchase such Ixia common stock at the fair market value; (iv) the holder of such shares of Ixia common stock must submit to Ixia or our transfer agent, (A) if the shares are certificated securities, the certificate(s) representing any shares which the holder demands that Ixia purchase for endorsement, or (B) if the shares are uncertificated securities, written notice of the number of shares which the holder demands that Ixia purchase, all in accordance with Section 1302 of the CGCL; and (v) the holder of such shares of Ixia common stock must comply with the other provisions of Chapter 13 of the CGCL.

A vote “AGAINST” the Merger Proposal does not in and of itself constitute a demand for dissenting shareholder rights under California law. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL may result in the loss of a shareholder’s statutory dissenters’ rights. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. Note that it is not sufficient to abstain from voting or for your shares to be subject to a broker non-vote if you wish to exercise your dissenters’ rights. See “The Merger—Dissenters’ Rights” beginning on page 57 of this proxy statement.

Adjournments or Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of the holders of a majority of the shares of Ixia common stock represented in person or by proxy at the meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, D.F. King & Co., Inc., at:

Toll-free: (877) 674-6273
Collect: (212) 269-5550
Email: ixia@dfking.com

PROPOSAL 1
THE MERGER PROPOSAL

The Merger Proposal

Subject to the terms and conditions of the merger agreement, which is described in this proxy statement and attached as Annex A, Ixia will be acquired by Keysight. We encourage you to carefully read the merger agreement in its entirety, which is the principal document governing the merger.

The merger agreement provides that Merger Sub will be merged with and into Ixia, with Ixia continuing as the surviving corporation and a wholly owned subsidiary of Keysight. Upon the completion of the merger, each share of Ixia common stock outstanding immediately prior to the completion of the merger (other than shares held by holders who have properly perfected dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached as Annex D to this proxy statement, and shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia), will be converted into the right to receive $19.65 in cash per share, without interest and less any applicable withholding taxes.

Completion of the merger is conditioned on, among other things, approval of the Merger Proposal.

Vote Required and Ixia Board Recommendation

The Merger Proposal will be approved if the holders of a majority of the outstanding shares of Ixia common stock vote in favor of the proposal. If you are an Ixia shareholder and you abstain from voting or fail to vote, or fail to instruct your broker, bank, or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.

The Ixia board recommends a vote “FOR” the Merger Proposal.

PROPOSAL 2
AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting, the Ixia board determines it is necessary or appropriate to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal, then we intend to move to vote on the Adjournment Proposal. In such case, we will ask our shareholders to vote only upon the Adjournment Proposal and not the Merger Proposal or the Golden Parachute Proposal.

In this proposal, we are asking you to vote in favor of, and to authorize the holder of any proxy solicited by the Ixia board to vote in favor of, the Adjournment Proposal. If the shareholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal.

Vote Required and Ixia Board Recommendation

The Adjournment Proposal will be approved if a majority of the shares of Ixia common stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present.

The Ixia board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3
GOLDEN PARACHUTE COMPENSATION PROPOSAL

Advisory Vote Regarding the Golden Parachute Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, we are seeking non-binding, advisory shareholder approval of the compensation that will be paid or may become payable to our named executive officers in connection with the merger, as disclosed in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 49 of this proxy statement. The proposal gives Ixia shareholders the opportunity to express their views on the merger-related compensation of the named executive officers. Accordingly, we are requesting shareholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the shareholders of Ixia approve, on a non-binding, advisory basis, certain compensation that will be paid or may become payable to Ixia’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 49 of Ixia’s proxy statement for the special meeting.”

Because your vote is advisory, it will not be binding upon Ixia, the Ixia board, the Compensation Committee, or Keysight. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers may become eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

The vote on this non-binding, advisory Golden Parachute Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote “FOR” the Merger Proposal and the Adjournment Proposal and vote “AGAINST” or “ABSTAIN” with respect to this Golden Parachute Compensation Proposal (and vice versa).

Vote Required and Ixia Board Recommendation

The Golden Parachute Compensation Proposal will be approved if a majority of the shares of Ixia common stock, present in person or represented by proxy and voting on the proposal, vote in favor of the proposal, provided such shares voting in favor of the proposal also constitute at least a majority of the required quorum for the meeting.

The Ixia board recommends that you vote “FOR” the non-binding, advisory Golden Parachute Compensation Proposal.

THE MERGER

This discussion of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the primary legal document that governs the merger.

Overview

Ixia is seeking the approval by its shareholders of the merger agreement Ixia entered into as of January 30, 2017, as may be amended from time to time, with Keysight and, by a joinder dated February 2, 2017, Merger Sub. Pursuant to the merger agreement, subject to the approval of the merger agreement and the principal terms of the merger by our shareholders and the satisfaction of other conditions to the completion of the merger specified in the merger agreement, Merger Sub will be merged with and into Ixia, with Ixia surviving the merger as a wholly owned subsidiary of Keysight.

The Ixia board has unanimously approved the merger agreement, determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Ixia’s shareholders, directed that the merger agreement be submitted to Ixia’s shareholders for approval at a duly held meeting and resolved to recommend that Ixia’s shareholders vote in favor of the Merger Proposal.

Upon consummation of the merger, each share of Ixia common stock issued and outstanding immediately prior to the effective time (other than dissenting shares and shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia (except to the extent held by any such person on behalf of a third party)) will be cancelled and converted into the right to receive the merger consideration of $19.65 per share in cash, without interest and less any applicable withholding taxes required by law.

The Companies

Ixia

Ixia provides testing, visibility, and security solutions, strengthening applications across physical and virtual networks for enterprises, service providers, and network equipment manufacturers. Ixia offers companies trusted environments in which to develop, deploy, and operate. Ixia common stock is publicly traded on NASDAQ under the symbol “XXIA.” Ixia’s principal executive offices are located at 26601 West Agoura Road, Calabasas, California 91302, telephone number (818) 871-1800.

For additional information about Ixia and its business, see “Where You Can Find More Information” on page 85 of this proxy statement.

Keysight Technologies, Inc.

Keysight is a measurement company providing electronic design and test solutions to communications and electronics industries. Keysight provides electronic design and test instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment, and operation of electronics equipment. Keysight’s common stock is traded on the New York Stock Exchange under the symbol “KEYS.” Keysight’s principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403, telephone number (800) 829-4444.

For additional information about Keysight and its business, see the documents that Keysight files from time to time with the SEC.

Keysight Acquisitiion, Inc.

Merger Sub, a California corporation and a wholly owned subsidiary of Keysight, was organized on February 1, 2017, solely for the purpose of becoming a party to the merger agreement with Ixia and Keysight and completing the merger with Ixia, and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. Subsequent to signing the merger agreement, on February 2, 2017, Merger Sub, Keysight, and Ixia entered into a joinder, pursuant to which Merger Sub agreed to be bound by the merger agreement and will be the Keysight subsidiary which will merge with and into Ixia. If the merger is completed, Merger Sub will cease to exist by operation of law following its merger with and into Ixia.

Merger Consideration

At the effective time, each share of Ixia common stock that is issued and outstanding immediately prior to the effective time (other than the excluded shares, which will be cancelled, and other than dissenting shares) will be converted into the right to receive the merger consideration of $19.65 per share in cash, without interest and less any applicable withholding taxes.

Each share of Merger Sub common stock that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation, and such converted shares will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Background of the Merger

The Ixia board and Ixia’s management regularly review Ixia’s operating and strategic plans, both near-term and long-term, including potential strategic opportunities available to Ixia. As part of this ongoing process, the Ixia board and management have periodically evaluated whether the continued execution of Ixia’s strategy and business plans as a standalone company or the sale of Ixia to, or a combination of Ixia with, a third party offers the best avenue to maximize shareholder value. In connection with such reviews, members of the Ixia board and management have met from time to time with various third parties who expressed an interest in engaging in a strategic transaction with Ixia, and the Ixia board and management have from time to time engaged third party advisors to assist in evaluating Ixia’s strategic alternatives. In addition, as part of the implementation of its plans, the Ixia board has regularly evaluated the possible acquisition of companies or product lines in order to enhance the scope and nature of Ixia’s product offerings and technology and add complementary businesses. Ixia completed four such acquisitions in the last five fiscal years.

On August 16, 2016, Bethany Mayer, the President and Chief Executive Officer of Ixia, received a phone call from Ron Nersesian, the President and Chief Executive Officer of Keysight, during which Mr. Nersesian expressed an interest in a strategic transaction with Ixia and requested an opportunity to conduct due diligence in order to make a proposal. Mr. Nersesian also inquired as to whether Ixia’s board might be interested in such a transaction. Ms. Mayer had previously met Mr. Nersesian at an investor conference in Las Vegas on September 16, 2015. Ms. Mayer advised Mr. Nersesian that she would consult with the Ixia board. Ms. Mayer and Matthew Alexander, the Senior Vice President, General Counsel, and Corporate Secretary of Ixia, notified the Ixia board by email the same day and called a special meeting of the Ixia board. Mr. Alexander also consulted with a representative of Ixia’s outside legal counsel, Bryan Cave LLP (“Bryan Cave”).

On August 17, 2016, the Ixia board held a telephonic meeting at which Ms. Mayer briefed the Ixia board on her discussion with Mr. Nersesian. The Ixia board discussed the appropriate response and strategy, and affirmed its desire to focus on Ixia’s current business plan and operating objectives as opposed to a sale transaction. The Ixia board then instructed Ms. Mayer to consult with legal counsel regarding an appropriate response to Keysight and to report back to the Ixia board after any further conversation with Mr. Nersesian.

On August 18, 2016, Ms. Mayer had a further telephone conversation with Mr. Nersesian in which Ms. Mayer indicated that Ixia was not seeking a sale at that time but was instead focused on pursuing its business and operating plans. She declined Keysight’s request to conduct due diligence at that time. Ms. Mayer indicated that the Ixia board would review any proposal that Keysight might put forward, but any proposal that provided only a customary premium over Ixia’s then-current stock price would not be acceptable to the Ixia board. Mr. Nersesian advised Ms. Mayer that Keysight would continue to work on preparing a proposal for an acquisition of Ixia, that the Keysight board of directors would be meeting in September, and that Keysight might make a proposal after that meeting.

On August 19, 2016, the Ixia board held a telephonic meeting. Ms. Mayer updated the Ixia board regarding her conversation with Mr. Nersesian. The Ixia board discussed strategy and process regarding the evaluation and response to any proposal that Keysight might make in the future. Mr. Alexander discussed with the Ixia board its fiduciary duties with regard to the evaluation of, and any response to, any offer that Keysight might make.

On September 13, 2016, Ms. Mayer briefly met Mr. Nersesian in person while both were attending a business conference in Las Vegas. At that time, Mr. Nersesian expressed continued interest on the part of Keysight in Ixia’s complementary products and technology and informed Ms. Mayer that Keysight intended to make a proposal to acquire Ixia. Ms. Mayer indicated again that the Ixia board would not be amenable to a customary premium over Ixia’s then-current stock price. Mr. Nersesian also invited Ms. Mayer and Errol Ginsberg, Ixia’s Chairman and Chief Innovation Officer, to visit Keysight’s offices in Santa Rosa, California in the coming weeks.

On September 27, 2016, Ms. Mayer and Mr. Nersesian, in response to Mr. Nersesian’s request for a meeting, scheduled an in-person meeting to take place on September 29, 2016. On September 28, 2016, Ms. Mayer and Messrs. Ginsberg and Alexander met with representatives of Bryan Cave to, among other things, discuss and prepare for the scheduled meeting with Mr. Nersesian.

On September 29, 2016, Ms. Mayer and Mr. Ginsberg met with Mr. Nersesian and Jay Alexander, Keysight’s Senior Vice President and Chief Technology Officer, at Bryan Cave’s San Francisco office. During the meeting, Keysight submitted to Ixia a written, non-binding proposal for Keysight to acquire Ixia at a purchase price of $16.00 per share in cash, and the proposal indicated that Keysight could pay part of the consideration in Keysight stock if Ixia so preferred. Also on September 29, 2016, Matthew Alexander circulated a copy of the proposal to the Ixia board and to representatives of Bryan Cave.

On September 30, 2016, the Ixia board held a telephonic meeting at which the Ixia board discussed the previous day’s meeting, the written proposal received from Keysight at that meeting, the strategy and process for evaluating and responding to that proposal, the need to engage a financial advisor to assist in such evaluation, the process for potentially seeking other proposals, and related matters. Representatives from Bryan Cave attended a portion of the meeting and discussed with the Ixia board its fiduciary duties and responsibilities in connection with the proposal and possible next steps. The Ixia board determined to engage a financial advisor and agreed to solicit proposals and hear presentations from Deutsche Bank and Bank A. The Ixia board discussed whether to launch a full sale process, including a public announcement, or whether to conduct a more limited and confidential process to gauge potential market interest and evaluate the Keysight proposal. The Ixia board considered the significant risks to Ixia and to its prospects, competitive position, and operations that would arise from a public announcement of a sale process and that would likely arise if any such process were not kept confidential. The Ixia board balanced this risk against the potential benefits of an expansive auction process. The Ixia board also considered the fact that it had not determined that it would be in the best interests of Ixia shareholders to engage in a sale transaction at this time and therefore any public process would be premature. The Ixia board weighed these risks and potential benefits and concluded the Ixia board would seek further advice of counsel and the advice of financial advisors before making any decision.

From September 30, 2016 through October 3, 2016, Ixia communicated with representatives of Deutsche Bank and Bank A, requesting each of them to make a presentation to the Ixia board regarding a possible engagement to act as Ixia’s financial advisor to assist in evaluating the unsolicited proposal from Keysight and other strategic alternatives. On October 3, 2016, the Ixia board held a telephonic meeting, along with representatives from Bryan Cave, to receive and discuss information from each of Deutsche Bank and Bank A. Representatives of each of the banks discussed their preliminary views regarding the unsolicited proposal from Keysight and the process for evaluating the proposal and other strategic alternatives. Each made suggestions as to potential parties who might be viable candidates with respect to a potential transaction with Ixia, and who Ixia could approach to seek additional proposals, including both potential strategic and potential financial sponsor acquirers. After the presentations and discussions, the Ixia board determined to meet the following day to discuss the issues further and to make a determination as to which of the two banks should be retained to act as Ixia’s financial advisor.

On October 4, 2016, the Ixia board held a telephonic meeting, along with representatives from Bryan Cave, at which the possible engagement of Deutsche Bank or Bank A was discussed. The Ixia board discussed, among other things, the relationships that Deutsche Bank had with Keysight. The Ixia board approved the engagement of Deutsche Bank, subject to negotiation of an appropriate engagement letter and written confirmation from Deutsche Bank of the extent of its prior work with Keysight.

On October 5, 2016, Ms. Mayer had a telephone conversation with Mr. Nersesian in which Ms. Mayer conveyed to Mr. Nersesian that Keysight’s offer had been shared with the Ixia board and that Ixia intended to engage a financial advisor.

On October 7, 2016, the Ixia board held a telephonic meeting, with Bryan Cave representatives present, at which the Ixia board further discussed the engagement of Deutsche Bank. The Ixia board reviewed and discussed a draft of the engagement letter and also reviewed and discussed the relationship that Deutsche Bank had with Keysight, including but not limited to the fact and extent of the participation by an affiliate of Deutsche Bank in an existing Keysight credit facility.

During the period from October 4 to November 7, 2016, Deutsche Bank worked with Ixia management to prepare preliminary financial analyses of the unsolicited proposal from Keysight and various potential strategic alternatives, based initially on publicly available information and later based on financial plans prepared by Ixia management.

On October 8, 2016, the Ixia board held a further meeting, with Bryan Cave representatives present, at which the Ixia board further discussed the engagement of Deutsche Bank and approved the proposed engagement letter with Deutsche Bank. Ixia and Deutsche Bank thereafter entered into an engagement letter dated as of October 10, 2016. Following the approval of the proposed engagement letter, representatives from Deutsche Bank joined the board meeting. The Ixia board discussed the appropriate response to be given to Keysight regarding its unsolicited proposal, the process and timing for Deutsche Bank to prepare its preliminary financial analysis of the unsolicited proposal from Keysight, the scope of market inquiry necessary and appropriate to assure that the Ixia board would be able to consider all viable alternatives, and the need to maintain confidentiality in order to protect the ongoing operations and competitive position of Ixia. The Ixia board affirmed that it had not determined to pursue the sale of Ixia, but that a sale remained one of a number of possible strategic alternatives. The Ixia board discussed the need to approach other parties in order to evaluate fully, and respond to, the unsolicited proposal from Keysight. The Ixia board discussed a list presented by Deutsche Bank of particular parties who might be approached to gauge their interest in pursuing a strategic transaction with Ixia, based on financial ability, familiarity with the industry in which Ixia operates, likelihood of having an interest in pursuing a strategic transaction, and ability to close. The Ixia board approved, on a preliminary basis, in addition to Keysight, 11 parties, including eight potential financial sponsor acquirers and three potential strategic acquirers, as potential bidders to be contacted by Deutsche Bank. One of the parties on the list to be contacted was Party A, a strategic acquirer, and another was Party B, a financial sponsor acquirer.

On October 10, 2016, Ms. Mayer had a telephone conversation with Mr. Nersesian in which Ms. Mayer advised him that Ixia had engaged Deutsche Bank as its financial advisor to assist the Ixia board in evaluating Keysight’s proposal. Ms. Mayer also advised Mr. Nersesian that Keysight would need to materially increase its proposed price for Keysight’s proposal to be considered by the Ixia board, and that Ixia was prepared to enter into a non-disclosure agreement (an “NDA”) with Keysight and permit Keysight to engage in due diligence so that it would have further information on which to base a revised proposal, should it wish to do so. In that call, Mr. Nersesian did not commit to making a revised proposal, entering into an NDA, or conducting due diligence or further negotiations.

On October 13, 2016, the Chief Executive Officer of Party A contacted one of Ixia’s directors and asked for contact information for Mr. Ginsberg. Party A’s Chief Executive Officer then attempted to contact Mr. Ginsberg telephonically and via a text message, and left messages for Mr. Ginsberg. Also on October 13, 2016, a member of the Board of Directors of Party A contacted a representative of Deutsche Bank by email, stating that he understood that Ixia was engaging in a sale process and that Deutsche Bank was running the process, and asking to have a conversation. Based on instructions from Ixia management, the representative of Deutsche Bank did not respond to that email.

On October 14, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present. Ms. Mayer and Mr. Ginsberg reported the contacts from Party A. The Ixia board and Ixia’s advisors discussed the contacts and the appropriate response. Deutsche Bank reviewed certain information regarding Party A and its financial ability to consummate a transaction. The Ixia board affirmed that it had not determined to sell Ixia and Ixia was not engaged in a sale process at that time. The Ixia board authorized Mr. Ginsberg to respond to the messages from Party A’s Chief Executive Officer and advise the individual that Ixia was not seeking a sale, but that should this change Ixia would contact Party A and ask it to participate in any future process. The Ixia board and representatives of Deutsche Bank also discussed the ongoing work of Deutsche Bank, with the assistance of Ixia management, to prepare a preliminary financial analysis relating to Ixia.

Later in the day on October 14, 2016, Mr. Ginsberg contacted Party A’s Chief Executive Officer to relay the messages as instructed by the Ixia board.

On October 21, 2016, the Ixia board held a telephonic meeting, with representatives from Bryan Cave present. Representatives from Bryan Cave made a presentation and led a discussion regarding the Ixia board’s fiduciary duties in the context of its receipt of an unsolicited proposal. The Ixia board reviewed the ongoing work by Ixia management with Deutsche Bank to enable Deutsche Bank to prepare a preliminary financial analysis of Ixia based on confidential company information and management forecasts. The Ixia board also discussed further the timing of contact with other potential bidders and the selection of those potential bidders. The Ixia board determined to wait until there had been further substantive contact with Keysight before determining whether to contact other potential bidders.

On October 31, 2016, the Ixia board held a telephonic meeting, with Ixia management and representatives from Deutsche Bank and Bryan Cave present. During the meeting, representatives of Deutsche Bank reviewed with the Ixia board a preliminary financial analysis of Ixia, based on publicly available information. The Ixia board reviewed and discussed with Ixia management ongoing efforts by Ixia management to develop a forward-looking multi-year financial model that would serve as the basis for an updated financial analysis of Ixia by Deutsche Bank. The Ixia board and Ixia’s advisors also discussed possible further communications with Keysight and possible outreach to other potential bidders, with the goal of contacting credible and viable potential bidders while maintaining confidentiality.

On November 1, 2016, Ixia issued its earnings release reporting its financial results for its third quarter ended September 30, 2016. Later that day, Ixia hosted a conference call regarding its earnings report.

On November 4, 2016, the Ixia board held a telephonic meeting, with Bryan Cave representatives present. Ixia management presented to the Ixia board a preliminary multi-year financial plan for the Ixia board’s consideration. After review and discussion of the Ixia management presentation and Deutsche Bank’s financial analysis, which had been based on publicly available information and reviewed at the October 31, 2016 board meeting, the Ixia board instructed Ixia management to provide the preliminary financial plan to Deutsche Bank for its use in completing an updated financial analysis of Ixia. The Ixia board also discussed the scope of any process that Ixia might undertake to further evaluate the proposal from Keysight and to determine market interest. The Ixia board again balanced the negative consequences from a public sale process against the possible benefits and the fact that the Ixia board had not determined to seek a sale of Ixia. The Ixia board again concluded that no third parties should be contacted until there was a further substantive discussion with Keysight, and that any process should be targeted to viable and credible parties with a likely interest in engaging in a transaction and should be kept confidential.

On November 7, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present. During the meeting, representatives of Deutsche Bank reviewed with the Ixia board an updated financial analysis based on Ixia management’s three-year financial plan for 2017, 2018, and 2019 as well as estimates for 2020 and 2021 calculated by Deutsche Bank based on guidance provided by Ixia’s management and approved for Deutsche Bank’s use by the Ixia board. The Ixia board and Ixia’s advisors discussed the updated analysis and various potential strategic alternatives that might be available to Ixia. The Ixia board also discussed a meeting that, prior to the time Deutsche Bank had been engaged by Ixia, had been scheduled to take place on November 8, 2016 between representatives from Deutsche Bank and Mr. Nersesian, Neil Dougherty, Chief Financial Officer of Keysight, and Jeff Henderson, Vice President, Corporate Development, of Keysight, and agreed upon a script for the meeting. The Ixia board and advisors discussed appropriate next steps, confirmed preliminary approval of a list of 11 potential bidders (including Party A, two other strategic parties, and eight financial sponsor parties, including Party B) to be contacted should Keysight express an interest in further negotiations, and discussed and agreed upon a script for Deutsche Bank in making any such contacts.

On November 8, 2016, representatives from Deutsche Bank and Mr. Nersesian participated in a telephone conference in which representatives from Deutsche Bank advised Mr. Nersesian that the price in Keysight’s unsolicited proposal was insufficient and that Ixia would not be making a counter-offer. Representatives from Deutsche Bank further informed Mr. Nersesian that Ixia remained interested in discussing a business combination if the parties executed an NDA to enable Keysight to materially improve its proposal. Representatives from Deutsche Bank also informed Mr. Nersesian that Ixia had received other unsolicited interest regarding a potential transaction. Mr. Nersesian expressed interest in moving forward with negotiations, entering into an NDA, and conducting due diligence.

On November 9, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present. Representatives from Deutsche Bank reported on their conversation with Mr. Nersesian the previous day and his indication of interest in moving forward with an NDA and due diligence and the possibility of an improved proposal. The Ixia board instructed representatives from Deutsche Bank to contact Keysight’s financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), to arrange for the negotiation and execution of an NDA and to arrange for due diligence. The Ixia board also reviewed the list of other potential bidders and authorized Deutsche Bank to contact the 11 other previously approved parties to gauge their interest in a potential transaction. The Ixia board confirmed that it had not affirmatively determined to sell Ixia at this time but was engaged in a process of evaluating the non-binding proposal from Keysight and exploring the viability of strategic alternatives to that proposal.

On November 9 and November 10, 2016, representatives from Deutsche Bank approached eight potential financial sponsor acquirers, including Party B, and three potential strategic acquirers, including Party A, to gauge potential interest in exploring a strategic transaction with Ixia.

On November 11, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present. Representatives of Deutsche Bank reported on their contacts with the initial 11 identified potential bidders and Keysight and reviewed the feedback from such bidders to date. They reported that Party A had indicated that it wanted to team with one of the potential financial sponsor acquirers previously approved by the Ixia board, which teaming the Ixia board approved shortly thereafter to enable Party A to maximize the price it would be able to pay.

During the period from November 16 to November 29, 2016, Ixia entered into NDAs with a total of seven potential bidders, including Keysight, Party A, and the potential financial sponsor acquirer that had teamed with Party A, and Party B, all of which contained standstill provisions. Each standstill provision permitted the potential bidder to communicate exclusively with the Ixia board with respect to a transaction involving Ixia or to seek a waiver of such standstill provisions. The other five parties contacted by Deutsche Bank expressed no interest in pursuing a transaction. The parties that entered into NDAs included five potential financial sponsor acquirers and two potential strategic acquirers, including Keysight and Party A. During the period from November 17 through November 30, 2016, the seven potential bidders who had executed NDAs participated in meetings with Ixia management, which were also attended by representatives of Deutsche Bank.

On November 18, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present. During the meeting, Ms. Mayer and representatives of Deutsche Bank reported on the status of the due diligence process, communications with potential bidders, and a possible timeline for a potential sale process. The Ixia board directed Deutsche Bank to add an additional strategic party to the list of potential bidders and to contact such additional party. However, this additional party did not express any interest in a transaction with Ixia.

Following the Ixia management presentation meetings, three of the potential bidders who had executed NDAs and participated in the Ixia management meetings indicated that they were not interested in moving forward in the process.

On November 30, 2016, Deutsche Bank distributed process letters to Keysight, Party A, Party B, and three other potential bidders, in which the potential bidders were advised to submit, by December 13, 2016, preliminary proposals for the acquisition of Ixia.

On December 1, 2016, the Ixia board held an in-person meeting at Ixia’s offices, with representatives from Deutsche Bank and Bryan Cave present, at which representatives of Deutsche Bank provided to the Ixia board an update on the status of the process and summary of conversations to date with potential bidders. Representatives from Bryan Cave delivered a presentation and led a discussion regarding the Ixia board’s fiduciary duties in the context of a potential sale of the Company and various customary terms of a merger agreement and related agreements should a transaction take place. Also on December 1, 2016, a representative of Deutsche Bank received an inquiry from another potential financial sponsor acquirer inquiring about whether Ixia had undertaken a sale process but which subsequently determined it did not have a strong interest in a potential transaction.

On December 2, 2016, representatives from Ixia and Deutsche Bank received communications advising Ixia and Deutsche Bank that a reporter at Reuters had been contacting various persons regarding a rumor that Ixia was engaged in a sale process. The reporter also contacted Ixia and Deutsche Bank. Neither Ixia nor Deutsche Bank responded to the reporter, and Ixia did not provide any comment for inclusion in the article. Ixia engaged communication consultants to provide advice and expertise regarding any responses to inquiries that might arise by reason of any news reports. On December 2, 2016, Reuters published a news article stating that Ixia was “exploring a potential sale.”

Immediately prior to and during the period following the publication of the report on December 2, 2016, Ixia or Deutsche Bank was contacted by seven additional parties, including Party C, with requests to participate in any potential sale process, all of whom were potential financial sponsor acquirers. The Ixia board, Ixia management, and representatives from Deutsche Bank and Bryan Cave reviewed the inquiries, discussed appropriate responses, and determined that Deutsche Bank should contact two of the parties, including Party C, and invite them to execute NDAs and consider proposing a transaction. The remaining five potential financial sponsor acquirers who had made inquiries at or after the Reuters report were not invited to participate based on assessments of their financial condition, actual interest in pursuing a transaction, ability to pursue and complete a transaction on a timely basis, and the need to maintain confidentiality to protect Ixia. On December 6 and December 13, 2016, Ixia entered into NDAs with Party C and the other additional potential bidder, each containing standstill provisions. Each standstill provision permitted the potential bidder to communicate exclusively with the Ixia board with respect to a transaction involving Ixia or to seek a waiver of such standstill provisions.

On December 7, 2016, Deutsche Bank delivered a process letter to Party C requesting a preliminary proposal by December 13, 2016. The other party who had been invited to participate had a meeting with Ixia management on December 14, 2016, after execution of an NDA. Deutsche Bank delivered a process letter to such party requesting a proposal by December 15, 2016. The party did not make a proposal and elected not to move forward.

On December 9, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present, at which representatives of Deutsche Bank reported to the Ixia board on the status of the process and reviewed certain market and financial information.

On December 13, 2016, Ixia received preliminary proposals from four potential bidders: Keysight, Party A, Party B, and Party C. The bid from Keysight was $17.00 per share, payable in cash and Keysight stock; the bid from Party A was a range of $16.50 to $17.00 per share, also in cash and Party A stock; the bid from Party B was a range of $16.00 to $16.50 per share, all cash; and the bid from Party C was $18.00 per share, all cash. The bid from Party A was accompanied by a “highly confident” letter from a financing source regarding any financing that might be required.

On December 14, 2016, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present, at which they reviewed the four bid proposals. Representatives of Deutsche Bank presented a summary of the four proposals, and the Ixia board engaged in a discussion with Ixia’s advisors regarding the proposals and next steps. The Ixia board also discussed whether to admit any additional parties into the sale process, but determined not to do so based on the potential additional parties’ financial ability to engage in a strategic transaction, likelihood of having an interest in pursuing a strategic transaction, and ability to close. Following the meeting, Deutsche Bank informed Goldman Sachs that Ixia had received a higher all-cash offer from another bidder.

During the period from December 15, 2016 through January 24, 2017, Deutsche Bank coordinated additional due diligence meetings with Ixia management and representatives of Keysight, Party A, Party B, and Party C. During the period from December 20 to December 22, 2016, Ixia made available to Keysight, Party A, Party B, and Party C access to a virtual data room to enable them to engage in further detailed due diligence. Additional items were posted to the virtual data room thereafter through January 28, 2017.

On January 4, 2017, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present, at which representatives of Bryan Cave reviewed with the Ixia board the form of merger agreement proposed to be made available to bidders for review and comment as part of the bid process. After discussion, the Ixia board approved the form and instructed Bryan Cave to post it in the virtual data room. Representatives of Deutsche Bank reviewed, and the Ixia board discussed, the status of the process and the terms of a process letter to be sent to the four bidders.

On January 5, 2017, Deutsche Bank distributed process letters to Keysight, Party A, Party B, and Party C, indicating that final bids, along with a mark-up of the merger agreement and evidence of availability of financing, were due on January 24, 2017. On January 6, 2017, a draft merger agreement prepared by Bryan Cave was uploaded to the virtual data room.

On January 11, 2017, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present, at which representatives of Deutsche Bank and Ixia management reported to the Ixia board the process to date and the status and extent of the due diligence activities of the four bidders. Following the meeting, Keysight was again informed that Ixia preferred an all-cash transaction.

Between January 11 and January 24, 2017, Ixia management, with assistance from representatives of Deutsche Bank, participated in several telephonic and in-person meetings with representatives of Keysight, Party A, Party B, and Party C to provide additional due diligence information.

On January 24, 2017, each of Keysight, Party A, Party B, and Party C submitted final offers. The offer letters from Keysight and Party A included as part of their bid package a mark-up to the draft merger agreement that had been posted in the virtual data room. Party B and Party C did not submit mark-ups of the draft merger agreement. The bid from Keysight was $17.55 per share, composed of cash and Keysight stock; the bid from Party A was $18.50 per share, all cash; the bid from Party B was $16.50 per share, all cash; and the bid from Party C was $16.25 per share, all cash. The bid package from Keysight also contained a form of commitment letter for financing necessary to consummate the transaction and a form of voting agreement proposed to be entered into with certain significant Ixia shareholders. The bid package from Party A also included drafts of commitment letters from debt financing sources, a negotiated form of investment agreement for convertible debt to be purchased by the financial sponsor who had participated in the process alongside Party A, and a form of voting agreement proposed to be entered into with certain Ixia shareholders. Keysight and Party A each indicated that its bid was subject only to confirmatory due diligence and completion of definitive documentation.

On January 26, 2017, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present, at which the Ixia board reviewed the bid proposals received from each of Keysight, Party A, Party B, and Party C. The Ixia board and representatives of Deutsche Bank discussed the financial aspects of the proposals, including the proposal from Keysight to provide for consideration in the form of Keysight stock and cash. Representatives from Bryan Cave presented to the Ixia board a legal analysis of the significant issues raised in the mark-ups of the draft merger agreement and forms of voting agreements provided by Keysight and Party A, the significant differences between the two merger agreement mark-ups received, and certain legal issues to be addressed in connection with any signing and closing of a transaction. The Ixia board instructed Bryan Cave to send a revised draft of the merger agreement to Party A’s outside legal counsel and to negotiate the merger agreement and ancillary documents. The Ixia board also instructed Bryan Cave to prepare and send to Keysight’s outside legal counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), a list of significant legal issues for discussion regarding Keysight’s mark-up of the draft merger agreement and form of voting agreement, and to begin negotiations regarding these issues. The Ixia board determined not to pursue negotiations with Party B or Party C at that time, based, among other factors, on price offered. At the meeting, the Ixia board also instructed Ms. Mayer to contact Mr. Nersesian to advise him that the Company received an all-cash offer from another bidder at a price that was materially higher than what Keysight offered, and to suggest that Keysight would need to significantly increase its bid and propose an all-cash transaction to remain competitive. Following the meeting, Ms. Mayer contacted Mr. Nersesian by phone and communicated to him as instructed by the Ixia board. On that call, Mr. Nersesian expressed continued interest in pursuing the transaction. Later on the same day, Mr. Nersesian contacted Ms. Mayer by phone and indicated that Keysight anticipated holding a meeting of its board of directors on January 28, 2017, and that he anticipated Keysight making an all-cash offer at a price that was higher than their prior bid following such board meeting.

On January 26, 2017, following the Ixia board meeting, Bryan Cave sent an issues list to Cleary Gottlieb, and on January 27, 2017, representatives of Bryan Cave and Cleary Gottlieb reviewed and discussed the issues identified in the list and certain other issues arising out of the mark-up of the draft merger agreement and the form of voting agreement submitted by Keysight.

In its proposal letter, Party A indicated a desire to sign and announce a transaction on or before January 31, 2017. Over the course of January 27 and 28, 2017, Party A and Ixia agreed on the desirability of signing and announcing a transaction before the market opened on January 30, 2017, and established this as a goal. Early in the morning of January 27, 2017, Bryan Cave sent a revised draft of the merger agreement to outside legal counsel to Party A, and over the course of January 27 and January 28, 2017, negotiated with outside legal counsel to Party A the merger agreement, voting agreement, commitment letter, and investment agreement.

On January 27, 2017, at Keysight’s request, representatives of Deutsche Bank and Ixia management, on a conference call with representatives of Keysight, reviewed recent financial results of Ixia. Also on January 27 and January 28, 2017, Ixia management and representatives of Deutsche Bank continued to arrange for Ixia management meetings to provide Keysight and Party A with additional due diligence information.

On January 28, 2017, Keysight submitted to Ixia and Deutsche Bank a revised bid of $19.65 per share, all cash. The proposal letter was accompanied by a commitment letter for the financing required to consummate the transaction and revised drafts of the merger agreement and voting agreement. Following receipt of the revised bid from Keysight, on January 28, 2017, the Ixia board held a telephonic meeting, with representatives from Deutsche Bank and Bryan Cave present. Representatives from Bryan Cave reviewed with the Ixia board, and the Ixia board discussed, its fiduciary duties in the context of a potential sale of Ixia. The Ixia board reviewed the proposal from Keysight and instructed Bryan Cave to prepare and send a revised draft of the merger agreement to Cleary Gottlieb and to negotiate the merger agreement, voting agreement, and commitment letter. The Ixia board also instructed representatives of Deutsche Bank to contact the Chief Executive Officer of Party A to advise him that an all-cash bid materially higher than that of Party A had been received, and to invite Party A to increase its bid if it wanted to move forward in the process. The Ixia board also reaffirmed its desire to sign and announce a transaction before the market opened on January 30, 2017, and asked Deutsche Bank to confirm with Goldman Sachs the ability of Keysight to meet this target.

Next on January 28, 2017, representatives from Deutsche Bank contacted the Chief Executive Officer of Party A and indicated the need for Party A to improve its proposal materially to be competitive. The Chief Executive Officer of Party A advised that it was unlikely that Party A would be able to increase its bid.

Also on January 28, 2017, Deutsche Bank contacted Goldman Sachs to confirm that Keysight could meet the goal of signing and announcing a transaction before the market opened on January 30, 2017. Goldman Sachs confirmed that Keysight could meet this goal, and representatives of Deutsche Bank advised Goldman Sachs that Ixia would be moving forward with Keysight at that time.

On January 27 and January 28, 2017, Bryan Cave reviewed the proposed voting agreements from Keysight and Party A with legal counsel to the respective shareholders.

On January 28, 2017, Bryan Cave submitted revised drafts of the merger agreement and voting agreement to Cleary Gottlieb, and representatives from Bryan Cave and Deutsche Bank thereafter engaged in ongoing negotiations with Cleary Gottlieb and Goldman Sachs, respectively, through January 29, 2017 with respect to the drafts of the merger agreement, voting agreement, and commitment letter.

During the evening of January 29, 2017, the Ixia board held a telephonic meeting, with representatives from Bryan Cave and Deutsche Bank present. A detailed summary regarding the final terms of the merger agreement, the bridge commitment letter, and the voting agreements were distributed to the Ixia board in advance of the meeting. Representatives from Bryan Cave reported to the Ixia board that substantial progress had been made in negotiations with Keysight and Cleary Gottlieb and that all material issues had been resolved, but that transaction documents were not yet final. Representatives from Bryan Cave then reviewed the Ixia board’s fiduciary duties in connection with the potential sale of Ixia. Representatives of Deutsche Bank then reviewed and discussed with the Ixia board certain financial analysis with respect to the consideration of $19.65 per share of Ixia common stock and rendered an oral opinion to the Ixia board, confirmed by delivery of a written opinion, dated January 30, 2017, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations, qualifications, and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $19.65 in cash per share of Ixia common stock was fair, from a financial point of view, to the holders of Ixia common stock other than Keysight and its affiliates. Representatives from Bryan Cave then presented a detailed summary regarding the final terms of the merger agreement, the bridge commitment letter, and the voting agreements, and the Ixia board engaged in a discussion with representatives from Bryan Cave and Deutsche Bank regarding these terms. The Ixia board considered various reasons to approve and recommend the merger agreement, the merger, and the other transactions contemplated by the merger agreement for approval by Ixia shareholders, including certain countervailing factors, all as described below under the heading “—Recommendation of the Ixia Board; Reasons for the Merger.” After discussions with Ixia’s financial and legal advisors, and in light of the reasons considered, the Ixia board unanimously: (i) determined that it is in the best interests of Ixia and its shareholders to enter into, and approved, declared advisable, and resolved to recommend the merger agreement (subject to the resolution of certain minor contractual provisions), (ii) approved the execution, delivery, and performance by Ixia of the merger agreement and related agreements and the consummation of the transactions contemplated thereby, including the merger, and (iii) upon the terms and subject to the conditions set forth in the merger agreement, resolved to recommend that Ixia’s shareholders vote in favor of the merger agreement and the principal terms of the merger.

During the night of January 29, 2017 and on January 30, 2017, Bryan Cave and Cleary Gottlieb continued to discuss the merger agreement and resolved the final unresolved provisions of the merger agreement to the satisfaction of their respective clients.

On January 30, 2017, Keysight delivered a copy of an executed financing commitment letter to Ixia, and Keysight and Ixia executed the merger agreement and voting agreements. At 6:45 a.m., Eastern time, on January 30, 2017, the parties issued a joint press release announcing the transaction.

On February 1, 2017, Keysight Acquisition, Inc., a California corporation and a wholly owned subsidiary of Keysight was incorporated. On February 2, 2017, Keysight Acquisition Inc., Keysight and Ixia entered into a joinder, pursuant to which Keysight Acquisition Inc. agreed to be bound by the merger agreement and will be the Keysight subsidiary which will merge with and into Ixia.

On February 3, 2017, representatives of Keysight contacted representatives of an affiliate of Deutsche Bank to request that such Deutsche Bank affiliate consent to an amendment to Keysight’s revolving credit facility which would not result in an increase in such affiliate’s commitment thereunder. Deutsche Bank’s outside legal counsel advised Bryan Cave regarding this request on February 7, 2017, and asked Bryan Cave to confirm whether or not Ixia would consent to the Deutsche Bank affiliate’s participation in Keysight’s amended revolving credit facility. After the Ixia board was polled, such consent was provided on February 9, 2017.

Recommendation of the Ixia Board; Reasons for the Merger

Recommendation of the Ixia Board

The Ixia board has unanimously determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, Ixia and its shareholders, and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement.

Accordingly, upon the terms and subject to the conditions of the merger agreement, the Ixia board unanimously recommends that our shareholders vote “FOR” the Merger Proposal.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement and, subject to the terms and conditions of the merger agreement, to recommend that Ixia’s shareholders approve the Merger Proposal, the Ixia board, with the assistance of Ixia’s management and advisors, considered other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the process described above, no other potential acquirer offered an alternative as favorable to Ixia’s shareholders as the merger with Keysight.

The Ixia board considered a number of positive factors in its deliberations, including the following (not in any relative order of importance):

•	The merger consideration consists solely of cash, providing immediate liquidity and certainty of value to Ixia’s shareholders, which the Ixia board believed was compelling compared to the long-term value creation potential of Ixia’s business taking into account the risks of remaining independent and pursuing Ixia’s current business and financial plans.
•	The merger consideration represents a premium of (i) approximately 45% to Ixia’s unaffected closing stock price on December 1, 2016, the last trading day prior to media reports that Ixia was considering strategic alternatives, (ii) approximately 38% to Ixia’s unaffected 52-week high closing stock price for the period ended December 1, 2016, and (iii) approximately 8% over the closing price of Ixia common stock on January 27, 2017, the last completed trading day prior to the announcement that it entered into the merger agreement.
•	The Ixia board believes that the merger consideration represents full and fair value for the shares of Ixia common stock, taking into account the auction process that Ixia followed prior to signing the merger agreement and the Ixia board’s familiarity with Ixia’s business strategy, assets, and prospects, and the relative certainty of the consideration in cash as compared to uncertainty of realizing any forecasted financial results.
•	The Ixia board believes that the merger consideration represents the highest consideration that Keysight was willing to pay and the highest per share value reasonably obtainable for Ixia’s shareholders, in each case, as of the date of the merger agreement, which belief was based on a number of factors, including the fact that this price represented a significant increase from the $16.00 price initially proposed by Keysight.
•	The merger is subject to the approval of Ixia shareholders, and the shareholders are free to reject the merger.
•	The network test and monitoring and network security industries and target markets in which Ixia competes are intensely competitive.
•	There are trends toward consolidation within Ixia’s industries, scale is important in a competitive market environment, and thus there are major challenges to growth as a smaller independent publicly traded company.
•	There are general risks and market conditions that could affect the price of the Ixia common stock.
•	There are advantages of entering into the merger agreement in comparison with the risks of remaining independent, based on consideration by the Ixia board of Ixia’s current business and financial plans in the short- and long-term, including Ixia’s ability to grow organically and through acquisitions, the risks inherent in Ixia’s industry, the economy and capital markets as a whole, and the various additional risks and uncertainties that are listed in Item 1A of Part I of Ixia’s most recent annual report on Form 10-K filed with the SEC on February 29, 2016.
•	Deutsche Bank’s financial analysis with respect to the consideration of $19.65 per share of Ixia common stock and the oral opinion of Deutsche Bank to the Ixia board, which was to be subsequently confirmed by delivery of a written opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations, qualifications, and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $19.65 in cash per share of Ixia common stock was fair, from a financial point of view, to the holders of Ixia common stock (other than Keysight and its affiliates), as more fully described below under the section entitled “The Merger—Opinion of Ixia’s Financial Advisor” beginning on page 40 of this proxy statement.
•	The likelihood that the merger will be consummated based on, among other things, the limited number of conditions to the merger, the absence of a financing condition, Keysight’s representation that it will have sufficient funds available to pay the aggregate merger consideration and all fees and expenses payable by Keysight and Merger Sub and consummate the merger, the Ixia board’s and Ixia management’s assessment, after discussion with Deutsche Bank, that Keysight has the financial capability to complete the merger, the relative likelihood of obtaining required regulatory approvals, and the remedies available under the merger agreement to Ixia in the event of various breaches by Keysight.

•	The nature of the representations, warranties, and covenants of Ixia in the merger agreement.
•	The ability to consider and respond to acquisition proposals, under certain circumstances specified in the merger agreement, and after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, subject to payment of a termination fee of approximately $59.7 million.
•	The fact that the terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing will not be satisfied and also provide reasonable flexibility to operate Ixia’s business during the pendency of the merger.
•	The fact that under certain circumstances if Ixia terminates the merger agreement due to Keysight’s failure to complete the merger, Ixia is entitled to receive a termination fee from Keysight of $500 million.
•	The availability of dissenters’ rights for shareholders who properly exercise such statutory rights.
•	The fact that the shareholders who are parties to the voting agreements are not bound by them if Ixia terminates the merger agreement in accordance with its terms, allowing such shareholders to vote in favor of an alternative transaction, if any, that may be entered into by Ixia.

The Ixia board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement, including the following (not in any relative order of importance):

•	Ixia will no longer exist as an independent company, and Ixia shareholders will no longer participate in any future growth it may have or any potential future increase in its value.
•	Ixia is obligated to pay to Keysight a termination fee of approximately $59.7 million if the merger agreement is terminated under certain circumstances, including if Ixia terminates the merger agreement to enter into the definitive agreement with respect to a superior proposal.
•	There can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is approved by Ixia’s shareholders. If the merger is not completed, (i) Ixia will have incurred significant risk and transaction costs, including the possibility of disruption to Ixia’s operations, diversion of management and employee attention, employee attrition, and a potentially negative effect on Ixia’s business and customer relationships, (ii) the trading price of shares of Ixia common stock could be adversely affected, and (iii) the market’s perceptions of Ixia’s prospects could be adversely affected.
•	Certain terms of the merger agreement prohibit Ixia and its representatives from soliciting third-party bids and from accepting, approving, or recommending third-party bids except in limited circumstances, which could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to the shareholders.
•	Ixia’s management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, which could adversely affect Ixia’s business.
•	Public announcement of the transaction could have an adverse effect on Ixia’s operations, stock price, and employees and its ability to attract and retain key management and sales personnel while the merger is pending, as could a possible suit, action, or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement.
•	The operations of Ixia will be restricted by interim operating covenants during the period between signing the merger agreement and the closing of the merger, which could effectively limit Ixia’s ability to respond to changing market and business conditions in a timely manner or at all.

•	There is a risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger.
•	The merger will be a taxable transaction to Ixia shareholders that are U.S. holders (as defined in “—Material U.S. Federal Income Tax Consequences” beginning on page 54 of this proxy statement) for U.S. federal income tax purposes and, therefore, such shareholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the receipt of cash in the merger.

The Ixia board also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition to, those of our other shareholders. See “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 49 of this proxy statement.

After taking into account all of the factors set forth above, as well as others, the Ixia board unanimously agreed that the benefits of the merger outweighed the drawbacks and risks and determined that the merger is fair to, and in the best interests of, Ixia and its shareholders and approved and declared advisable the merger agreement, the merger, and the other transactions contemplated thereby and recommended that our shareholders vote to approve the merger agreement and the principal terms of the merger at the special meeting.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Ixia board in its consideration of the merger, but is merely a summary of the material positive factors and negative factors and risks considered by the Ixia board in that regard. In view of the number and variety of factors and the amount of information considered, the Ixia board did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Ixia board did not undertake to make any specific determination as to whether any one particular factor, or any aspect of any one particular factor, caused the Ixia board to reach its ultimate determination, and individual members of the Ixia board may have given different weights to different factors. The Ixia board made its recommendation based on the totality of information presented to, and the evaluation conducted by, the Ixia board.

Opinion of Ixia’s Financial Advisor

At the January 29, 2017 meeting of the Ixia board, Deutsche Bank, financial advisor to Ixia, rendered its oral opinion to the Ixia board, confirmed by delivery of a written opinion dated January 30, 2017 to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations, qualifications, and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $19.65 in cash per share of Ixia common stock was fair, from a financial point of view, to the holders of Ixia common stock (other than Keysight and its affiliates). The full text of Deutsche Bank’s written opinion, dated January 30, 2017, which sets forth the assumptions made, procedures followed, matters considered, and limitations, qualifications, and conditions on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference (the “opinion”). The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Ixia board in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the consideration of $19.65 in cash per share, from a financial point of view, to the holders of Ixia common stock (other than Keysight and its affiliates) as of the date of the opinion. The opinion did not address any other terms of the merger, the merger agreement, or any other agreement entered into or to be entered into in connection with the merger. The Ixia board did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors, or other constituencies of Ixia, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Ixia to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Ixia common stock should vote with respect to the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of Ixia, or any class of such persons, in connection with the merger, whether relative to the consideration of $19.65 in cash per share or otherwise.

No limitations were imposed by the Ixia board upon Deutsche Bank with respect to the investigations made or procedures followed by it in rendering its opinion. In connection with its role as financial advisor to Ixia in connection with the merger, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Ixia and certain internal analyses, financial forecasts, and other information relating to Ixia prepared by management of Ixia, including the Ixia management projections summarized under “—Certain Ixia Unaudited Prospective Financial Information” beginning on page 47 of this proxy statement. Deutsche Bank also held discussions with certain senior officers of Ixia regarding the businesses and prospects of Ixia. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Ixia common stock;
•	compared certain financial and stock market information for Ixia with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;
•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;
•	reviewed the merger agreement; and
•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Ixia, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Ixia board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain, or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative, or off-balance-sheet assets or liabilities), of Ixia, Keysight, or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Ixia, Keysight, or any of their respective subsidiaries (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency, or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Ixia board that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ixia as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Ixia board, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification, or amendment of any term, condition, or agreement that would be material to Deutsche Bank’s analysis. Deutsche Bank also assumed, with the knowledge and permission of the Ixia board, that all material governmental, regulatory, or other approvals and consents required in connection with the consummation of the merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory, or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax, or accounting expert and has relied on the assessments made by Ixia and its other advisors with respect to such issues.

Ixia selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation, and experience in mergers and acquisitions. Pursuant to an engagement letter between Ixia and Deutsche Bank, dated October 10, 2016, Ixia has agreed to pay Deutsche

Bank a fee estimated to be approximately $23.5 million for its services as financial advisor to Ixia in connection with the merger, of which $750,000 became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised the Ixia board that it was unable to render its opinion), and the remainder of which is contingent upon consummation of the merger. In addition, subject to the terms of the engagement letter, if the merger is not consummated, Ixia has agreed to pay Deutsche Bank a percentage of any payment to which it is entitled under the merger agreement in connection with the termination thereof. Ixia has also agreed to reimburse Deutsche Bank for the fees, expenses, and disbursements of its counsel and Deutsche Bank’s travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of its engagement by Ixia, in each case on the terms set forth in its engagement letter. Ixia has also agreed to indemnify Deutsche Bank and its affiliates against certain liabilities in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit), or other financial services to Keysight or its affiliates for which they have received, and in the future may receive, compensation, including acting as a lender under Keysight’s credit agreement since September 2014 (which credit agreement was extended following the announcement of the merger). The DB Group has received approximately €250,000 in fees from Keysight with respect to such services since January 1, 2014. The DB Group has not received fees from Ixia with respect to any investment banking, transaction banking, and corporate banking unrelated to the merger since January 1, 2014. The DB Group may also provide investment and commercial banking services to Keysight, Ixia, or their respective affiliates in the future, for which Deutsche Bank expects the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Keysight, Ixia, and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments, and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Ixia board at its meeting held on January 29, 2017, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 27, 2017, and is not necessarily indicative of current market conditions.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things, (i) total enterprise value (“TEV”), calculated as equity value plus, if applicable, minority interest plus net debt, (ii) earnings before interest, taxes, depreciation and amortization adjusted to exclude the impact of certain non-cash and non-recurring items such as stock based compensation expense, amortization of acquisition-related intangible assets, restructuring costs, expenses related to acquisitions and certain other items (“Adjusted EBITDA”), and (iii) diluted earnings per share adjusted to exclude the impact of certain non-cash and non-recurring items such as stock based compensation expense, amortization of acquisition-related intangible assets, restructuring costs, expenses related to acquisitions, and the associated income tax effects, and certain other non-cash items (“Adjusted EPS”). For additional information regarding the financial data provided by management of Ixia underlying these calculations, please see “—Certain Ixia Unaudited Prospective Financial Information” beginning on page 47 of this proxy statement.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Ixia with corresponding financial information and valuation measurements for the following publicly traded companies in the testing and measurement (“T&M”) and enterprise networking industries:

T&M Companies	Enterprise Companies

Keysight	Arista Networks, Inc.
Teradyne, Inc.	Fortinet, Inc.
National Instruments Corporation	Gigamon Inc.
NetScout Systems, Inc.
Viavi Solutions Inc.
Spirent Communications plc

Although none of the above selected companies is directly comparable to Ixia, for the purpose of selecting the companies for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, Ixia’s operational capabilities and financial profile compared with those of the selected companies, the competitive landscape in which Ixia and the selected companies operate, and Ixia’s product offerings and those of the selected companies. Accordingly, the analysis of selected publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock or common equity of each of the selected companies on January 27, 2017, information contained in the most recent public filings of the selected companies, and analyst consensus estimates of Adjusted EBITDA and Adjusted EPS for calendar years 2016 and 2017 for each of the selected companies, Deutsche Bank calculated the following multiples with respect to each of the selected companies:

•	TEV as a multiple of calendar years 2016 and 2017 estimated Adjusted EBITDA; and
•	Price as a multiple of calendar years 2016 and 2017 estimated Adjusted EPS.

Deutsche Bank also calculated the same multiples for Ixia based upon Ixia management estimates of calendar year 2016 and 2017 Adjusted EBITDA and Adjusted EPS.

The results of this analysis are summarized as follows:

	TEV/ Adjusted EBITDA		Price/ Adjusted EPS
	2016E	2017E	2016E	2017E
Selected Companies
T&M Companies
High	18.1x	15.7x	30.5x	24.9x
Median	10.3x	10.3x	21.6x	18.6x
Low	9.7x	8.5x	15.2x	14.8x
Enterprise Companies
High	22.6x	17.7x	51.2x	40.5x
Median	19.4x	16.7x	30.6x	27.4x
Low	14.0x	11.2x	26.4x	22.6x

Ixia	16.7x	14.1x	30.3x	26.2x

Based in part upon the multiples of the selected companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated the following ranges of implied values per share of Ixia common stock on a fully diluted basis:

•	approximately $12.57 to $14.69 per share of Ixia common stock by applying multiples of TEV to estimated calendar year 2016 Adjusted EBITDA of 10.0x to 12.0x to Ixia management estimates of calendar year 2016 Adjusted EBITDA;
•	approximately $13.24 to $16.38 per share of Ixia common stock by applying multiples of TEV to estimated calendar year 2017 Adjusted EBITDA of 9.0x to 11.5x to Ixia management estimates of calendar year 2017 Adjusted EBITDA;
•	approximately $11.67 to $16.21 per share of Ixia common stock by applying multiples of 18.0x to 25.0x to Ixia management estimates of Adjusted EPS for calendar year 2016; and
•	approximately $11.99 to $18.74 per share of Ixia common stock by applying multiples of 16.0x to 25.0x to Ixia management estimates of Adjusted EPS for calendar year 2017.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following eight selected transactions involving enterprise communications companies announced since January 1, 2011 in which the target company had a three-year revenue compound annual growth rate of less than 10% (the “selected transactions”). Deutsche Bank noted that Ixia’s historical three-year revenue compound annual growth rate was approximately 1%.

Date Announced	Target	Acquirer
June 12, 2016	Blue Coat, Inc.	Symantec Corporation
June 17, 2015	Anite plc	Keysight
December 15, 2014	Riverbed Technology, Inc.	Thoma Bravo and Ontario Teachers’ Pension Plan
October 13, 2014	Danaher Corporation Communications Business	NetScout Systems, Inc.
September 2, 2014	Compuware	Thoma Bravo
May 20, 2014	Aeroflex Holding Corp.	Cobham plc
May 20, 2013	Websense, Inc.	Vista Equity
December 9, 2011	Blue Coat Systems, Inc.	Thoma Bravo and Ontario Teachers’ Pension Plan

Although none of the selected transactions is directly comparable to the merger, the companies that participated in the selected transactions were selected by Deutsche Bank based upon its professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature and are such that, for purposes of analysis, the selected transactions may be considered similar to the merger.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the targets’ TEV to:

•	last 12 months (“LTM”) Adjusted EBITDA;
•	estimated Adjusted EBITDA for the next 12 months (“NTM”) following the announcement of the transaction;
•	LTM revenue; and
•	estimated NTM revenue.

Deutsche Bank also calculated the same multiples for the merger based upon Ixia management estimates of calendar year 2016 and 2017 Adjusted EBITDA and revenue.

The results of this analysis are summarized as follows:

Selected Transactions	TEV/LTM Adjusted EBITDA	TEV/NTM Adjusted EBITDA	TEV/LTM Revenue	TEV/NTM Revenue
High	20.9x	17.2x	6.2x	5.3x
Median	12.0x	10.7x	3.0x	2.6x
Mean	13.8x	11.7x	3.2x	3.0x
Low	11.0x	9.8x	2.0x	1.9x

Ixia common stock at $19.65 per share	16.7x	14.1x	3.3x	3.0x

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated the ranges of estimated implied values per share of Ixia common stock by applying the following multiples of:

•	11.0x to 15.0x to estimated calendar year 2016 Adjusted EBITDA provided by management of Ixia, resulting in a range of implied values of approximately $13.63 to $17.88 per share of Ixia common stock;
•	10.0x to 14.0x to estimated calendar year 2017 Adjusted EBITDA provided by management of Ixia, resulting in a range of implied values of approximately $14.50 to $19.52 per share of Ixia common stock;
•	2.6x to 3.3x to estimated calendar year 2016 revenue provided by management of Ixia, resulting in a range of implied values of approximately $15.88 to $19.64 per share of Ixia common stock; and
•	2.3x to 3.0x to estimated calendar year 2017 revenue provided by management of Ixia, resulting in a range of implied values of approximately $15.35 to $19.44 per share of Ixia common stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Ixia using financial forecasts and other information and data provided by Ixia’s management to calculate a range of implied net present values per share of Ixia common stock as of January 27, 2017. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 10.0% to 12.0% to (i) estimates of after-tax unlevered free cash flows for calendar years December 31, 2017 through December 31, 2021 that were calculated by Deutsche Bank based on information contained in Ixia management forecasts and assumptions approved for use by Ixia management (see “—Certain Ixia Unaudited Prospective Financial Information” beginning on page 47 of this proxy statement), using the mid-year convention and (ii) estimated terminal values using a range of perpetuity growth rates of 2.5% to 3.5%. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA, less (b) stock based compensation, less (c) taxes, less (d) capital expenditures, less (e) change in working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics for Ixia and the selected companies described above under “—Selected Companies Analysis.” This analysis resulted in a range of implied present values of Ixia common stock as of January 27, 2017 of approximately $14.42 to $19.79 per share.

Other Information

Deutsche Bank also noted for the Ixia board certain additional factors that were not considered part of its financial analysis with respect to its opinion but were referenced for informational purposes.

Specifically, Deutsche Bank reviewed the historical trading performance of Ixia common stock over various periods, including the 52-week and three-year periods ended December 1, 2016, which was the last trading day prior to publication of reports that Ixia was exploring a potential sale transaction. The 52-week and three-year periods ending December 1, 2016 indicated low to high closing stock prices for Ixia common stock of approximately $8.71 to $14.20 per share and $8.54 to $15.76 per share, respectively. Deutsche Bank noted that the consideration of $19.65 in cash per share represented a premium of approximately 45% to the unaffected closing price of $13.55 per share of Ixia common stock on December 1, 2016 and a premium of approximately 38% to the 52-week unaffected high closing price per share of Ixia common stock of $14.20 on November 22, 2016.

Deutsche Bank also reviewed publicly available one-year forward Wall Street research analysts’ stock price targets for shares of Ixia common stock published before December 2, 2016, which, on an undiscounted basis, ranged from $11.00 to $16.00 per share and, on a discounted basis (discounted one year using an 11% cost of equity), ranged from approximately $9.91 to $14.41 per share.

In addition, Deutsche Bank reviewed the premiums paid in 123 selected U.S. transactions and 36 selected U.S. technology transactions of such 123 transactions announced since January 1, 2011 (excluding cancelled, hostile, merger-of-equals, real estate, and financial transactions), with transaction values ranging from approximately $1.0 billion to $2.0 billion, based on closing stock prices of the target companies involved in such transactions one day, and on the high closing stock prices of such target companies during the 52-week period, prior to public announcement of the relevant transaction. Negative premiums for the one-day and premiums above 200% premiums for the one-day and 52-week periods observed were considered not meaningful. The overall implied 25th percentile to 75th percentile premiums for such one-day and 52-week periods observed for these transactions ranged from (i) for the selected U.S. transactions, approximately 19% to 45% (with a median of 31%) and negative 4% to 19% (with a median of 9%), respectively, and (ii) for the selected U.S. technology transactions, approximately 20% to 43% (with a median of 31%) and negative 3% to 18% (with a median of 9%), respectively.

Based in part upon the premiums of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Ixia common stock by applying:

•	premiums of 20% to 45% to the $13.55 closing price per share of Ixia common stock on December 1, 2016, resulting in a range of implied values of approximately $16.26 to $19.65 per share of Ixia common stock; and
•	premiums of negative 5% to 20% to the $14.20 52-week high closing price per share of Ixia common stock as of December 1, 2016, resulting in a range of implied values of approximately $13.49 to $17.04 per share of Ixia common stock.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Ixia or the merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Ixia board as to the fairness of the consideration of $19.65 in cash per share, from a financial point of view, to the holders of Ixia common stock (other than Keysight and its affiliates) as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Ixia with, numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Deutsche Bank or Ixia. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past, or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Ixia or its respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger, including the merger consideration, were determined through arm’s-length negotiations between Ixia and Keysight and were approved by the Ixia board. Although Deutsche Bank provided advice to the Ixia board during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Ixia board.

Deutsche Bank did not recommend any specific consideration to Ixia or the Ixia board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Ixia board were among a number of factors taken into consideration by the Ixia board in making its determination to approve the merger agreement and the transactions contemplated thereunder.

Certain Ixia Unaudited Prospective Financial Information

In connection with the merger, Ixia management prepared certain financial analyses and forecasts (the “Ixia forecasts”) for internal use and provided them to the Ixia board, for the purposes of considering, analyzing, and evaluating Ixia’s strategic and financial alternatives, including the merger. The Ixia forecasts were also provided to Deutsche Bank in connection with performing its financial analysis in connection with rendering its opinion to the Ixia board, and to Keysight to evaluate a potential acquisition of Ixia.

Except for limited quarterly guidance, Ixia does not as a matter of course make public projections as to future revenue, earnings, or other results due, among other reasons, to the inherent difficulty in accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Ixia management prepared the limited unaudited prospective financial information set forth in the table below, to provide Ixia’s shareholders with access to certain nonpublic information that was made available to the Ixia board, Deutsche Bank, and Keysight for purposes of considering and evaluating the merger. Such prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Ixia's management, was prepared on a reasonable basis, reflecting the best available estimates and judgments, and presented, to the best of Ixia management's knowledge and belief, the expected course of action and the expected future financial performance of Ixia at the time of their preparation. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by Ixia management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” on page 18 of this proxy statement could cause the Ixia forecasts and/or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Ixia or that actual results will not differ materially from those presented in the prospective financial information.

Ixia does not generally publish its business plans and strategies or, except for limited quarterly guidance, make external disclosures of its anticipated financial position or results of operations. Accordingly, Ixia does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18 of this proxy statement for a description of various factors that could materially affect the Company's financial condition, results of operations, business, prospects, and securities.

The inclusion of the Ixia forecasts should not be regarded as an indication that the Ixia board, Ixia, Deutsche Bank, Keysight, or any other recipient of this information considered, or now considers, such information to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied upon as such.

The Ixia forecasts and the underlying assumptions upon which the Ixia forecasts were based are subjective in many respects and subject to multiple interpretations and revisions based on actual experience and business developments. The Ixia forecasts reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market, and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond Ixia’s control. As a result, there can be no assurance that the Ixia forecasts will be realized or that actual results will not be significantly higher or lower than projected. Because the Ixia forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The Ixia forecasts do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Ixia forecasts will be achieved. As a result, the inclusion of the Ixia forecasts in this proxy statement does not constitute an admission or representation by Ixia or any other person that the information is material. The summary of the Ixia forecasts is not provided to influence Ixia shareholders’ decisions regarding whether to vote for the Merger Proposal.

The Ixia forecasts were not prepared with a view toward compliance with United States generally accepted accounting principles (“GAAP”) or published guidelines of the SEC regarding projections or forward-looking statements; provided, however, that the revenue forecast was prepared in a manner consistent with GAAP.

In light of the foregoing factors and the uncertainties inherent in the Ixia forecasts, Ixia’s shareholders are cautioned not to place undue, if any, reliance on the information presented in the summary of the Ixia forecasts that follows.

Ixia forecasts

	Fiscal Year Ending December 31,
	2016	2017	2018	2019
	(in millions, except per share data)
Revenue	$484	$526	$563	$604
Adjusted EBITDA(1)	$96	$113	$131	$152
Adjusted EPS(2)	$0.65	$0.75	$0.87	$1.01
(1)	Adjusted EBITDA is a non-GAAP financial measure calculated as earnings before interest, taxes, depreciation and amortization adjusted to exclude the impact of certain non-cash and non-recurring items such as stock based compensation expense, amortization of acquisition-related intangible assets, restructuring costs, expenses related to acquisitions and certain other items.
(2)	Adjusted EPS is a non-GAAP financial measure calculated as diluted earnings per share adjusted to exclude the impact of certain non-cash and non-recurring items such as stock based compensation expense, amortization of acquisition-related intangible assets, restructuring costs, expenses related to acquisitions, and the associated income tax effects and certain other non-cash income tax items.

As part of its discounted cash flow analysis, Deutsche Bank calculated after-tax unlevered free cash flow based upon financial information provided by Ixia management for the fiscal years ending December 31, 2016, 2017, 2018, and 2019 (the “initial period”). Deutsche Bank calculated after-tax unlevered free cash flow as (a) Adjusted EBITDA, less (b) stock based compensation, less, (c) taxes, less (d) capital expenditures, less (e) change in working capital. Working capital was calculated as current assets plus certain other assets minus current liabilities minus certain other liabilities (including deferred revenue), excluding cash and cash equivalents, income taxes payable, the current portion of long-term debt, and discontinued operations. After-tax unlevered free cash flow for the years ended December 31, 2016, 2017, 2018, and 2019 were calculated as $54 million, $68 million, $79 million, and $95 million, respectively. Deutsche Bank calculated after-tax unlevered free cash flow for the fiscal years ended December 31, 2020 and 2021 as $105 million and $120 million, respectively, based upon information contained in Ixia management’s forecasts for the initial period and assumptions approved for use by Ixia, which amounts were approved for Deutsche Bank’s use by Ixia.

The Ixia forecasts do not take into account the possible financial impact and other effects of the merger on Ixia and do not attempt to predict or suggest future results following the consummation of the merger. The Ixia forecasts do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved following the consummation of the merger, the effect on Ixia of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger. Further, the Ixia forecasts do not take into account the effect on Ixia of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Ixia forecasts were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Ixia forecasts. No one has made or makes any representation to any shareholder regarding the information included in the Ixia forecasts. Ixia urges all Ixia shareholders to review Ixia’s most recent SEC filings for a description of its reported financial results.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Ixia board that the shareholders vote to approve the merger, shareholders should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Interests of the directors and executive officers are or may be different from or in addition to the interests of the shareholders for the following reasons, among others: potential employment of our executive officers following the merger with Keysight, with the surviving corporation, or with one of their respective affiliates; the treatment pursuant to the merger agreement of outstanding Ixia stock options and Ixia RSUs held by them; potential change in control severance compensation and benefits payable to them under our officer severance plans; and their rights under the merger agreement to ongoing indemnification and insurance coverage. The members of the Ixia board were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the merger and the merger agreement, and in recommending to the shareholders that the merger be approved.

Possible New Employment Arrangements

As of the date of this proxy statement, it is expected that certain of our executive officers may, prior to or upon completion of the merger, enter into new employment arrangements with Keysight, with the surviving corporation, or with one of their respective affiliates. As of the date of this proxy statement, however, none of our executive officers has agreed upon the terms of, or entered into, any such employment arrangement.

Treatment of Ixia Equity Awards

Ixia Stock Options. Each Ixia stock option, whether vested or unvested, that is outstanding immediately prior to the effective time will, at the effective time, automatically become fully vested (to the extent not then vested) and be cancelled in consideration for the right to receive, following the effective time, a cash payment equal to the product of (a) the total number of shares of Ixia common stock subject to such cancelled Ixia stock option immediately prior to the effective time and (b) the excess, if any, of (1) the merger consideration of $19.65 per share over (2) the exercise price per share of such cancelled Ixia stock option, without interest and as reduced by the amount of any tax withholding required by law. Each Ixia stock option with respect to which, immediately prior to the effective time, the exercise price per share subject thereto is equal to or greater than $19.65 will be cancelled at the effective time in exchange for no consideration.

Ixia Restricted Stock Unit Awards. At the effective time, each Ixia RSU will automatically become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto equal to the product of (a) the total number of shares of Ixia common stock subject to such Ixia RSU immediately prior to the effective time and (b) the merger consideration of $19.65 per share, without interest and as reduced by the amount of any tax withholding required by law. If immediately prior to the effective time, an Ixia RSU remains subject to a performance-based vesting condition, such Ixia PRSU will, at such time and in accordance with the terms thereof, become earned at the target performance level, and such Ixia PRSU will, at the effective time, become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto that is the same as the cash payment described in the preceding sentence for other Ixia RSUs that are cancelled at the effective time.

Ixia, as the surviving corporation in the merger, will cause the option payments and the RSU payments to be paid, less any required tax withholdings, as promptly as practicable following the effective time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the effective time) through its payroll systems.

Quantification of Outstanding Equity Awards

Ixia Stock Options. The following table sets forth, for each of our executive officers and directors, as of March 10, 2017 and assuming that the merger is completed on March 10, 2017: (a) the total number of shares of Ixia common stock subject to vested Ixia stock options, (b) the aggregate value of such vested Ixia stock options, based on the merger consideration and without taking into consideration any required tax withholding, (c) the total number of shares of Ixia common stock subject to unvested Ixia stock options that become fully vested at the effective time, (d) the aggregate value of such unvested Ixia stock options, based on the merger consideration and without taking into consideration any tax withholding required by law, and (e) the total amount of consideration to be paid to such individuals with respect to their Ixia stock options in connection with the merger, without taking into consideration any tax withholding required by law. The numbers and amounts in the table do not reflect any exercises or grants of Ixia stock options that may occur between March 10, 2017 and the actual closing date of the merger. The numbers also do not include shares that our executive officers may acquire after March 10, 2017 under the Ixia 2010 Employee Stock Purchase Plan, as amended, and do not reflect Ixia stock options with an exercise price greater than $19.65 per share, which options will be cancelled at the effective time without the payment of any consideration therefor.

	Vested Stock Options (#)	Value of Vested Stock Options ($)(1)	Unvested Stock Options (#)	Value of Unvested Stock Options ($)(1)	Total Value ($)
Executive Officers
Bethany Mayer	514,841	5,143,227	597,659	5,629,773	10,773,000
Brent T. Novak	103,125	920,700	166,875	1,432,100	2,352,800
Errol Ginsberg	642,561	4,401,404	273,439	2,492,316	6,893,720
Alexander J. Pepe	286,196	2,413,618	144,691	1,283,796	3,697,414
Dennis J. Cox	278,061	1,622,648	155,939	1,343,422	2,966,070
Marie Hattar	54,375	261,938	115,625	643,063	905,000
Patricia Key	3,125	23,781	46,875	356,719	380,500
Matthew S. Alexander	29,843	246,689	72,657	600,386	847,075
Walker H. Colston, II	130,948	737,514	71,252	613,458	1,350,972
Christopher L. Williams	180,155	1,044,188	77,345	685,002	1,729,190

Non-Employee Directors
Laurent Asscher	72,250	500,568	3,750	35,063	535,630
Ilan Daskal	26,250	166,688	3,750	35,063	201,750
Jonathan Fram	72,250	500,568	3,750	35,063	535,630
Gail Hamilton	64,750	440,193	3,750	35,063	475,255
(1)	Calculated by multiplying (a) the total number of shares of Ixia common stock subject to the Ixia stock option by (b) the excess of the merger consideration of $19.65 per share over the exercise price of the option.

Ixia RSUs. The following table sets forth, for each of our executive officers and directors, as of March 10, 2017 and assuming an effective time for the merger on March 10, 2017: (a) the total number of shares of Ixia common stock subject to Ixia RSUs (other than Ixia RSUs subject to performance-based vesting conditions), (b) the aggregate value of such RSUs, based on the merger consideration and without taking into consideration any tax withholding required by law, (c) the total number of shares of Ixia common stock subject to Ixia RSUs that are subject to performance-based vesting conditions and will become earned at target performance levels immediately prior to the effective time, (d) the aggregate value of such RSUs that will become earned at the target performance level immediately prior to the effective time, based on the merger consideration and without taking into consideration any tax withholding required by law, and (e) the total amount of consideration to be paid to such individuals with respect to their Ixia RSUs in connection with the merger, without taking into consideration any tax withholding required by law. The numbers and amounts do not reflect any vesting or grants of Ixia RSUs that may occur between March 10, 2017 and the actual closing date of the merger.

	RSUs (#)	Value of RSUs ($)(1)	Performance- Based RSUs (#)(2)	Performance- Based RSUs ($)(1)	Total Value ($)
Executive Officers
Bethany Mayer	48,600	954,990	82,400	1,619,160	2,574,150
Brent T. Novak	23,767	467,022	38,200	750,630	1,217,652
Errol Ginsberg	31,950	627,818	45,100	886,215	1,514,033
Alexander J. Pepe	18,075	355,174	29,500	579,675	934,849
Dennis J. Cox	31,950	627,818	24,300	477,495	1,105,313
Patricia Key	20,095	394,867	—	—	394,867
Marie Hattar	12,000	235,800	17,300	339,945	575,745
Matthew S. Alexander	20,888	410,449	20,800	408,720	819,169
Walker H. Colston, II	9,750	191,588	17,300	339,945	531,533
Christopher L. Williams	11,100	218,115	14,700	288,855	506,970

Non-Employee Directors
Laurent Asscher	2,428	47,710	—	—	47,710
Ilan Daskal	2,428	47,710	—	—	47,710
Jonathan Fram	2,428	47,710	—	—	47,710
Gail Hamilton	2,428	47,710	—	—	47,710
(1)	Calculated by multiplying the number of shares subject to the Ixia RSU by the merger consideration of $19.65 per share.
(2)	Reflects, for RSU awards subject to performance-based vesting conditions immediately prior to the assumed effective time, the target number of RSUs that will become earned and subject to vesting if the Company achieves 100% of its target performance objective.

Change in Control Severance Compensation and Benefits

Ixia currently has two officer severance plans. In 2000, we adopted the original Ixia Officer Severance Plan, which, as amended, is referred to in this proxy statement as the “2000 severance plan.” In 2009, we effectively created a second officer severance plan by amending and restating the original Ixia Officer Severance Plan in the form of the “Ixia Officer Severance Plan (As Amended and Restated effective January 1, 2009),” which plan, as amended, was further amended and restated in February 2016 in the form of the “Ixia Officer Severance Plan (As Amended and Restated effective February 12, 2016).” That plan, as amended, is referred to in this proxy statement as our “2009 severance plan.” The 2009 severance plan currently applies to all of our executive officers other than Mr. Ginsberg, who in January 2009 made an irrevocable election to remain as an eligible officer under the 2000 severance plan.

Under the applicable severance plan, each of our executive officers is eligible to receive cash severance compensation and benefits if his or her employment terminates under certain conditions in connection with a change in control of the Company, such as the proposed merger.

In connection with the merger, an executive officer will be eligible to receive severance compensation and benefits if, upon or within two years following the change in control, he or she (a) is terminated by the surviving corporation or the acquiror without “cause” (as defined in the applicable severance plan) or (b) elects to terminate his or her employment for “good reason” (as defined in the applicable severance plan).

The 2000 severance plan and the 2009 severance plan both define “cause” to include, among other things, conduct amounting to gross incompetence, refusal or failure to perform material, appropriate duties, or to follow important policies, certain unlawful acts, and material breaches of nondisclosure agreements and confidentiality obligations. The 2000 severance plan defines “good reason” to include, among other things, a reduction in annual base salary, a reduction in or discontinuation of certain benefits, a requirement that the officer be based for six months or more at a location more than 30 miles from the officer’s principal place of employment prior to the change in control, the assignment to the officer of duties significantly inconsistent with the officer’s position prior to the change in control, or a significantly adverse change in the nature or status of the officer’s responsibilities or conditions of employment from those in effect prior to the change in control. The 2009 severance plan generally defines “good reason” to include, among other things, a material diminution in compensation or in the officer’s authority, duties, or responsibilities, a material change in the geographic location at which the officer must perform services, or any action or inaction constituting a material breach of the 2009 severance plan or any agreement under which the officer provides services to the Company.

Severance benefits under both of our severance plans include cash severance compensation as well as continuation, at the Company’s expense, of health care insurance for a period of 18 months following termination of employment.

Under the 2000 severance plan, in the event of a qualifying termination of employment in connection with the merger, Mr. Ginsberg will be entitled to receive cash severance compensation equal to 300% of his highest “annual compensation.” The 2000 severance plan defines “annual compensation” as the sum of the officer’s annual base salary rate for a calendar year plus the bonus earned for the immediately preceding calendar year.

Under the 2009 severance plan, in the event of a qualifying termination of employment in connection with the merger, each executive officer other than Mr. Ginsberg will be entitled to receive cash severance equal to a percentage (200% in the case of Ms. Mayer and 125% in the case of other executive officers) of his or her most recent annual compensation, which is defined as the sum of the officer’s highest regular rate of base salary during the calendar year in which termination occurs and his or her target bonus for that year (or for the prior calendar year if his or her target bonus has not yet been approved for the year during which termination occurs).

The table under “__Golden Parachute Compensation” below sets forth the amounts of the cash severance payments and the estimated values of the health care coverage benefit that each of Ms. Mayer and Messrs. Novak, Ginsberg, Pepe, and Cox would receive under the applicable severance plan if he or she were to experience a qualifying termination of employment on an assumed closing date for the merger of March 10, 2017. If our other executive officers were to become entitled to such severance compensation and benefits in connection with the merger, the amounts of the cash severance compensation that, subject to the terms and conditions of the applicable plan, they would receive would be as follows: Mr. Alexander - $660,000, Mr. Colston - $600,000, Ms. Hattar - $700,000, Ms. Key - $831,250, and Mr. Williams - $580,000.

Each of our severance plans contains a “280G best net after-tax” provision. Under that provision, if, in connection with a change in control of the Company an eligible officer becomes entitled to receive severance compensation and benefits and the amount of such severance compensation and benefits would require that the officer pay an excise tax under Sections 280G and 4999 of the Code, the officer will receive either (1) the full severance compensation and benefits to which he or she is entitled under the applicable severance plan, subject to his or her payment of the excise tax, or (2) if greater, the full amount of such severance compensation and benefits as reduced by the minimum amount necessary to ensure that the excise tax will not apply.

As a condition of receiving severance benefits under either severance plan, an executive officer is required to sign a severance agreement that includes, among other provisions, a release of certain claims he or she may have against Ixia and post-termination non-solicitation and non-disparagement provisions. Under both severance plans, cash severance compensation is typically paid out in 12 equal installments over approximately 13 months following the termination of an officer’s employment.

Golden Parachute Compensation

As required by Item 402(t) of Regulation S-K, the following table sets forth, for our named executive officers, compensation that is based on or otherwise relates to the merger and that may (in the case of “double trigger” arrangements) or will (in the case of “single trigger” arrangements) become payable to or realized by such individuals. For purposes of this proxy statement, our “named executive officers” are those individuals who will be identified as named executive officers either in Ixia’s proxy statement for its 2017 annual meeting of shareholders or in an amendment on Form 10-K/A to Ixia’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016.

Specifically, in the event the merger occurs, the compensation that may or will be paid to or realized by our named executive officers will consist of:

•	cash severance and continuation of healthcare coverage that, under the terms of our officer severance plans, the officers may be entitled to receive in connection with the merger upon a qualifying termination of employment; and
•	cash compensation that the officers will be entitled to receive following the effective time as a result of the accelerated vesting, in accordance with the terms of the merger agreement, of Ixia stock options and Ixia RSUs that are outstanding at the effective time.

The table assumes that: (a) the merger consideration is $19.65 per share, (b) March 10, 2017 is the date of the closing of the merger, (c) at the effective time, the officer experiences a qualifying termination of employment that entitles him or her to change in control severance compensation and benefits under the terms of our applicable officer severance plan, and (d) the officer does not receive a reduction in severance compensation and benefits as a result of the potential imposition of an excise tax under Sections 280G and 4999 of the Code as described above under “__Change in Control Severance Compensation and Benefits.”

Please note that the amounts set forth in the table are subject to a non-binding, advisory vote of our shareholders, as described in the section entitled “Proposal 3- Golden Parachute Compensation Proposal” beginning on page 27 of this proxy statement.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Bethany Mayer	2,760,000	8,203,923	34,739	10,998,662
Brent T. Novak	850,000	2,649,752	34,739	3,534,491
Errol Ginsberg	2,944,650	4,006,349	34,739	6,985,738
Alexander J. Pepe	807,500	2,218,645	34,386	3,060,531
Dennis J. Cox	807,500	2,448,735	34,739	3,290,974
Hans-Peter Klaey(4)	—	—	—	—
(1)	Double Trigger Cash Severance Compensation. Represents cash severance compensation that will become payable to an officer under, and subject to the terms and conditions of, our applicable severance plan only if (a) the merger occurs and (b) the officer’s employment terminates under certain qualifying circumstances as set forth in such plan and as described under “__Change in Control Severance Compensation and Benefits” above. The following table sets forth, for each of our named executive officers for whom cash severance compensation is disclosed in this column, the calculation of such cash severance compensation:
Name	Base Salary Component ($)(a)	Bonus Component ($)(b)	Annual Compensation (Base Salary plus Bonus Components) ($)	Severance Multiplier	Total ($)
Bethany Mayer	690,000	690,000	1,380,000	200%	2,760,000
Brent T. Novak	400,000	280,000	680,000	125%	850,000
Errol Ginsberg	490,000	491,550	981,550	300%	2,944,650
Alexander J. Pepe	380,000	266,000	646,000	125%	807,500
Dennis J. Cox	380,000	266,000	646,000	125%	807,500
(a)	For each of Ms. Mayer and Messrs. Novak, Pepe, and Cox, who participate in our 2009 severance plan, represents the officer’s annual base salary rate as of March 10, 2017. For Mr. Ginsberg, who participates in our 2000 severance plan, represents the salary component, which is Mr. Ginsberg’s annual base salary rate for 2016, of Mr. Ginsberg’s “highest annual compensation” as determined in accordance with the 2000 severance plan. See “__Change in Control Severance Compensation and Benefits” above.
(b)	For each of Ms. Mayer and Messrs. Novak, Pepe, and Cox, represents the officer’s target bonus for 2016. For Mr. Ginsberg, represents the bonus component, which is the bonus paid to Mr. Ginsberg for 2015, of Mr. Ginsberg’s “highest annual compensation” as determined in accordance with the 2000 severance plan. See “__Change in Control Severance Compensation and Benefits” above.
(2)	Single Trigger Equity Award Acceleration. Represents the aggregate amount of the payments that the named executive officer will receive for (a) Ixia stock options that, in accordance with the terms of the merger agreement, become fully vested immediately prior to the effective time and are cancelled at the effective time in consideration for cash option payments and (b) Ixia RSUs, including, at target levels, RSUs that are subject to performance-based vesting conditions immediately prior to the assumed effective time, that, in accordance with the terms of the merger agreement, are cancelled at the effective time in consideration for cash RSU payments. See “__Quantification of Outstanding Equity Awards” above. Such payments will be made pursuant to the terms of the merger agreement and will be made regardless of whether an officer’s employment terminates in connection with the merger.

(3)	Double Trigger COBRA Benefit. Represents the estimated value of the continuation of health care insurance coverage for a period of 18 months, that the executive officer will be entitled to receive under, and subject to the terms and conditions of, our applicable severance plan only if (1) the merger occurs and (2) the officer’s employment terminates under certain qualifying circumstances as set forth in such plan. See “__Change in Control Severance Compensation and Benefits” above.
(4)	The Company’s former Senior Vice President, Global Sales, Hans-Peter Klaey, is a named executive officer whose employment with the Company terminated effective August 31, 2016. As a result of such termination, Mr. Klaey is not entitled to receive compensation that is based on or otherwise related to the merger and that is required to be disclosed in the table.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Ixia’s directors and executive officers will be entitled to certain ongoing indemnification from the surviving corporation after the effective time, as well as indemnification and coverage under directors’ and officers’ liability insurance policies. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance” beginning on page 71 of this proxy statement.

Delisting and Deregistration of Shares of Ixia Common Stock

If the merger is completed, Ixia common stock will no longer be listed on NASDAQ, we will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Ixia common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder, and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. No ruling has been requested from the Internal Revenue Service (the “IRS”) in connection with the merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the merger.

This discussion assumes that holders of Ixia common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Ixia common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Ixia common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships, or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities, or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold Ixia common stock as part of a hedge, straddle, constructive sale, or conversion transaction, and holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift, or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to dissenting shareholders or holders of Ixia common stock who acquired their shares through stock option, restricted stock unit, or stock purchase plan programs or in other compensatory arrangements.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Ixia common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ixia common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships that hold Ixia common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

All shareholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local, or foreign income, and other tax laws) of the receipt of cash in exchange for shares of Ixia common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Ixia common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Ixia common stock that is not a U.S. holder.

U.S. Holders

The merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares cancelled and converted into cash pursuant to the merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Ixia common stock at different times or different prices, such U.S. holder must determine such holder’s tax basis, holding period, and gain or loss, including whether any gain is long-term capital gain, separately with respect to each block of Ixia common stock.

Additional Tax on Net Investment Income

Certain U.S. holders are subject to an additional 3.8% tax on certain net investment income earned by individuals and certain estates and trusts, including any gain recognized in connection with the merger. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases). Certain estates and trusts that are U.S. holders also may be subject to this tax on gain recognized as a result of the merger that is taxable to the estate or trust and not its beneficiaries. In the case of an estate or trust subject to the tax on net investment income, the threshold at which the estate or trust becomes subject to taxation is substantially lower (currently, $12,500) than in the case of an individual.

Non-U.S. Holders

Any gain realized on the receipt of cash in exchange for Ixia common stock pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the merger and certain other requirements are met; or
•	the non-U.S. holder owned (directly, indirectly, or constructively) more than 5% of the outstanding shares of Ixia common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of the outstanding shares of Ixia common stock. The Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides his, hers, or its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO IXIA SHAREHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN, AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the DOJ, and all applicable waiting periods have expired or been terminated. Ixia and Keysight filed their respective notification and report forms pursuant to the HSR Act with the DOJ and the FTC on February 15, 2017, and each requested “early termination” of the waiting period. Early termination of the waiting period was granted on February 27, 2017.

At any time before the effective time, the FTC, the DOJ, state attorneys general, or private parties can file suit under the antitrust laws seeking to enjoin consummation of the merger. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Other Jurisdictions

Additionally, under the merger agreement, the merger cannot be completed until any approval or clearance required under the antitrust laws of Germany, Israel, and Russia has been obtained. The parties made the required pre-merger filings with the applicable governmental authorities in Germany and Israel.

There can be no assurance that Ixia and Keysight will be able to obtain all required regulatory clearances and approvals.

Dissenters’ Rights

Holders of shares of Ixia common stock who vote their shares of Ixia common stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to the holders of shares of Ixia common stock at the effective time, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL and is qualified in its entirety by reference to Sections 1300 through 1313 of the CGCL, the full text of which is attached to this proxy statement as Annex D and incorporated herein by reference. Annex D should be reviewed carefully by any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect may result in the loss of dissenters’ rights.

Summary of California Dissenters’ Rights

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of shares of Ixia common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of Ixia common stock that are held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow all of the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF SHARES OF IXIA COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, MAY RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the CGCL, shares of Ixia common stock must satisfy each of the following requirements to qualify as dissenting shares:

•	such shares of Ixia common stock must have been outstanding on March 13, 2017, the record date of the special meeting to approve the Merger Proposal;
•	such shares of Ixia common stock must have been voted “AGAINST” the Merger Proposal;
•	the holder of such shares of Ixia common stock must make a written demand (as described below) which demand is received by us or our transfer agent no later than on the date of the special meeting, that we purchase such shares of Ixia common stock at the fair market value (as defined below);
•	the holder of such shares of Ixia common stock must submit to us or our transfer agent, (A) if the shares are certificated securities, the certificate(s) representing such shares for endorsement (as described below), or (B) if the shares are uncertificated securities, written notice of the number of shares which the holder demands that Ixia purchase (as described below); and
•	the holder of such shares of Ixia common stock must comply with all other requirements set forth in Chapter 13 of the CGCL.

If you desire to exercise dissenting shareholder rights and to receive the fair market value of your shares of Ixia common stock instead of the merger consideration, your shares must be voted “AGAINST” the Merger

Proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the Merger Proposal, your shares of Ixia common stock will be voted in favor of the Merger Proposal and you will lose any dissenting shareholder rights. A vote “AGAINST” the Merger Proposal does not and will not, in and of itself, constitute a written demand for dissenting shareholder rights within the meaning of Chapter 13 of the CGCL.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require us to purchase their dissenting shares for cash at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the merger (which occurred on the morning of January 30, 2017), excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split, or stock dividend that becomes effective thereafter (“fair market value”). Shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger is not an opinion as to, and does not in any way address, fair market value for purposes of Chapter 13 of the CGCL.

By no later than the date of the special meeting to approve the Merger Proposal, Ixia or its transfer agent must have received from any dissenting shareholder written demand that we purchase such shareholder’s dissenting shares at their fair market value, which written demand will:

•	state the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that we purchase; and
•	include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price).

The demand and statement should be delivered to Ixia or our transfer agent. If submitted to Ixia, the demand and statement are required to be delivered to: Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attention: Matthew S. Alexander, Corporate Secretary.

Within ten days following approval of the Merger Proposal by the Ixia shareholders, we are required to mail a dissenter’s notice to each Ixia shareholder who has made a written demand for dissenters’ rights pursuant to Chapter 13 of the CGCL and who is entitled to dissenting shareholder rights. The dissenter’s notice from the Company must contain the following:

•	a notice of the approval of the Merger Proposal;
•	a statement of the price determined by us to represent the fair market value of dissenting shares (which will constitute an offer by us to purchase such dissenting shares at such stated price, unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);
•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and
•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

Within 30 days after the date on which the notice of the approval of the Merger Proposal by the Ixia shareholders is mailed to dissenting shareholders, a dissenting shareholder must submit to Ixia or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands we purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or be exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that we purchase within 30 days after the date of the mailing of the notice of the approval of the Merger Proposal. If submitted to Ixia, the Ixia certificates or notice are required to be delivered to: Ixia, 26601 West Agoura Road, Calabasas, California, 91302 Attention: Matthew S. Alexander, Corporate Secretary.

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares and/or the dissenting shareholder’s written notice with respect to uncertificated dissenting shares, a dissenting shareholder and we agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the period ending on the later of (i) 30 days after the date of such agreement upon the price for the dissenting shares, or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied. In the case of certificated securities, such payment will be subject to surrender of the certificates representing the dissenting shares. Any agreement fixing the fair market value of any dissenting shares as between Ixia and a dissenting shareholder will be filed with Ixia’s secretary.

If a dissenting shareholder and we disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such shareholder has the right to bring an action in the superior court of the proper California county, within six months after the date on which the notice of the shareholders’ approval of the Merger Proposal is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Ixia common stock held by such shareholder are dissenting shares and/or the fair market value of such shares of Ixia common stock. If both the status of the shares as dissenting shares and the fair market value of such shares are at issue, the court will determine the status of the shares first.

In determining the fair market value of the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or if there is more than one appraiser, a majority of them, will make and file a report with the court. If the appraiser(s) cannot determine the fair market value within ten days of appointment, or within a longer time determined by the court, or the court does not confirm the report of the appraiser(s), then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the proceedings, including reasonable compensation to the appraiser(s) to be fixed by the court, will be allocated between us and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of our shares exceeds the price offered by us in the notice of approval of the Merger Proposal, then we will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by us, then the court may in its discretion impose additional costs on us, including attorneys’ fees, fees of expert witnesses, and interest.

Our shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Ixia common stock determined under Chapter 13 of the CGCL could be more than, the same as, or less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Also, we reserve the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of shares of Ixia common stock is less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Our shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Our shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any Ixia shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, a copy of which is attached as Annex D to this proxy statement, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as dissenting shares, and holders of dissenting shares cease to be entitled to require us to purchase such shares, upon the happening of any of the following:

•	the merger is abandoned;
•	the dissenting shares are transferred before their submission to us for the required endorsement, if they are certificated shares;
•	the dissenting shareholder and we do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither we nor the shareholder files a complaint or intervenes in a pending action within six months after the date on which we mailed the notice that our shareholders have approved the Merger Proposal; or

•	with our consent, the dissenting shareholder withdraws such shareholder’s demand for purchase of the dissenting shares.

Financing of the Merger

Consummation of the merger is not subject to Keysight’s ability to obtain financing. However, Keysight expects to obtain financing for a portion of the consideration for the merger.

Keysight expects to finance the merger and related fees and expenses with a combination of cash on hand, the issuance of new senior notes and/or equity securities, and borrowings under new or existing credit facilities. In the event that the sum of the proceeds of such new senior notes, equity securities, and borrowings under new or existing credit facilities (limited to $170,000,000 in the case of revolving borrowings) is less than $1,684,000,000, the difference will be available under the bridge facility described in more detail below, subject to the satisfaction of customary closing conditions.

On January 30, 2017, Keysight entered into the bridge commitment letter with Goldman Sachs Bank, BNP Paribas, and BNP Paribas Securities Corp. pursuant to which Goldman Sachs Bank and BNP Paribas have each committed to provide, subject to the terms and conditions set forth in the bridge commitment letter, 50% of a 364-day $1,684,000,000 senior unsecured bridge facility. The bridge facility is available to finance the merger and to pay related fees and expenses related thereto to the extent that Keysight does not finance such consideration and fees and expenses through the issuance of new senior notes, equity securities, and borrowings under new or existing credit facilities as described above. Goldman Sachs Bank and BNP Paribas Securities Corp. are the joint lead arrangers and joint bookrunners for the bridge facility, and Goldman Sachs Bank will be the administrative agent thereof.

The bridge financing is conditioned on the execution by Keysight of a definitive bridge loan agreement and related agreements, as well as other customary conditions, including, but not limited to:

•	consummation of the merger substantially contemporaneously with the financing, without any amendment, waiver, or other modification under the merger agreement that is materially adverse to the interests of the lenders under the bridge facility;
•	the absence of the occurrence of a material adverse effect (as defined in the merger agreement) on Ixia from January 30, 2017 through the date of closing of the merger;
•	the repayment in full of all principal, premium, if any, interest, fees, and other amounts due or outstanding under Ixia’s current credit agreement and all other third party indebtedness of Ixia that becomes due or otherwise defaults upon the consummation of the merger;
•	the accuracy of such of the representations and warranties made by or with respect to Ixia in the merger agreement as are material to the interests of the lenders, but only to the extent that Keysight has the right to not consummate the merger or to terminate its obligations or otherwise does not have an obligation to close the merger, in each case, under the merger agreement as a result of an inaccuracy of such representations and warranties in the merger agreement; and
•	the absence of a payment or bankruptcy or insolvency event of default under the definitive documentation for the bridge facility.

If any portion of the bridge financing or other sources of funding becomes unavailable, and such portion is reasonably required to fund the aggregate merger consideration and all fees and expenses payable by Keysight and Merger Sub in connection with the transactions contemplated by the merger agreement, then Keysight and Merger Sub must use their reasonable best efforts to obtain alternative financing in an amount sufficient to pay the aggregate merger consideration and all such fees and expenses.

Litigation Related to the Merger

Two purported class action complaints relating to the merger have been filed in the United States District court for the Central District of California on behalf of putative classes of Ixia’s public shareholders. The first action was filed on February 23, 2017, and is captioned Witmer v. Ixia, et al., Case No. 2:17-cv-01483. The second action was filed on March 8, 2017, and is captioned Krishna v. Ixia, et al., Case No. 2:17-cv-01840. The actions name as defendants Ixia and its directors, as well as Keysight and Merger Sub. The actions assert similar claims relating to Ixia’s disclosures in connection with the merger. Both complaints allege, among other things, that Ixia omitted material information with respect to the proposed merger from the preliminary proxy statement that it filed with the SEC on February 15, 2017, in connection with the proposed merger and that, as a result, (i) Ixia and the members of the Ixia Board violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and (ii) such directors, as well as Keysight and Merger Sub, violated Section 20(a) of the Exchange Act. Plaintiff in the Witmer action seeks an order enjoining the proposed merger or, if the merger is consummated, rescinding the merger or awarding rescissory damages; an order requiring that the directors disseminate a revised proxy statement; and an award of the plaintiff's costs of the action, including reasonable attorneys' and experts' fees. Plaintiff in the Krishna action seeks an order enjoining the proposed merger and awarding the plaintiff her costs of the action, including reasonable attorneys' and experts' fees.

We believe both complaints are without merit.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Ixia or modify or supplement any factual disclosures about Ixia in its public reports filed with the SEC. In particular, the merger agreement and the following summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Ixia. The merger agreement contains representations and warranties made by, and covenants of, Ixia, Keysight, and Merger Sub which were made only for purposes of the merger agreement and as of specified dates. The representations, warranties, and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to shareholders. In addition, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Ixia’s public disclosures. Shareholders have limited third-party beneficiary rights under the merger agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

The Merger; Articles of Incorporation; Bylaws; Directors and Officers

The merger agreement provides that Merger Sub, a wholly owned subsidiary of Keysight formed on February 1, 2017, will be merged with and into Ixia. Ixia will be the surviving corporation of the merger and continue its corporate existence as a wholly owned subsidiary of Keysight. The articles of incorporation and bylaws of Merger Sub that are in effect immediately before the effective time will become the articles of incorporation and bylaws of the surviving corporation, although the articles of incorporation and bylaws will be amended to reflect the name of the surviving corporation as “Ixia.”

On February 2, 2017, Merger Sub, Keysight, and Ixia entered into a joinder, pursuant to which Merger Sub agreed to be bound by the merger agreement and will be the Keysight subsidiary which will merge with and into Ixia.

The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation, and the individuals appointed by Keysight prior to or as of the effective time will be the officers of the surviving corporation.

Effective Time

The closing of the merger will take place at 10:00 a.m., Eastern time, on the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions), or at such place or such other time or date as will be agreed in writing between Ixia and Keysight.

Notwithstanding the foregoing, Keysight and Merger Sub will not be obligated to effect the closing prior to the fifth business day following the day Ixia has provided to Keysight and Merger Sub certain required financial information.

The merger will be effective when Ixia and Merger Sub file an executed agreement of merger and officers’ certificates as required by the CGCL with the Secretary of State of the State of California, as provided by the CGCL, or at such later time as may be agreed by Ixia and Keysight and specified in the agreement of merger.

Merger Consideration

At the effective time, each share of Ixia common stock that is issued and outstanding immediately prior to the effective time (other than shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia, which will be cancelled, and other than dissenting shares) will be converted into the right to receive the merger consideration of $19.65 per share in cash, without interest and less any applicable withholding taxes.

Each share of Merger Sub common stock that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation, and such converted shares will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Ixia Equity Awards

Ixia Stock Options. Each Ixia stock option, whether vested or unvested, that is outstanding immediately prior to the effective time will, at the effective time, automatically become fully vested (to the extent not then vested) and be cancelled in consideration for the right to receive, following the effective time, a cash payment equal to the product of (a) the total number of shares of Ixia common stock subject to such cancelled Ixia stock option immediately prior to the effective time and (b) the excess, if any, of (1) the merger consideration of $19.65 per share over (2) the exercise price per share of such cancelled Ixia stock option, without interest and as reduced by the amount of any tax withholding required by law. Each Ixia stock option with respect to which, immediately prior to the effective time, the exercise price per share subject thereto is equal to or greater than $19.65 will be cancelled at the effective time in exchange for no consideration.

Ixia Restricted Stock Unit Awards. At the effective time, each Ixia RSU will automatically become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto equal to the product of (a) the total number of shares of Ixia common stock subject to such Ixia RSU immediately prior to the effective time and (b) the merger consideration of $19.65 per share, without interest and as reduced by the amount of any tax withholding required by law. If immediately prior to the effective time, an Ixia RSU remains subject to a performance-based vesting condition, such Ixia PRSU will, at such time and in accordance with the terms thereof, become earned at the target performance level, and such Ixia PRSU will, at the effective time, become fully vested and be cancelled in consideration for the right to receive, following the effective time, a cash payment with respect thereto that is the same as the cash payment described in the preceding sentence for other Ixia RSUs that are cancelled at the effective time.

Ixia, as the surviving corporation in the merger, will cause the option payments and the RSU payments to be paid, less any required tax withholdings, as promptly as practicable following the effective time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the effective time) through its payroll systems.

Treatment of Ixia Employee Stock Purchase Plan

Commencing on January 30, 2017, the Ixia ESPP ceased to accept any new participants, and no participant in the Ixia ESPP is permitted to alter his or her contributions after such date (other than to discontinue participation in the Ixia ESPP). No new offering periods may be commenced under the Ixia ESPP after January 30, 2017, and any offering periods in effect as of January 30, 2017 will be terminated effective as of (a) the last day of the current purchase period or (b) if earlier, prior to the effective time, and all amounts then credited to the accounts of participants will be used to purchase shares of Ixia common stock in accordance with the terms of the Ixia ESPP. All accumulated contributions of each participant as of the termination of the Ixia ESPP that are not used to purchase shares of Ixia common stock pursuant to the Ixia ESPP will be returned to the participants, without interest. The Ixia ESPP will terminate as of the effective time.

Payment Procedures

At the closing, Keysight will deposit funds with a paying agent selected by Keysight and reasonably acceptable to Ixia in an amount necessary for the payment of the aggregate merger consideration.

Within three business days after the effective time, the paying agent will mail to each holder of record of certificates representing Ixia common stock immediately prior to the effective time (other than holders who properly exercise (and have not withdrawn or lost) their dissenters’ rights) a letter of transmittal and instructions for surrendering such certificates. Upon surrender of any certificate to the paying agent, together with a properly completed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration in cash for each share of Ixia common stock represented by such certificate, without interest and subject to any applicable withholding taxes.

If any certificate representing Ixia common stock has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, and, if required by Keysight or the paying agent, the posting by such person of a bond in such reasonable and customary amount as Keysight or the paying agent may direct as indemnity against any claim that may be made against it or the surviving corporation, the paying agent will issue in exchange for such lost, stolen, or destroyed certificate the merger consideration for each share of Ixia common stock represented by such lost, stolen, or destroyed certificate, without interest and less any applicable withholding taxes.

Any holder of shares of Ixia common stock in book-entry form is not required to deliver a certificate or an executed letter of transmittal to the paying agent. In lieu thereof, each holder of record of one or more shares of Ixia common stock in book-entry form (other than holders who properly exercise (and have not withdrawn or lost) their dissenters’ rights) will, upon receipt by the paying agent of an “agent’s message” in customary form, be entitled to receive the merger consideration for each such share of Ixia common stock, without interest and less any applicable withholding taxes.

Any cash deposited with the paying agent that remains unclaimed for nine months after the effective time will be delivered to the surviving corporation, and any holders of Ixia common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to the surviving corporation for payment of the merger consideration.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Ixia that are subject, in some cases, to specific exceptions and qualifications contained in the merger agreement, Ixia’s SEC filings, and the matters contained in the disclosure letter delivered by Ixia to Keysight in connection with the merger agreement (the “disclosure letter”). These representations and warranties relate to, among other things:

•	due organization, good standing, and corporate power;
•	authority with respect to the execution and delivery of the merger agreement;
•	absence of conflicts with, or violations of, organizational documents, applicable laws and contracts, and required consents of governmental authorities;
•	capital structure;
•	ownership of subsidiaries;
•	our filings with the SEC, financial statements, and internal controls and procedures;
•	absence of undisclosed liabilities;
•	accuracy and compliance with applicable laws of the information supplied by Ixia contained in this proxy statement;
•	absence of certain developments from December 31, 2015 to the date of the merger agreement;
•	absence of certain litigation;
•	compliance with applicable laws;
•	material contracts;

•	tax matters;
•	labor and employment matters;
•	employee benefits matters;
•	intellectual property;
•	real property;
•	environmental matters;
•	customers and suppliers;
•	insurance;
•	transactions with affiliates;
•	compliance with applicable U.S. and foreign export control laws;
•	inapplicability of state takeover statutes;
•	opinion from financial advisor; and
•	brokers’ fees payable in connection with the merger.

The merger agreement also contains customary representations and warranties made by Keysight that are subject to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Keysight to Ixia under the merger agreement, relate to, among other things:

•	due organization, good standing, and corporate power;
•	authority with respect to the execution and delivery of the merger agreement;
•	absence of conflicts with, or violations of, organizational documents, applicable laws and contracts, and required consents of governmental authorities;
•	ownership and operations of Merger Sub;
•	accuracy of the information supplied by Keysight contained in this proxy statement;
•	absence of certain litigation;
•	financing matters;
•	the absence of Keysight’s ownership of Ixia common stock; and
•	brokers’ fees payable in connection with the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time.

Many of the representations and warranties in the merger agreement made by Ixia are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” with respect to Ixia means any changes, effects, events, occurrences, states of facts, or developments that (a) have had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, or financial condition of Ixia and its subsidiaries, taken as a whole, or (b) would prevent, materially impair or materially delay the performance by Ixia of, or has or would have a material adverse effect on the ability of Ixia to perform, its obligations under the merger agreement, other than, in the cause of the foregoing clause (a), any change, effect, event, occurrence, state of facts, or development to the extent arising from or attributable to:

•	the execution, delivery, announcement, or pendency of the merger agreement or the transactions contemplated by the merger agreement, including (a) the identity of Keysight and (b) the impact thereof on the relationships, contractual or otherwise, of Ixia or any of its subsidiaries with its customers, employees, or suppliers, or with any other third party;

•	changes in business or political conditions or conditions generally affecting the industry or segments in which Ixia and its subsidiaries participate, the U.S. economy as a whole or the capital, credit, or financial markets in general or the markets in which Ixia and its subsidiaries operate;
•	compliance with the terms of, or the taking of any action required by, the merger agreement (including any change, effect, event, occurrence, state of facts, or development arising from any actions or omissions required to comply with Ixia’s operating covenants during the pendency of the merger contained in the merger agreement only to the extent that such change, effect, event, occurrence, state of facts, or development is the direct result of Keysight unreasonably withholding its consent to Ixia’s written request to take (or refrain from taking) an action otherwise prohibited under such operating covenants);
•	any change after the date of the merger agreement in GAAP or applicable laws or the interpretation or enforcement thereof;
•	any acts of war (whether or not declared), armed hostilities, sabotage, or terrorism occurring after the date of the merger agreement or the continuation, escalation, or worsening of any such acts of war, armed hostilities, sabotage, or terrorism threatened or underway as of the date of the merger agreement;
•	any earthquakes, hurricanes, floods, or other natural disasters, acts of God, or force majeure events; and
•	the failure of Ixia or any of its subsidiaries to meet internal forecasts, budgets, or financial projections or any decline in the market price or trading volume of Ixia common stock on NASDAQ (it being understood that any change, effect, event, occurrence, state of facts, or development underlying such failure or decline may, if they are not otherwise excluded from the definition, be taken into account in determining whether a material adverse effect has occurred);

provided, however, that the exceptions provided in the second, fourth, fifth, and sixth bullet points above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent any change, effect, event, occurrence, state of facts, or development has a materially disproportionate effect on Ixia and its subsidiaries, taken as a whole, relative to other persons in the industry in which Ixia operates.

Covenants Relating to Conduct of Business Pending the Closing

Under the merger agreement, Ixia agreed that, subject to certain exceptions in the merger agreement and the disclosure letter delivered by Ixia in connection with the merger agreement, between the date of the merger agreement and the earlier of the termination of the merger agreement and the effective time, unless Keysight gives its prior written consent (which may not be unreasonably withheld, conditioned, or delayed), Ixia will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve intact its current business organization, assets, technology, and franchises, keep available the services of its employees, maintain in effect all of its material permits, and maintain relationships with its significant customers, suppliers, and distributors, and others having significant business relations with them.

In addition, subject to certain exceptions set forth in the merger agreement and the disclosure letter that Ixia delivered in connection with the merger agreement, and unless Keysight gives its prior written consent (which may not be unreasonably withheld, conditioned, or delayed), Ixia agreed not to and agreed not to permit any of its subsidiaries to:

•	split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, property, or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly owned subsidiaries), or redeem, repurchase, cancel, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its subsidiaries, except for redemptions, repurchases, cancellations, or other acquisitions (1) required (or permitted in connection with any net share settlement or tax withholding) as of the date of the merger agreement by the terms of the Ixia equity plan or any award agreement thereunder or (2) required by the terms of certain plans, arrangements, or contracts existing on the date of the merger agreement between Ixia or any of its subsidiaries, on the one hand, and any director, employee, or equityholder of Ixia or any of its subsidiaries, on the other hand;

•	(a) issue, sell, grant, pledge, transfer, dispose of, or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, subscriptions, calls, or commitments to acquire any such shares or other equity interests or other awards based on the value of such shares, except for issuances of shares of Ixia common stock upon the due exercise of vested Ixia stock options or vesting and settlement of Ixia restricted stock units in either case as outstanding on the date of the merger agreement in accordance with their terms, or pursuant to Ixia’s employee stock purchase plan in accordance with the terms of the merger agreement, or (b) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interest;
•	adopt or publicly propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Ixia or any of its subsidiaries, file a petition in bankruptcy under any provisions of applicable law on behalf of Ixia or any of its subsidiaries or consent to the filing of any bankruptcy petition against Ixia or any of its subsidiaries under any similar applicable law;
•	amend its organizational documents;
•	create any subsidiary;
•	acquire (by merger, consolidation, or acquisition of stock or other equity interests or of assets or formation of joint venture) any other person or business or division thereof, or, except in the ordinary course of business consistent with past practice, acquire any material assets or properties of any other person;
•	(a) incur, assume, guarantee, or otherwise become liable for or modify in any material respect any indebtedness or prepay or otherwise acquire, redeem or repurchase any indebtedness, other than (1) ordinary course borrowings under Ixia’s credit agreement, (2) guarantees by subsidiaries of Ixia required under Ixia’s credit agreement, and (3) in the case of indebtedness other than for borrowed money, indebtedness incurred in the ordinary course of business consistent with past practice, (b) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities (directly, contingently, or otherwise), or (c) cancel, release, or assign any material indebtedness for borrowed money of any person owed to it;
•	grant or suffer to exist any material liens on any properties or assets, tangible or intangible, of Ixia or any of its subsidiaries, other than permitted liens under the merger agreement;
•	make any capital investment in or loans or advances to any person, other than the making of loans or advances (a) by Ixia to any of its wholly owned subsidiaries, or by any of Ixia’s wholly owned subsidiaries to another wholly owned subsidiary of Ixia, or (b) in the ordinary course of business consistent with past practice;
•	sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any subsidiary or any material assets, securities, or property except (a) as required pursuant to contracts existing as of the date of the merger agreement and in accordance with their terms or (b) in the ordinary course of business consistent with past practice;
•	except in the ordinary course of business consistent with past practice, (a) accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under, or otherwise modify any real property lease if in effect as of the date of the merger agreement or (b) enter into any new lease, sublease, or occupancy agreement to occupy any real property;
•	make any capital expenditures other than in the ordinary course of business consistent with past practice;
•	except in the ordinary course of business consistent with past practice, (a) terminate, fail to exercise an expiring renewal option, cancel, materially amend, grant a waiver of any material provision under, or otherwise materially modify any material contract (as defined in the merger agreement), or (b) enter into any contract that would constitute a material contract if in effect as of the date of the merger agreement;

•	settle any action against Ixia or any of its subsidiaries, other than settlements of actions (a) where the amount paid by Ixia or any of its subsidiaries in settlement does not exceed $1,000,000 individually or $5,000,000 in the aggregate, (b) that do not impose any material restriction on the business of Ixia or any of its subsidiaries, (c) that provide for a complete release of Ixia and its subsidiaries for all claims, and (d) that do not involve the admission of wrongdoing by Ixia or any of its subsidiaries;
•	materially change its accounting or tax reporting methods, principles, or policies (including making any elections), settle or compromise any proceeding with any taxing authority, enter into any material settlement or agreement with any taxing authority (including any advance pricing agreement), amend any material tax return or submit a request to any taxing authority for any ruling or determination, in each case except as required by law or GAAP;
•	change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices;
•	other than as required by law or as expressly contemplated by the merger agreement, (a) increase the amount of salary, bonus, or other compensation paid to any executive officer or director of Ixia, (b) increase the aggregate salary, bonus, or other compensation of non-executive employees and independent contractors other than increases in base salary in connection with promotions or Ixia’s customary annual review process conducted in the ordinary course of business consistent with past practice, subject to certain specified limitations with respect to both aggregate and individual increases, (c) hire, promote, or terminate the employment or services of (other than for cause) any officer required to make reports under Section 16 of the Exchange Act or any other officer appointed by the Ixia board, or (d) adopt, terminate, or amend in any material respect, or take any action to accelerate rights under, any benefit plan or any plan, agreement, program, policy, trust, or fund that would be a benefit plan of the Company if it were in existence as of the date of the merger agreement;
•	(a) grant any license, immunity from suit, covenant-not-to-sue or assert or release under any owned intellectual property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), (b) sell, assign, transfer, or otherwise encumber, any owned intellectual property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, or (c) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain, or otherwise allow to lapse any material owned intellectual property;
•	abandon or discontinue any material existing line of business;
•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate, or allow to lapse any material permits of Ixia and its subsidiaries;
•	other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies; or
•	authorize any of, or commit or agree to take any of, the foregoing actions.

Non-Solicitation; Acquisition Proposals; Change in Recommendation

From the time of execution of the merger agreement until the earlier of the date of the termination of the merger agreement and the effective time, subject to certain exceptions described below, Ixia will not, and will cause its subsidiaries and directors, officers, and employees not to, and Ixia will use its reasonable best efforts to cause its representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage, or knowingly facilitate any acquisition proposal or any inquiry, expression of interest, proposal, offer, or request for information that would reasonably be expected to lead to or result in an acquisition proposal, or the making or consummation thereof, (b) other than to inform any person of the existence of Ixia’s non-solicitation obligations, enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any contract or other agreement or understanding with respect to, any acquisition proposal or any inquiry, expression of interest, proposal, offer, or request for information that would reasonably be expected to lead to or result in an acquisition proposal, or (c) resolve or agree to do any of the foregoing.

At any time prior to obtaining the requisite Ixia shareholder approval, in response to a bona fide written acquisition proposal, which did not result from Ixia’s or its representative’s breach of the non-solicitation obligations, that the Ixia board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a superior proposal, Ixia will give Keysight written notice promptly after the Ixia board makes such determination (and in no event later than twenty-four hours after such determination), and Ixia may (a) furnish information to the person making such acquisition proposal pursuant to an acceptable confidentiality agreement (provided that all such information, to the extent not previously provided to Keysight, is provided to Keysight substantially concurrently with the time it is provided to such person), and (b) participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal.

Ixia must notify Keysight promptly (but in no event later than twenty-four hours) after receipt by Ixia of any acquisition proposal, any inquiry that would be reasonably expected to lead to an acquisition proposal, or of any request for information or for access to the business, properties, assets, books, or records of Ixia or any of its subsidiaries by any person that to the knowledge of Ixia may be considering making, or has made, an acquisition proposal, which notice will be provided orally and in writing and will provide the material terms and conditions of, any such acquisition proposal, indication, or request (including the identity of the person making any such acquisition proposal, indication, or request, and copies of any related documentation, including any related financing commitments). Thereafter, Ixia will keep Keysight informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such acquisition proposal and any discussions and negotiations concerning the material terms and conditions thereof.

Subject to certain exceptions described below, the Ixia board may not (a) withdraw or publicly propose to withdraw, or modify or qualify (or publicly propose to modify or qualify) in any manner adverse to Keysight, the Ixia board’s recommendation of the merger agreement, fail to include its recommendation in this proxy statement, fail to recommend that Ixia’s shareholders reject any tender offer or exchange offer that constitutes an acquisition proposal and affirm the Ixia board’s recommendation of the merger agreement, within ten business days after such tender offer or exchange offer is first published, or approve, adopt, or recommend any acquisition proposal (any such action being referred to in this proxy statement as an “adverse recommendation change”), or (b) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, or allow Ixia or any of its subsidiaries to execute or enter into any alternative acquisition agreement.

If at any time prior to obtaining the requisite Ixia shareholder approval, a written bona fide acquisition proposal is made and did not result from a breach by Ixia or its representatives of the non-solicitation obligations, and the Ixia board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and the failure to approve or recommend such superior proposal would be inconsistent with the Ixia board’s fiduciary duties under applicable law, the Ixia board may make an adverse recommendation change, and/or Ixia may terminate the merger agreement, pay the Company termination fee (described below), and concurrently enter into a definitive alternative acquisition agreement with respect to such superior proposal, subject to compliance with the relevant requirements under the merger agreement.

Notwithstanding the foregoing, the Ixia board will not make an adverse recommendation change and Ixia will not be entitled to terminate the merger agreement unless:

•	Ixia provides Keysight at least five business days’ prior written notice advising Keysight that it intends to take such action;
•	if requested by Keysight, Ixia negotiates with Keysight in good faith during such five business day period concerning any revisions to the terms of the merger agreement that Keysight proposes in response to such superior proposal; and
•	the Ixia board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal continues to constitute a superior proposal, after giving due consideration to any changes proposed to be made to the merger agreement by Keysight in writing. Any revisions to the financial terms or any other material terms of a superior proposal will require Ixia to deliver to Keysight a new written notice and a new five business day period will commence thereafter (provided that such new notice period will be shortened to three business days if the only change to the material terms of such superior proposal is an increase in the merger consideration).

The term “acquisition proposal” as used in this proxy statement means any proposal or offer with respect to (a) a merger, consolidation or other business combination, tender offer, exchange offer, or any transaction involving the purchase or acquisition of 20% or more of the shares of Ixia common stock, including as a result of a primary issuance of Ixia common stock, or (b) a direct or indirect purchase or acquisition of 20% or more of the assets or businesses of Ixia and its subsidiaries, taken as a whole.

The term “superior proposal” as used in this proxy statement means any bona fide acquisition proposal (with all references to “20%” in the definition of acquisition proposal being treated as references to “75%”) which the Ixia board concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all financial, legal, regulatory, and other aspects of the acquisition proposal and the person making the acquisition proposal, (a) is on terms more favorable to Ixia’s shareholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any proposed changes by Keysight), (b) is reasonably likely to be completed on a timely basis and does not contain any conditionality that is related to completion of due diligence or having obtained financing for the superior proposal, and (c) the financing of which is fully committed.

The Ixia board may also make an adverse recommendation change if an intervening event has occurred prior to the time the requisite Ixia shareholder approval is obtained, if:

•	the Ixia board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Ixia board’s fiduciary duties under applicable law;
•	Ixia provides Keysight at least five business days’ prior written notice advising Keysight that it intends to take such action, which notice must specify the material facts and circumstances (based on information reasonably available) related to such intervening event;
•	if requested by Keysight, Ixia negotiates in good faith during such five business day period with Keysight concerning any revisions to the terms of the merger agreement that Keysight proposes; and
•	the Ixia board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make an adverse recommendation change would be inconsistent with the Ixia board’s fiduciary duties under applicable law, after giving due consideration to any changes proposed to be made to the merger agreement by Keysight in writing.

The term “intervening event” as used in this proxy statement means any material change, effect, event, occurrence, state of facts, or development arising after the date of the merger agreement, that (a) was not known to, or reasonably foreseeable by, the Ixia board, or the material consequences of which were not known to, or reasonably foreseeable by, the Ixia board, in each case as of or prior to the date of the merger agreement, (b) becomes known to, or reasonably foreseeable by, the Ixia board prior to the time the requisite Ixia shareholder approval is obtained, and (c) does not involve or relate to (i) an acquisition proposal or a superior proposal or (ii) any fluctuation in the market price or trading volume of Ixia common stock, in and of itself.

Shareholder Meeting; Preparation of the Proxy Statement

Ixia has agreed to call a meeting of its shareholders to be held as promptly as reasonably practicable (and in any event within 35 calendar days) after the mailing of the definitive proxy statement. Ixia must use its reasonable best efforts to solicit proxies in favor of approving the merger agreement and the principal terms of the merger. Unless required by law, Ixia may postpone or adjourn the shareholders meeting for a limited amount of time only for the absence of a quorum, or to allow additional solicitation of votes in order to obtain the requisite Ixia shareholder approval. Ixia has also agreed for the Ixia board to recommend to Ixia’s shareholders the approval of the merger agreement and the principal terms of the merger, subject to the provisions of the merger agreement described above under “—Non-Solicitation; Acquisition Proposals; Change in Recommendation” beginning on page 68 of this proxy statement.

Employee Matters

The merger agreement provides that, for a period of one year following the effective time, Keysight will provide each employee of Ixia and its subsidiaries who remains in the active employment of the surviving corporation and its subsidiaries (referred to in this proxy statement, collectively, as “continuing employees”)

(a) an annual rate of salary or wages and annual incentive opportunities that are, in each case, no less favorable than that provided to such employee as of the date of the merger agreement, and (b) employee benefits, that are no less favorable, in the aggregate, to the employee benefits provided to such employee as of the date of the merger agreement. In addition, the flexible spending accounts maintained under Ixia’s cafeteria plan will continue to be maintained through a date ending no earlier than the last day of the calendar year in which the effective time occurs, unless such accounts are merged into successor arrangements maintained by the surviving corporation.

Keysight will cause the surviving corporation to recognize the service of each continuing employee with Ixia or its subsidiaries (as well as service with any predecessor employer of Ixia or its subsidiaries to the extent service with such predecessor employer is recognized by Ixia or its subsidiaries) as if such service had been performed with Keysight with respect to any vacation or severance plans, policies, or programs in which continuing employees are eligible to participate after the effective time for all purposes under such vacation or severance plans, policies, or programs, except, in each case, to the extent such treatment would result in duplicative benefits.

With respect to any welfare plan maintained by Keysight in which continuing employees are eligible to participate after the effective time, subject to certain customary exclusions, Keysight will take commercially reasonable efforts to, or to cause the surviving corporation to, (a) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods, and any other restriction that would prevent immediate or full participation under any welfare benefit plan with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans or comparable welfare plans maintained by Ixia prior to the effective time, and (b) provide each continuing employee with credit for any co-payments and deductibles paid in the same plan year in which the effective time occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under the relevant welfare benefit plan in which continuing employees participate from and after the effective time, as if there had been a single continuous employer, to the extent credited under the welfare plans maintained by Ixia prior to the effective time. Such credited expenses, if any, will count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

Prior to the closing date of the merger, Keysight may cause Ixia to terminate its 401(k) plan, effective as of the day prior to the closing of the merger. Following the effective time, and as soon as practicable following a favorable determination letter from the IRS on the termination of the Ixia 401(k) plan, the assets will be distributed to participants and the continuing employees who are at the time actively employed may, to the extent permitted by Keysight’s applicable 401(k) plan, rollover the full account balance (excluding loans) distributed to such employee from the Ixia 401(k) plan into the applicable Keysight 401(k) plan.

The provisions of the merger agreement described above are for the sole benefit of the parties to the merger agreement. Nothing contained in any of these provisions, expressed or implied, confers upon or gives to any person (including for the avoidance of doubt any current or former employees, directors or independent contractors of any of Ixia or its subsidiaries, Keysight or its subsidiaries or, on or after the effective time, the surviving corporation or its subsidiaries), other than the parties to the merger agreement, any legal, equitable or other rights or remedies.

Indemnification and Insurance

For six years after the effective time, Keysight will cause the surviving corporation (a) to include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) organizational documents provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of Ixia, no less favorable than those contained in Ixia’s organizational documents as of the date of the merger agreement, in favor of all past and present directors and officers of Ixia and its subsidiaries (referred to in this proxy statement, collectively, as “indemnified parties”) in connection with acts or omissions occurring on or prior to the effective time, and (b) to honor Ixia’s obligations under its organizational documents and certain indemnification agreements.

Prior to the effective time, Ixia will, and, if Ixia is unable to, Keysight will cause the surviving corporation to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of six years from and after the effective time with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, for current directors and officers, with terms, conditions, retentions, and levels of coverage at least as favorable to the insured individuals as Ixia’s existing policy, with respect to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions contemplated thereby). Notwithstanding the foregoing, the amount paid for such tail policy will not exceed 250% of the amount Ixia paid for its existing policy in its last full fiscal year.

Efforts to Obtain Regulatory Approvals

Subject to the conditions of the merger agreement, Keysight and Ixia will use their reasonable best efforts to, as promptly as practicable but subject to certain limitations described below, (a) consummate the merger and the other transactions contemplated by the merger agreement, (b) obtain from any governmental authority any consent, approval, authorization, waiver, or order required to be obtained or made by any party, and avoid any action by any governmental authority, in connection with the merger and to fulfill the conditions to the transactions contemplated by the merger agreement, and (c) make all necessary filings, and thereafter make any other required submissions, required under applicable law, including antitrust laws, in connection with the merger and to fulfill the conditions to the transactions contemplated by the merger agreement. Keysight and Ixia will cooperate with each other in connection with obtaining all such consents, approvals, authorizations, waivers, or orders and the making of all such filings.

Keysight and Ixia have agreed to make (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within twelve business days after the date of the merger agreement, and (b) appropriate filings, if any are required, pursuant to foreign antitrust laws as promptly as practicable. Keysight and Ixia will comply at the earliest practicable date with any request under the HSR Act or any other antitrust laws to provide information, documents, or other materials requested by any governmental authority. Each of Keysight and Ixia filed their notification forms with the FTC and DOJ under the HSR Act on February 15, 2017, and, in accordance with the merger agreement, each requested “early termination” of the waiting period.

Keysight and Ixia will use reasonable best efforts to take all other actions and do all other things necessary, proper, or advisable to resolve such objections, if any, as any governmental authority may assert under the HSR Act or any other antitrust laws with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment and avoid the institution of any action under any such law that may be asserted by any governmental authority, including by (a) proposing, negotiating, committing to, and effecting the sale, divestiture, or disposition of any assets or businesses of Keysight or its affiliates or Ixia or its subsidiaries, (b) terminating existing, or creating new, relationships, contractual rights, or obligations of Keysight or its affiliates or Ixia or its subsidiaries, or (c) effectuating any other change or restructuring of Keysight or its affiliates or Ixia or its subsidiaries or otherwise taking any actions that limit the freedom of action of Keysight or its affiliates or Ixia or its subsidiaries with respect to one or more assets or businesses, to ensure that no governmental authority enters any order or establishes any law preliminarily or permanently restraining, enjoining, or prohibiting the consummation of the transactions contemplated by the merger agreement. Notwithstanding the foregoing, no such action will be (i) required to be proposed, agreed to, or taken by Keysight or its affiliates except to the extent necessary to permit the consummation of the merger to occur before October 30, 2017, (ii) required unless contingent upon the occurrence of the merger, or (iii) required to be proposed, agreed to, or taken by Keysight or its affiliates if such action would have a material adverse effect on the business, results of operations, or financial condition of (x) Ixia and its subsidiaries (taken as a whole) or (y) Keysight and its subsidiaries (taken as a whole, after giving effect to the merger).

Keysight and Ixia will cooperate and use their reasonable best efforts to contest and resist any action, and to have vacated, lifted, reversed, or overturned any order (whether temporary, preliminary, or permanent) that is threatened or in effect and that restricts, prevents, or prohibits consummation of the transactions contemplated by the merger agreement under the HSR Act or any other antitrust laws, including by pursuing all available avenues of administrative and judicial appeal.

Keysight will not, and will not permit any of its affiliates to, effect any acquisition, business combination, or similar transaction, or enter into any agreement to effect any acquisition, business combination, or similar transaction, that would reasonably be expected to materially delay or materially and adversely affect Keysight’s ability to satisfy the conditions to the merger relating to antitrust laws.

Other Covenants

Access to Information

Ixia will provide Keysight and its representatives reasonable access at reasonable times, and upon reasonable notice, to the books and records and properties of Ixia and its subsidiaries and any financial, operating and other data and information regarding the assets, properties, or business of Ixia and its subsidiaries as Keysight may from time to time reasonably request, except that (i) such access or information requests do not unreasonably interfere with the operation of Ixia’s and its subsidiaries’ business and such access to the properties of Ixia and its subsidiaries will be subject to their respective reasonable security measures and insurance requirements, (ii) Keysight and its representatives will not contact or otherwise communicate with Ixia’s customers or suppliers (other than contact or other communications with such customers or suppliers in the ordinary course of business and not related to the transactions contemplated by the merger agreement), (iii) such access will not require Ixia or its subsidiaries to allow any environmental testing or sampling, and (iv) Ixia is not required to provide Keysight with access to information that would be subject to an attorney-client or other legal privilege, or violate any applicable law (but Ixia and Keysight will reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable law).

Public Announcements

Subject to certain exceptions described in the merger agreement, Keysight and Ixia will consult with each other before issuing any press release or other public statements with respect to the transactions contemplated by the merger agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law or rules of securities exchanges on which the securities of such party are listed.

Financing Efforts

Keysight has agreed to use its reasonable best efforts to consummate the financing, including using its reasonable best efforts to (a) maintain in effect the bridge commitment letter, (b) satisfy all conditions in the commitment letter to obtaining the financing as promptly as practicable (taking into account the expected timing of the effective time), (c) as promptly as practicable (taking into account the expected timing of the effective time), negotiate, execute, and deliver definitive documentation with respect to the financing on the terms and subject to the conditions contemplated by the commitment letter, and (d) cause the financing sources to fund the financing on or prior to the closing date. If any portion of the financing becomes unavailable, and such portion is reasonably required to fund the aggregate merger consideration, Keysight will use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to pay the aggregate merger consideration.

Ixia has also agreed to provide customary cooperation reasonably requested by Keysight that is necessary in connection with the arrangement and consummation of the financing, including (a) participating in a reasonable number of meetings, due diligence sessions, drafting sessions, and sessions between senior management and the financing sources, (b) promptly providing to Keysight certain required financial information, and such other pertinent information and financial data relating to Ixia and its subsidiaries as may be reasonably available to Ixia and which is reasonably requested by Keysight in connection with the preparation of one or more bank information memoranda and packages, lender and investor presentations, rating agency materials, private placement memoranda, offering memoranda, prospectuses, and similar documents customary in order to consummate the financing or that would be necessary to obtain a consent from or receive customary “comfort” letters from the independent registered public accounting firm of Ixia, and cooperating with Keysight in preparing such pro forma financial statements and other pro forma financial data and financial information, and (c) providing reasonable and customary assistance with the preparation of certain documents customarily required in connection with the financing.

The receipt or availability of any financing by or to Keysight is not a condition to any of the obligations of Keysight under the merger agreement.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to reporting requirements under Section 16 of the Exchange Act, the treatment of certain indebtedness, efforts to obtain certain third party consents, delisting and deregistration of Ixia common stock, state takeover laws, and shareholder litigation relating to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The respective obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Ixia shareholder approval of the merger agreement and the principal terms of the merger having been obtained;
•	all applicable waiting periods under the HSR Act having expired or been terminated;
•	no governmental authority having enacted, entered, or enforced any order or law which is in effect and declares unlawful or enjoins or prohibits the consummation of the merger; and
•	all approvals or consents required under the antitrust laws in Germany, Israel, and Russia having been obtained.

The obligations of Keysight and Merger Sub to complete the merger are further subject to the satisfaction or waiver by Keysight of the following conditions:

•	Ixia’s representations and warranties contained in the merger agreement with respect to capitalization having been and being true and correct in all but de minimis respects as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);
•	Ixia’s representations and warranties contained in the merger agreement with respect to standing and corporate power, organization, authority, subsidiaries, takeover laws, opinion from financial advisor, and brokers’ fees payable in connection with the merger having been and being true and correct in all material respects as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);
•	Ixia’s representations and warranties contained in the merger agreement with respect to there not having occurred a material adverse effect since December 31, 2015 having been and being true and correct in all respects as of the date of the merger agreement and as of the closing date;
•	Ixia’s remaining representations and warranties contained in the merger agreement having been and being true and correct (without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth therein) as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;
•	Ixia having performed, or complied with, in all material respects, all obligations required to be performed by or complied with by it under the merger agreement on or prior to the closing date;
•	since the date of the merger agreement, there not having been a material adverse effect; and
•	Keysight having received an officer’s certificate signed by an executive officer of Ixia, certifying as to the satisfaction of the conditions set forth in the six preceding bullet points.

The obligation of Ixia to complete the merger is further subject to the satisfaction or waiver by Ixia of the following conditions:

•	Keysight’s representations and warranties contained in the merger agreement having been and being true and correct as of the date of the merger agreement and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Keysight or Merger Sub to consummate the merger;

•	Keysight and Merger Sub having performed, or complied with, in all material respects, all obligations required to be performed by or complied with by it under the merger agreement on or prior to the closing date; and
•	Ixia having received an officer’s certificate signed by an executive officer of Keysight and Merger Sub, certifying as to the satisfaction of the conditions set forth in the two preceding bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time as follows:

•	by mutual written consent of Ixia and Keysight;
•	by either Keysight or Ixia, if:
•	the closing has not occurred by 5:00 p.m., Eastern time, on October 30, 2017 (referred to in this proxy statement as the “end date”), provided neither Keysight nor Ixia may terminate the merger agreement if its breach or failure to perform or comply with any obligation under the merger agreement resulted in or was a primary cause of the failure of the closing to occur by the end date;
•	any competent governmental authority will have enacted, entered, or enforced any final and non-appealable order or law permanently enjoining, restraining, prohibiting, or making illegal the consummation of the merger, provided that (a) the party seeking to terminate the merger agreement will have used its reasonable best efforts to remove such order or law and (b) neither Keysight nor Ixia may terminate the merger agreement if its breach or failure to perform or comply with any obligation under the merger agreement resulted in or was a primary cause of the issuance of such order or law; or
•	the requisite Ixia shareholder approval is not obtained at the Ixia shareholders meeting or at any adjournment or postponement thereof;
•	by Keysight if:
•	Ixia has violated or breached any covenant, representation, or warranty contained in the merger agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Keysight and Merger Sub to complete the merger, and is not capable of being cured by the end date or, to the extent so curable, has not been cured by Ixia within thirty days after receiving written notice from Keysight describing such violation or breach (or, if earlier, by the end date); or
•	(a) the Ixia board has effected an adverse recommendation change, (b) Ixia has violated or breached in any material respect any of its non-solicitation obligations under the merger agreement, or (c) Ixia has violated or breached its obligations under the merger agreement with respect to the Ixia shareholders meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the requisite Ixia shareholder approval;
•	by Ixia if:
•	Keysight or Merger Sub has violated or breached any covenant, representation, or warranty contained in the merger agreement, which has prevented or would prevent the satisfaction of any condition to the obligation of Ixia to complete the merger, and is not capable of being cured by the end date or, to the extent so curable, has not been cured by Keysight and Merger Sub within thirty days after receiving written notice from Ixia describing such violation or breach (or, if earlier, by the end date);
•	prior to the time at which the requisite Ixia shareholder approval has been obtained, Ixia concurrently enters into a definitive alternative acquisition agreement with respect to an acquisition proposal that the Ixia board has concluded constitutes a superior proposal, subject to payment of the Company termination fee prior to or concurrently with such termination; or

•	(a) all of the conditions to the obligations of Keysight and Merger Sub to complete the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing itself, each of which is capable of being satisfied at such time), (b) Ixia has delivered a written notice to Keysight certifying that all of the conditions to Ixia’s obligation to complete the merger have been satisfied (or would be satisfied if the closing were to occur on the date of such notice) and Ixia stands ready, willing, and able to complete the merger at such time, and (c) Keysight fails to complete the merger by the third business day after the later of delivery of such notice and the date on which the closing should have occurred under the terms of the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become null and void and of no effect without liability or obligation on the part of any party, except with respect to certain provisions which will remain in full force and effect. Notwithstanding the foregoing, each party will remain liable for any liabilities or damages resulting from any fraud or any willful breach (as defined in the merger agreement) by such party prior to such termination (subject to certain limitations).

Transaction Expenses; Termination Fees

Transaction Expenses

Each party will generally pay its own fees and expenses in connection with the merger. Keysight will pay all filing fees payable under the antitrust laws in connection with the merger.

Ixia Termination Fee

Ixia must pay Keysight a termination fee of approximately $59.7 million if:

•	the merger agreement is terminated by Ixia in order to concurrently enter into a definitive alternative acquisition agreement with respect to an acquisition proposal that the Ixia board has concluded constitutes a superior proposal;
•	the merger agreement is terminated by Keysight because (a) the Ixia board has effected an adverse recommendation change, (b) Ixia has violated or breached in any material respect any of its non-solicitation obligations under the merger agreement, or (c) Ixia has violated or breached its obligations under the merger agreement with respect to the Ixia shareholders meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the requisite Ixia shareholder approval; or
•	the merger agreement is terminated (a) by Ixia or, subject to certain limitations, Keysight because the closing has not occurred by the end date, (b) by either party because the Ixia shareholder approval of the merger agreement and the principal terms of the merger is not obtained at the Ixia shareholders meeting or at any adjournment or any postponement thereof, or (c) by Keysight because of a violation or breach of the merger agreement by Ixia which has prevented or would prevent the satisfaction of any condition to the obligations of Keysight and Merger Sub to complete the merger, and in any such case (i) prior to the termination of the merger agreement (or the date of the Ixia shareholders meeting in the case of the preceding clause (b)), an acquisition proposal will have been publicly announced and not publicly withdrawn or been communicated to the management of Ixia or the Ixia board, and (ii) within 12 months after such termination, Ixia enters into a definitive agreement with respect to any acquisition proposal and such acquisition proposal is thereafter consummated, or Ixia consummates the transactions contemplated by any acquisition proposal.

Keysight Termination Fee

Keysight must pay Ixia a termination fee of $500 million in the event the merger agreement is terminated by Ixia if (a) all of the conditions to the obligations of Keysight and Merger Sub to complete the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing itself, each of which is capable of being satisfied at such time), (b) Ixia has delivered a written notice to Keysight certifying that all of the conditions to Ixia’s obligations to complete the merger have been satisfied (or would be satisfied if the closing were to occur on the date of such notice), and Ixia stands ready, willing, and able to complete the merger at such time, and (c) Keysight fails to complete the merger by the third business day after the later of delivery of such notice and the date on which the closing should have occurred under the terms of the merger agreement.

Limitation on Remedies

Upon termination of the merger agreement, Keysight’s and Ixia’s rights, if any, to receive the applicable termination fee described above will be the sole and exclusive remedy of Keysight, Merger Sub, and Ixia against the other parties for any loss suffered as a result of any breach of the merger agreement or the failure of the merger to be completed. Notwithstanding the foregoing, no party will be relieved from any liabilities or damages resulting from any fraud or willful breach (as defined in the merger agreement) committed by such party prior to such termination, except in the case of a termination of the merger agreement by Ixia entitling Ixia to receive the termination fee from Keysight described above.

Amendment

The parties may amend the merger agreement at any time, either before or after the Ixia shareholder approval, by written agreement. However, after such shareholder approval, no amendment may be made which requires further approval by such shareholders under applicable law without such further approval.

Third Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, except:

•	the rights of the indemnified persons to enforce the obligations described under “—Indemnification and Insurance;”
•	the right of Ixia’s shareholders to enforce Keysight’s obligation to pay the merger consideration; and
•	other rights expressly set out in the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that irreparable harm would occur if any of the provisions of the merger agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. The parties agreed that each party is entitled to seek injunctive relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

Notwithstanding the foregoing, Ixia is not entitled to obtain specific performance of Keysight’s and Merger Sub’s obligation to consummate the merger unless (a) all of the conditions to the obligations of Keysight and Merger Sub to complete the merger are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing itself, but subject to satisfaction thereof if the closing were to occur at that time), (b) the financing has been funded or will be funded at the closing, (c) Keysight has failed to close within three business days after the later of the date the closing should occur in accordance with the terms of the merger agreement and receipt of the written confirmation described in the following clause (d), and (d) Ixia has confirmed to Keysight in writing that if specific performance is granted and the financing is funded, and Keysight otherwise complies with its obligations under the merger agreement, then the closing will occur. Under no circumstances will Ixia be permitted or entitled to receive both a grant of specific performance of Keysight’s obligation to consummate the merger and a payment of the Keysight termination fee.

Governing Law

The merger agreement and its enforcement will be governed by the laws of the State of Delaware, provided that (a) the merger and the exercise of the dissenters’ rights with respect to the merger will be governed by the laws of the State of California and (b) any action against any financing source will be governed by the laws of the State of New York.

THE VOTING AND SUPPORT AGREEMENTS

The following is a summary of the material terms and conditions of the Voting and Support Agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Voting and Support Agreements, a form of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Voting and Support Agreements that is important to you. We encourage you to read the form of Voting and Support Agreement carefully and in its entirety.

In connection with the execution of the merger agreement, the Company and Keysight have entered into a Voting and Support Agreement, dated as of January 30, 2017 (each, a “support agreement”), with each of (i) Laurent Asscher and Katelia Capital Group Ltd. and (ii) Errol Ginsberg and The Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999 (the persons referenced in clauses (i) and (ii), collectively, the “Company major shareholders”). Mr. Asscher is member of the Ixia board, and Errol Ginsberg is the Chairman of the Ixia board and our Chief Innovation Officer.

Pursuant to the support agreements, the Company major shareholders have agreed, among other things, that subject to the terms and conditions of the support agreements, at any meeting of Ixia’s shareholders, or in connection with any written consent of Ixia’s shareholders, the Company major shareholders will each (i) appear at such meeting or otherwise cause all the shares of Ixia common stock which they beneficially own as of the applicable record date to be counted as present at the meeting for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such beneficially owned shares (A) in favor of the approval of the merger agreement and the principal terms of the merger, (B) in favor of any proposal to adjourn or postpone such meeting of Ixia’s shareholders to a later date if such adjournment or postponement, subject to certain limitations in the support agreement, (C) against any action, proposal, transaction, or agreement in favor of an acquisition proposal, including a superior proposal, without regard to the terms of such acquisition proposal or superior proposal, (D) against any merger, consolidation, business combination, sale of assets, reorganization, or recapitalization of or involving the Company or any of its subsidiaries, (E) against any sale, lease, or transfer of all or substantially all of the assets of the Company or any of its subsidiaries, (F) against any reorganization, recapitalization, extraordinary dividend, dissolution, liquidation, or winding up of the Company or any of its subsidiaries, (G) against any material change in the capitalization of the Company or any of its subsidiaries, or the corporate structure of the Company or any of its subsidiaries, (H) to the extent submitted to a shareholder vote, against any change in the Ixia management or Ixia board (other than as directed by Keysight), and (I) against any action, proposal, transaction, or agreement that is intended to or would (1) result in an inaccuracy of any representation or warranty, or a breach of any covenant, or any other obligation or agreement, of the Company contained in the merger agreement, or of a shareholder contained in the support agreement, or (2) prevent, materially impede, materially delay or otherwise materially and adversely affect the Company’s, Keysight’s, or Merger Sub’s ability to timely consummate the transactions contemplated by the merger agreement, including the merger.

The support agreements will terminate, and the above obligations will cease, upon the earliest to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement pursuant to and in compliance with the terms therein, (iii) the Ixia board effecting an adverse recommendation change (as defined in the merger agreement), and (iv) the entry, by the parties to the merger agreement and without the prior written consent of the Company major shareholders, into any amendment or modification of the merger agreement, or any written waiver of the Company’s rights under the merger agreement made in connection with a request from Keysight, in each case, which results in a decrease in, or change in the composition of, the merger consideration payable to any Company major shareholder.

The support agreements provide that the Company major shareholders will not and will use such shareholder’s reasonable best efforts to cause its affiliates and its and their other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate any acquisition proposal or any inquiry or other action that would reasonably be expected to lead to or result in an acquisition proposal, (ii) enter into, continue, or otherwise participate in any discussions or negotiations regarding or in connection with or reasonably expected to lead to or result in an acquisition proposal, other than to inform any person of the existence of the provisions contained in such no solicitation provision, or (iii) resolve or agree to do any of the foregoing; provided that nothing will prohibit any Company major shareholder or any of its affiliates or representatives from participating in any discussions or negotiations with respect to such shareholder’s willingness to enter into a voting agreement in connection with an acquisition proposal to the extent that the Company becomes permitted to take the actions pursuant to the terms of the merger agreement.

The Company major shareholders also granted a proxy to Keysight that is irrevocable to vote the shares of Ixia common stock that the Company major shareholders own on the record date at the special meeting, unless the support agreement is terminated. In addition, prior to the termination of the support agreements, subject to certain limited exceptions, the Company major shareholders are prohibited from directly or indirectly (i) selling, transferring, encumbering, hypothecating, or similarly disposing of, or entering into any contract, option, or other arrangement or understanding providing for the transfer of any Ixia common stock, (ii) depositing any securities into a voting trust, or entering into a voting agreement or arrangement, or granting any proxy or power of attorney with respect thereto, or (iii) agreeing to take any of the foregoing actions.

As of March 13, 2017, the record date, the signatories to the support agreements held voting power over approximately 21.7% of Ixia common stock outstanding.

MARKET PRICE

Ixia common stock is traded on NASDAQ under the symbol “XXIA.” As of the record date, there were 83,201,627 shares of Ixia common stock outstanding and entitled to vote at the special meeting, held by approximately 13 shareholders of record.

The following table sets forth during the periods indicated the high and low sales prices of Ixia common stock as reported on NASDAQ for the periods indicated:

	High	Low
Fiscal Year Ending December 31, 2017:
First Quarter (through March 10, 2017)	$19.65	$15.40
Fiscal Year Ending December 31, 2016:
First Quarter	$12.625	$8.50
Second Quarter	$12.46	$9.10
Third Quarter	$12.56	$9.40
Fourth Quarter	$17.00	$11.45
Fiscal Year Ending December 31, 2015:
First Quarter	$12.54	$9.84
Second Quarter	$13.51	$11.45
Third Quarter	$16.05	$12.08
Fourth Quarter	$15.50	$12.34

We have never declared or paid cash dividends on Ixia common stock and we do not have any present intention to commence payment of any cash dividends. Pursuant to the terms of the merger agreement, no dividends may be paid by us without the prior written consent of Keysight.

On January 27, 2017, the last trading date prior to the public announcement of the Company’s entry into the merger agreement, shares of Ixia common stock closed at $18.20. On March 10, 2017, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Ixia common stock was $19.55. You are encouraged to obtain current market quotations for Ixia common stock.

COMMON STOCK OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table summarizes information regarding beneficial ownership of Ixia common stock as of March 10, 2017 by: (a) each person who is known to own beneficially more than 5% of the outstanding shares of Ixia common stock, (b) each of our directors, (c) each of our named executive officers, and (d) all of our current executive officers and directors as a group. The following table does not include shares for which Keysight may be deemed to have beneficial ownership as a result of the voting agreements that it has entered into with the Company major shareholders.

Unless otherwise indicated below, each beneficial owner named in the table may be reached c/o Ixia, 26601 West Agoura Road, Calabasas, California 91302.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class
Laurent Asscher	13,240,277	(2) (3)	15.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,414,823	(4)	10.1%
Errol Ginsberg	5,611,459	(3) (5)	6.7%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,946,103	(6)	7.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,063,087	(7)	6.1%
Bethany Mayer	615,308	(8)	*
Alexander J. Pepe	387,927	(9)	*
Dennis J. Cox	357,712	(10)	*
Brent T. Novak	187,110	(11)	*
Jonathan Fram	132,610	(12)	*
Gail Hamilton	122,610	(13)	*
Ilan Daskal	39,962	(14)	*
Hans-Peter Klaey		(15)	*
Executive officers and directors as a group (14 persons)	21,276,343	(16)	24.8%
*	Less than one percent.
(1)	Such persons have sole voting and investment power with respect to all shares of Ixia common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	Includes (i) 60,027 shares owned directly by Mr. Asscher, (ii) 72,250 shares subject to options held by Mr. Asscher which are exercisable or become exercisable within 60 days after March 10, 2017, and (iii) 13,108,000 shares owned directly by Katelia Capital Group Ltd. (“Katelia Capital”). Information regarding the beneficial ownership of Katelia Capital is based on an Amendment No. 2 to Schedule 13D filed with the SEC on February 2, 2017, wherein Katelia Capital Group Ltd., as the record owner of the shares, The Katelia Trust, as the beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustees of The Katelia Trust, and Mr. Asscher, as an advisor to Katelia Capital, reported that, as of January 29, 2017, they shared voting and dispositive power as to 13,108,000 shares, and that Katelia Capital has pledged 2,000,000 of such shares to a financial institution as security for a credit facility provided by such financial institution to Katelia Capital. The address of Katelia Capital is c/o Butterfield Trust (Switzerland) Limited, 1206 Geneva, Switzerland.
(3)	Such beneficially owned shares of Ixia common stock are subject to a voting agreement among the beneficial owners of such shares, Keysight, and Ixia. Pursuant to such agreement, Keysight may cause such beneficially owned shares to be voted in favor of approval of the merger as more fully described in “The Voting and Support Agreements” beginning on page 78 of this proxy statement.
(4)	Based on an Amendment No. 5 to Schedule 13G filed with the SEC on February 8, 2017, wherein BlackRock, Inc., on behalf of itself and its affiliated companies, reported that, as of January 31, 2017, it had sole dispositive power as to 8,414,823 shares and sole voting power as to 8,283,640 of such shares.
(5)	Includes 4,888,510 shares held by the Errol Ginsberg and Annette R. Michelson Family Trust, of which Mr. Ginsberg and Annette R. Michelson (Mr. Ginsberg’s spouse) are trustees and as to which shares they share voting and investment power. Also includes 690,999 shares subject to options held by Mr. Ginsberg which are exercisable or become exercisable within 60 days after March 10, 2017.
(6)	Based on an Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2017, wherein The Vanguard Group, on behalf of itself and its affiliated companies, reported that, as of December 31, 2016, it had sole dispositive power as to 5,870,138 of such shares, shared dispositive power as to 75,965 of such shares, sole voting power as to 75,665 of such shares, and shared voting power as to 3,200 of such shares.

(7)	Based on an Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2017, wherein T. Rowe Price Associates, Inc. reported that, as of December 31, 2016, it had sole dispositive power as to all of such shares and sole voting power as to 1,229,617 of such shares.
(8)	Includes 584,373 shares subject to options held by Ms. Mayer which are exercisable or become exercisable within 60 days after March 10, 2017.
(9)	Includes 303,384 shares subject to options held by Mr. Pepe which are exercisable or become exercisable within 60 days after March 10, 2017.
(10)	Includes 304,374 shares subject to options held by Mr. Cox which are exercisable or become exercisable within 60 days after March 10, 2017.
(11)	Includes 120,000 shares subject to options held by Mr. Novak which are exercisable or become exercisable within 60 days after March 10, 2017.
(12)	Includes 72,250 shares subject to options held by Mr. Fram which are exercisable or become exercisable within 60 days after March 10, 2017.
(13)	Includes 64,750 shares subject to options held by Ms. Hamilton which are exercisable or become exercisable within 60 days after March 10, 2017.
(14)	Includes 26,250 shares subject to options held by Mr. Daskal which are exercisable or become exercisable within 60 days after March 10, 2017.
(15)	Mr. Klaey ceased to be an executive officer and employee of the Company on August 31, 2016.
(16)	Includes 2,683,951 shares subject to options which are exercisable or become exercisable within 60 days after March 10, 2017.

SHAREHOLDER PROPOSALS

As of the date of this proxy statement, the Ixia board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future shareholder meetings. We intend to hold an annual meeting of shareholders in 2017 (the “2017 annual meeting”) only if the merger is not consummated, or if we are otherwise required to do so under applicable law.

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. Proposals of shareholders of Ixia which are intended to be presented by such shareholders at the 2017 annual meeting, if the merger is not consummated prior to the meeting, must have been received by us no later than on December 29, 2016 to be considered for inclusion in the Company’s proxy materials relating to such meeting and must have been submitted in accordance with Rule 14a-8 promulgated under the Exchange Act. However, if the date of the 2017 annual meeting is more than 30 days after June 2, 2017, the proposal must be received a reasonable time before we begin to print and mail our proxy materials in order to be included in our proxy statement and form of proxy for the meeting pursuant to Rule 14a-8 under the Exchange Act.

Other Shareholder Proposals. In addition, shareholder proposals that are not intended for inclusion in our proxy materials may be brought before the 2017 annual meeting, if the merger is not consummated, if the Company receives advance notice in accordance with the requirements set forth in our bylaws. Any such notice must have been received by the Corporate Secretary of the Company no later than March 4, 2017 to be considered timely for the 2017 annual meeting; provided, however, that if the date of the 2017 annual meeting is more than 30 days before or after the anniversary date of the Company’s 2016 annual meeting, we must receive written notice of such matters not later than the close of business on the 10th day following the day on which notice of the date of the 2017 annual meeting is mailed to shareholders or otherwise publicly disclosed. Proxies solicited by Ixia management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2017 annual meeting, unless we receive written notice of such matters by the applicable deadline.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as brokerage firms, banks, and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials and annual reports unless an affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

If you are the beneficial owner of shares of Ixia common stock and you share an address with other beneficial owners, then your brokerage firm, bank, or other nominee may have delivered for all beneficial owners sharing your address a single copy of this proxy statement (unless the beneficial owner had already asked the brokerage firm, bank, or other nominee for separate copies). To make a written or oral request for an individual copy of this proxy statement, please contact us at: Ixia, Attention Brent T. Novak, Chief Financial Officer, 26601 West Agoura Road, Calabasas, California 91302; Telephone 818-871-1800. We will promptly deliver a copy to you.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements, and other information regarding us and other registrants that file electronically with the SEC.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of our filings with the SEC or other information concerning us, without charge, by written request to Ixia (Attn: Brent T. Novak, Chief Financial Officer, 26601 West Agoura Road, Calabasas, California 91302; Telephone 818-871-1800), or D.F. King & Co., Inc. (at the address or phone number listed below), or through our website, www.ixiacom.com, or from the SEC through the SEC website at the address provided above. The information provided on our website is not part of this proxy statement and therefore is not incorporated herein by reference.

If you have questions about the special meeting or the merger with Keysight after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor, D.F. King & Co., Inc., at:

Toll-free: (877) 674-6273
Collect: (212) 269-5550
Email: ixia@dfking.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 13, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

KEYSIGHT TECHNOLOGIES, INC.

and

IXIA

Dated as of January 30, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 30, 2017 is made by and between Keysight Technologies, Inc., a Delaware Corporation (“Parent”), and Ixia, a California corporation (the “Company”). Parent and the Company, and, from and after the time Merger Sub executes and delivers the Joinder Agreement, Merger Sub are referred to herein collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.

WHEREAS, promptly following the execution of this Agreement, Parent will form a new wholly-owned subsidiary of Parent (“Merger Sub”) as a California corporation, and Parent will cause Merger Sub to, and Merger Sub will, execute and deliver a joinder agreement to this Agreement, in the form attached as Exhibit A, and be bound hereunder (the “Joinder Agreement”);

WHEREAS, the Board of Directors of the Company has, by unanimous vote of all of the directors, (a) approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, and (b) resolved to recommend the approval of this Agreement and the principal terms of the Merger by the shareholders of the Company, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has unanimously approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of (i) Katelia Capital Group Ltd. and Laurent Asscher, and (ii) The Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999, and Errol Ginsberg, in their capacity as a shareholder of the Company, has simultaneously herewith entered into a Voting and Support Agreement (collectively, the “Voting and Support Agreements”) in connection with the Merger; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.   Definitions.   As used herein, the following terms shall have the following meanings:

“Action” means any litigation, action, claim, proceeding, investigation, suit, arbitration, or similar proceeding (public or private), in each case by or before a Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlling” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws of any jurisdiction that are designed or intended to govern competition or prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, employee benefit, welfare, supplemental unemployment benefit, bonus, pension, retirement, savings, profit-sharing, executive compensation, change in control, retention, severance, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, share appreciation, phantom stock option, health or other medical, dental, life, disability, or other insurance or other employment-related plan, program, policy, agreement, or arrangement sponsored, maintained, or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees and their dependents or beneficiaries, or with respect to which the Company and its Subsidiaries have or reasonably could be expected to have any liability.

“Business Day” means any day, excluding Saturday, Sunday, and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CGCL” means the General Corporation Law of the State of California, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company Balance Sheet” means the condensed consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC on November 7, 2016.

“Company Balance Sheet Date” means September 30, 2016.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Equity Plan” means the Second Amended and Restated Ixia 2008 Equity Incentive Plan.

“Company Intellectual Property” means the Non-Owned Intellectual Property and the Owned Intellectual Property.

“Company Preferred Stock” means the preferred stock, without par value, of the Company.

“Company Termination Fee” means an amount equal to $59,715,404.

“Contract” means any written or oral contract, agreement, or other instrument, obligation or arrangement that is or purports to be legally binding.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 2, 2015, by and among the Company, as the borrower, certain Subsidiaries of the Borrower party thereto, Silicon Valley Bank, as administrative agent, swingline lender and L/C issuer, Regions Bank, Cadence Bank, N.A., and the lenders party thereto, as amended, supplemented, restated or otherwise modified.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment or occupational health or safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any pollutants, contaminants, or toxic or hazardous materials, substances, or wastes (“Hazardous Materials”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FRAND Obligation” means obligations to license or grant non-assertion covenants on either royalty-free or fair, reasonable and non-discriminatory terms pursuant to the policies of a standards setting organization that relate to one or more claims of a Patent that is essential to a standard published by such a standards setting organization.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent throughout the periods involved.

“Governmental Authority” means any foreign, federal, state, provincial, or local governmental or regulatory authority, commission, board, department, bureau, agency, court, tribunal, regulatory or administrative body or self-regulatory body, or any subdivision or branch of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (d) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business), (e) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (f) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (g) all obligations of the type described in clauses (a) through (f) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (h) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (a) through (g) above of any other Person.

“Intellectual Property” means all intellectual property rights, whether in the United States or any foreign jurisdiction, including those in and to: (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”), (b) registered and unregistered trademarks, service marks, trade dress and applications therefore, along with names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) registered and unregistered copyrights and copyrightable subject matter (including Software), and (d) trade secrets and all other rights in ideas, know-how, inventions, technology, algorithms, proprietary processes, formulae, data, databases, models, and methodologies (collectively, “Trade Secrets”).

“Intervening Event” means any material change, effect, event, occurrence, state of facts, or development arising after the date of this Agreement, that (a) was not known to, or reasonably foreseeable by, the Board of Directors of the Company, or the material consequences of which were not known to, or reasonably foreseeable by, the Board of Directors of the Company, in each case as of or prior to the date of this Agreement, (b) becomes known to, or reasonably foreseeable by, the Board of Directors of the Company prior to the Company Shareholder Approval, and (c) does not involve or relate to (i) an Acquisition Proposal or a Superior Proposal or (ii) any fluctuation in the market price or trading volume of the Company Common Stock, in and of itself.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.01(a) of the Disclosure Letter.

“Law” means any federal, state, local, municipal, or foreign order, constitution, law (including common law), ordinance, rule, code, regulation, statute or treaty.

“Leased Real Property” means the real property described in Section 1.01(b) of the Disclosure Letter, constituting all real property that is leased or subleased by the Company or its Subsidiaries, and all real property that the Company has the right to use or occupy, pursuant to a Real Property Lease.

“Lien” means any lien, claim, charge, mortgage, pledge, encumbrance, security interest, easement, assessment, restriction on use, voting or transfer or other restriction similar in substance to any of the foregoing (other than restrictions on transfer generally arising under federal and state securities Laws).

“made available” means that such information, document or material was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) on or after January 1, 2016, (b) made available for review by Parent or Parent’s Representatives in the electronic data site established on behalf of the Company for Project Oscar 2017 on DataSite operated by the Merrill Corporation and to which Parent and Parent’s Representatives have been given access in connection with the transactions contemplated by this Agreement or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives, or (c) actually delivered (whether by physical or electronic delivery) to Parent or its Representatives, in each case of clauses (a) and (b), prior to 11:59 P.M. New York time, on the first Business Day prior to the date hereof, and in the case of clause (c), prior to the execution and delivery of this Agreement.

“Material Adverse Effect” means any changes, effects, events, occurrences, states of facts, or developments that, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, (a) have had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would prevent, materially impair or materially delay the performance by the Company of, or has or would have a material adverse effect on the ability of the Company to perform, its obligations under this Agreement; provided, that in the case of clause (a) above, any change, effect, event, occurrence, state of facts, or development to the extent arising from or attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (i) the execution, delivery, announcement, or pendency of this Agreement or the transactions contemplated by this Agreement, including (A) the identity of Parent and (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its customers, employees, or suppliers, or with any other third party; (ii) changes in business or political conditions or conditions generally affecting the industry or segments in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital, credit, or financial markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement (but including in this clause (iii) any change, effect, event, occurrence, state of facts, or development arising from any actions or omissions required to comply with Section 5.01 only to the extent that such change, effect, event, occurrence, state of facts, or development is the direct result of Parent unreasonably withholding its consent to the Company’s written request delivered in accordance with the notice requirements set forth in Section 8.02 to take (or refrain from taking) an action otherwise prohibited under Section 5.01); (iv) any change after the date of this Agreement in GAAP or applicable Laws or the interpretation or enforcement thereof; (v) any acts of war (whether or not declared), armed hostilities, sabotage, or terrorism occurring after the date of this Agreement or the continuation, escalation, or worsening of any such acts of war, armed hostilities, sabotage, or terrorism threatened or underway as of the date of this Agreement; (vi) any earthquakes, hurricanes, floods, or other natural disasters, acts of God or force majeure events; and (vii) the failure of the Company or any of its Subsidiaries to meet internal forecasts, budgets, or financial projections or any decline in the market price or trading volume of the Company Common Stock on the NASDAQ Global Select Market (provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts, or development underlying such failure or decline has resulted in or contributed to a Material Adverse Effect, except to the extent such underlying cause would otherwise be excepted from this definition); except in the case of the foregoing clauses (ii), (iv), (v), and (vi) to the extent any change, effect, event, occurrence, state of facts, or development has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company operates.

“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property.

“Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority or arbitrator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, or operating agreement (or the equivalent organizational documents) of the Company or its Subsidiaries, as applicable, as in effect on the date of this Agreement.

“Owned Intellectual Property” means all Intellectual Property that is owned, or claimed to be owned, by the Company or any of its Subsidiaries, including the Company Registered Intellectual Property.

“Owned Real Property” means the real property described in Section 1.01(c) of the Disclosure Letter, constituting all real property that is owned by the Company or its Subsidiaries.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Company and its Subsidiaries, in each case, only if adequate reserves with respect thereto have specifically been established in the Company Balance Sheet; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (c) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property or Owned Real Property which are not violated by the current use and operation thereof and which do not materially impair the occupancy or use thereof for the purposes for which such Leased Real Property or Owned Real Property is currently used in connection with the business of the Company and its Subsidiaries; (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to Leased Real Property or Owned Real Property which do not materially impair the occupancy, or use thereof for the purposes for which such Leased Real Property or Owned Real Property is currently used in connection with the business of the Company and its Subsidiaries; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation under applicable Law that arise in the ordinary course of business; (f) Liens on goods in transit incurred pursuant to documentary letters of credit in the ordinary course of business; (g) non-exclusive licenses and other non-exclusive grants with respect to Intellectual Property, each to the extent granted in the ordinary course of business; (h) those liens on the Company’s Intellectual Property recorded at the United States Patent and Trademark Office that are set forth on Section 1.01(d) of the Disclosure Letter or incurred pursuant to the Credit Agreement; and (i) in the case of Leased Real Property, statutory encumbrances or encumbrances arising by operation of Law in favor of landlords for amounts not yet due and payable under any Real Property Lease, that are not, individually or in the aggregate, material to the business or the assets.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Real Property Leases” means each lease, sublease, license, or occupancy agreement, and any amendments thereto, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any Leased Real Property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, and representatives, including any investment banker, financial advisor, attorney, accountant, or other advisor, agent, representative, or Affiliate.

“Required Information” means (A) the financial information regarding the Company and its Subsidiaries described in paragraphs (3)(ii) and (3)(iv) of Annex C to the Bridge Commitment Letter (as in effect on the date of this Agreement) and (B) financial data relating to the Company and its Subsidiaries reasonably requested by Parent to produce the pro forma financial statements and other pro forma financial data and financial information (including pro forma adjustments relating to the transactions contemplated hereby, it being understood that the Company is not responsible for any pro forma adjustments related to the Financing, for the preparation of the pro forma financial statements as a whole or for any financial information with respect to the Parent or its Subsidiaries) required in order to satisfy the condition set forth in paragraph (3)(v) of Annex C to the Bridge Commitment Letter (as in effect on the date of this Agreement); provided, further, that (a) if the Company or any of its Subsidiaries has publicly announced (i) its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or (ii) any such restatement is under consideration or may be a possibility, in each such case, the Required Information shall be deemed not to have been provided unless and until such restatement has been completed and the applicable financial information has been amended and updated such that any such restatement is no longer intended or required, or until the Company or any of its Subsidiaries has publicly announced that no restatement is required; and (b) if the Company’s independent registered public accounting firm have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, the Required Information shall be deemed not to have been provided unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent registered public accounting firm (any event described in the foregoing clauses (a) and (b) is referred to herein as a “Required Information Trigger Event”). If the Company in good faith reasonably believes that it has delivered the Required Information after the satisfaction of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing itself), it may deliver to Parent written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Information shall be deemed to have been delivered on the date of such delivery specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within two (2) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Information that has not been delivered). Notwithstanding the foregoing, the Required Information shall be deemed to have been delivered by the Company to Parent on such date as the commitments made by the Financing Sources in respect of the Bridge Financing have been permanently reduced pursuant to the Bridge Commitment Letter or the definitive documentation related thereto to zero.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) data, databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and training documentation, related to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other legal entity in which such Person (either alone or through or together with any other Subsidiary) owns or has the power to vote or control, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests of such other Person.

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination,” or other similar state anti-takeover Laws.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign, or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs, and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods, and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines, or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines, or penalties and shall include any transferee liability in respect of any and all of the above.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.

“Willful Breach” means (a) with respect to any failure of a representation or warranty to be true or correct, that the Party making such representation or warranty had actual knowledge of (in the case of the Company representations or warranties that are qualified as to the “Knowledge of the Company”, such knowledge shall be limited to the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.01(a) of the Disclosure Letter), as of the date of this Agreement, the fact that such representation or warranty was untrue or incorrect as of such date and (b) with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section
Acceptable Confidentiality Agreement	Section 5.02(a)
Acquisition Proposal	Section 5.02(i)(i)
Action	Section 1.01
Affiliate	Section 1.01

Defined Term	Section
Agreement	Preamble
Agreement of Merger	Section 2.03
Alternative Acquisition Agreement	Section 5.02(d)
Antitrust Laws	Section 1.01
Bankruptcy and Equity Exceptions	Section 3.02(a)
Benefit Plan	Section 1.01
Book-Entry Shares	Section 2.07(c)
Bridge Commitment Letter	Section 4.07(a)
Bridge Financing	Section 4.07(a)
Business Day	Section 1.01
California Secretary	Section 2.03
Certificate	Section 2.07(c)
CGCL	Section 1.01
Chapter 13	Section 2.08(i)
Chosen Courts	Section 8.08
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 1.01
Commitment Letter	Section 5.15(b)
Company	Preamble
Company 401(k) Plan	Section 5.07(g)
Company Adverse Recommendation Change	Section 5.02(d)
Company Balance Sheet	Section 1.01
Company Balance Sheet Date	Section 1.01
Company Board Recommendation	Section 3.02(b)
Company Common Stock	Section 1.01
Company Equity Awards	Section 2.07(d)(iv)
Company Equity Plan	Section 1.01
Company ESPP	Section 2.07(d)(iii)
Company Intellectual Property	Section 1.01
Company Preferred Stock	Section 1.01
Company Registered Intellectual Property	Section 3.16(a)
Company RSU	Section 2.07(d)(ii)
Company RSU Payments	Section 2.07(d)(ii)
Company SEC Documents	Section 3.06(a)
Company Shareholder Approval	Section 3.02(a)
Company Stock Option	Section 2.07(d)(i)
Company Termination Fee	Section 1.01
Confidentiality Agreement	Section 5.04(c)
Continuing Employees	Section 5.07(a)
Contract	Section 1.01
Credit Agreement	Section 1.01
Current Premium	Section 5.06(c)
D&O Insurance	Section 5.06(c)
Disclosure Letter	Article 3
Dissenting Share	Section 2.08(i)
Effective Time	Section 2.03
End Date	Section 7.01(b)(i)
Environmental Laws	Section 1.01
ERISA	Section 1.01

Defined Term	Section
Exchange Act	Section 1.01
Excluded Shares	Section 2.07(b)
Existing Credit Facility Terminations	Section 5.11
Fee Letter	Section 4.07(a)
Financing	Section 5.15(b)
Financing Sources	Section 4.07(a)
FRAND Obligation	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
Hazardous Materials	Section 1.01
HSR Act	Section 1.01
Indebtedness	Section 1.01
Indemnification Agreements	Section 5.06(a)
Indemnified Parties	Section 5.06(a)
Intellectual Property	Section 1.01
International Employee Plan	Section 3.15(i)
Intervening Event	Section 1.01
Joinder Agreement	Recitals
Knowledge of the Company	Section 1.01
Law	Section 1.01
Leased Real Property	Section 1.01
Lien	Section 1.01
made available	Section 1.01
Material Adverse Effect	Section 1.01
Material Contract	Section 3.12
Material Customer	Section 3.19
Material Supplier	Section 3.19
Merger	Section 2.01
Merger Sub	Recitals
Non-Owned Intellectual Property	Section 1.01
Non-Paying Party	Section 7.03(e)
OFAC Sanctions Regulations	Section 3.22
Option Payments	Section 2.07(d)(i)
Order	Section 1.01
Organizational Documents	Section 1.01
Owned Intellectual Property	Section 1.01
Owned Real Property	Section 1.01
Parent	Preamble
Parent 401(k) Plan	Section 5.07(g)
Parent Financing	Section 5.16(a)
Parent Termination Fee	Section 7.03(d)
Parties	Preamble
Patents	Section 1.01
Paying Agent	Section 2.08(a)
Paying Agent Agreement	Section 2.08(a)
Payment Fund	Section 2.08(a)
Per Share Merger Consideration	Section 2.07(c)
Permits	Section 3.11(c)
Permitted Liens	Section 1.01
Person	Section 1.01

Defined Term	Section
Prohibited Changes	Section 5.15
Proxy Statement	Section 3.08
Real Property Leases	Section 1.01
Recipient Party	Section 7.03(e)
Representatives	Section 1.01
Required Information	Section 1.01
Required Information Trigger Event	Section 1.01
Sarbanes-Oxley Act	Section 1.01
SEC	Section 1.01
Securities Act	Section 1.01
Shareholders Meeting	Section 5.03(c)
Shareholder Litigation	Section 5.14
Software	Section 1.01
Specified Date	Section 3.04(a)
Subsidiary	Section 1.01
Superior Proposal	Section 5.02(i)(ii)
Surviving Corporation	Section 2.01
Takeover Laws	Section 1.01
Tax Return	Section 1.01
Taxes	Section 1.01
Taxing Authority	Section 1.01
Trade Secrets	Section 1.01
Voting and Support Agreements	Preamble
Willful Breach	Section 1.01

Section 1.02.   Other Definitional and Interpretative Provisions.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule, or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine, or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. The headings contained herein (including in the Exhibits and the Disclosure Letter) are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2
THE MERGER

Section 2.01.   The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and as a result thereof the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 2.02.   Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing itself, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), by electronic exchange of documents, or at such place or such other time or date as shall be agreed in writing between Parent and the Company; provided, however, that, notwithstanding the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6, Parent and Merger Sub shall not be obligated to effect the Closing prior to the fifth (5th) Business Day following the day the Company has provided to Parent and Merger Sub the Required Information, unless Parent shall provide written notice of an earlier date (but, subject in each such case, to the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing itself, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions); provided further, if the Required Information is deemed not to have been provided as a result of a Required Information Trigger Event during the period between the provision of such Required Information and the Closing, a new five (5) Business Day period shall commence upon cure of the applicable Required Information Trigger Event as indicated therein. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03.   Effective Time.   As soon as practicable on the Closing Date, the Parties shall (a) cause an agreement of merger (the “Agreement of Merger”), in such form as is appropriate under the CGCL, to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California (the “California Secretary”), together with the officers’ certificates required by the CGCL, and (b) make any other filings or recordings required to be made by the Company or Merger Sub under the CGCL in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the California Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Agreement of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.04.   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

Section 2.05.   Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)   At the Effective Time, the amended and restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation will be “Ixia”), and as so amended and restated shall thereafter be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.06).

(b)   At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be the bylaws of Merger Sub in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation will be “Ixia”), and as so amended and restated shall thereafter be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.06).

Section 2.06.   Directors and Officers of the Surviving Corporation.   From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the individuals appointed by Parent prior to or as of the Effective Time shall be the officers of the Surviving Corporation.

Section 2.07.   Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company or any holder of any securities of any of the foregoing:

(a)   Capital Stock of Merger Sub.   Each share of common stock of Merger Sub, without par value, issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation, without par value.

(b)   Cancellation of Parent-Owned Company Common Stock.   Each issued and outstanding share of Company Common Stock that is owned by Parent or Merger Sub, or by any Subsidiary of Parent or Merger Sub, or the Company, immediately prior to the Effective Time (except to the extent held by any such Person on behalf of a third party) (collectively, the “Excluded Shares”), shall automatically be cancelled and shall cease to exist, and no cash, stock, or other consideration shall be delivered or deliverable in exchange therefor.

(c)   Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be cancelled and converted into the right to receive cash in an amount, without interest, equal to $19.65 (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) (other than Excluded Shares and Dissenting Shares) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.08. The right of any holder of any share of Company Common Stock to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d)   Company Equity Awards.   The Company shall take all requisite action so that:

      (i)   Treatment of Company Stock Options.   Each option (or portion thereof) to purchase shares of Company Common Stock under the Company Equity Plan (“Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any required action on the part of Parent, Merger Sub, the Company or any holder thereof or any other Person, become fully vested and be cancelled in consideration for the right to receive a cash payment with respect thereto equal to the product of (A) the total number of shares of Company Common Stock subject to such cancelled Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of (1) the Per Share Merger Consideration over (2) the exercise price per share subject to such cancelled Company Stock Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (x) any such Company Stock Option with respect to which the exercise price per share subject thereto is equal to or greater than the Per Share Merger Consideration shall be cancelled in exchange for no consideration and (y) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.08(h). The Surviving Corporation shall cause each Option Payment to be paid, less any required Tax withholdings, as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time) through its payroll systems. From and after the Effective Time, no Company Stock Option shall be outstanding, and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.07(d)(i).

      (ii)   Treatment of Company RSUs.   Each restricted stock unit award granted pursuant to the Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time (“Company RSU”) shall, at the Effective Time, automatically and without any required action on the part of Parent, Merger Sub, the Company or any holder thereof or any other Person, become fully vested and be cancelled in consideration for the right to receive, following the Effective Time, a cash payment with respect thereto equal to the product of (A) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration, without interest (such amounts payable hereunder, the “Company RSU Payments”); provided, however, that such Company RSU Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.08(h). For purposes of clarification, if, immediately prior to the Effective Time, a Company RSU remains subject to a performance-based vesting condition, such Company RSU shall, at such time and in accordance with the terms thereof, become earned at the target performance level, and such Company RSU shall, at the Effective Time, become fully vested and be cancelled in the same manner as described in the preceding sentence. The Surviving Corporation shall cause each Company RSU Payment to be paid, less any required Tax withholdings, as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time) through its payroll systems. From and after the Effective Time, no Company RSU shall be outstanding, and each Company RSU shall only entitle the holder thereof to the payment provided for in this Section 2.07(d)(ii).

      (iii)   Treatment of Company ESPP.   As soon as practicable following the date of this Agreement, the Company shall take any actions, and the Board of Directors of the Company and/or the Compensation Committee thereof, as applicable, shall adopt any resolutions and take any actions, that are necessary to provide that with respect to the Company 2010 Employee Stock Purchase Plan, as amended (the “Company ESPP”): (A) participants in the Company ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP) and no new participants may begin participating in the current offering period, (B) no offering period will be commenced after the date of this Agreement (it being understood that any offering period in effect on the date hereof may continue in accordance with its terms), (C) any offering period that is in effect as of the date of this Agreement shall be terminated effective as of the last day of the purchase period that is in effect as of the date of this Agreement or, if earlier, prior to the Effective Time, and all amounts then credited to the accounts of participants shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, (D) the amount of the accumulated contributions of each participant under the Company ESPP as of the termination of the Company ESPP shall, to the extent not used to purchase shares of Company Common Stock in accordance with the Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest and less any required Tax withholdings), and (E) the Company ESPP shall be terminated as of the Effective Time. To the extent such accumulated contributions are used to purchase shares of Company Common Stock, the purchased shares shall be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.07(c).

      (iv)   At or prior to the Effective Time, the Company shall take any actions, and the Board of Directors of the Company and/or the Compensation Committee thereof, as applicable, shall adopt any resolutions and take any actions, that are necessary to (A) effectuate the treatment of the Company Stock Options and the Company RSUs (collectively, the “Company Equity Awards”) and the Company ESPP as provided in this Section 2.07(d) and (B) cause the Company Equity Plan and the Company ESPP to terminate at or prior to the Effective Time, it being understood and agreed that from and after the Effective Time, no Company Equity Award holder shall have any right with respect to any Company Equity Award or otherwise under any Company Equity Plan, and no participant in the Company ESPP shall have any rights with respect to the Company ESPP, in each case other than to receive the payment provided for in this Section 2.07(d).

(e)   Anti-Dilution.   Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within such period, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.08 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.08 had such event not occurred and (ii) nothing in this Section 2.07 shall permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.08.   Disposition of Certificates and Book-Entry Shares.

(a)   Paying Agent.   Prior to the Effective Time, Parent shall appoint a U.S.-based nationally recognized bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration to the holders of the shares of Company Common Stock as provided in Section 2.07(c). Parent will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to Parent and the Company prior to the Closing. At the Closing, Parent shall deposit with the Paying Agent cash in immediately available funds in the amount necessary for payment of the aggregate Per Share Merger Consideration in accordance with

Section 2.07(c) and this Section 2.08 (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Per Share Merger Consideration out of the Payment Fund in accordance with this Agreement and the Paying Agent Agreement. The Payment Fund shall not be used for any other purpose. As soon as reasonably practicable but no later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time, Parent shall pay or cause to be paid to the Surviving Corporation in cash the amounts payable in respect of the Company Stock Options pursuant to Section 2.07(d)(i) and the Company RSUs pursuant to Section 2.07(d)(ii), and the Surviving Corporation shall disburse such amounts in accordance with Section 2.07(d)(i) and Section 2.07(d)(ii), respectively, to the extent the Surviving Corporation does not have the cash on hand to pay such amounts.

(b)   Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent, or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares) shall be cancelled and exchanged for the Per Share Merger Consideration.

(c)   Payment Procedures.

      (i)   As soon as practicable after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably agree) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration. Upon surrender of any Certificate (or affidavit of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by Parent or the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (1) the number of shares of Company Common Stock represented by such Certificate (or affidavits of loss in lieu thereof) multiplied by (2) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.08(h)), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.08.

      (ii)   Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other documentation or evidence, if any, as Parent or the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such share of Company Common Stock (less any required Tax withholdings as provided in Section 2.08(h)), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d)   Termination of Payment Fund.   Any portion of the Payment Fund which remains unclaimed for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of the Per Share Merger Consideration (subject to abandoned property, escheat, or similar Laws).

(e)   No Liability.   None of Parent, Merger Sub, the Surviving Corporation, the Company or, the Paying Agent, or any employee, officer, director, agent, representative or, Affiliate thereof, shall be liable to any Person in respect of the Per Share Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(f)   Investment of Payment Fund.   The Paying Agent shall invest the Payment Fund as directed by Parent (on behalf of the Surviving Corporation); provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $25 billion, or in funds investing solely in such obligations that provide for same day liquidity. Any net profit resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation or Parent (at Parent’s election). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt cash payments of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund required so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(g)   Lost Certificates.   If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Per Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h)   Withholding Rights.   Parent, the Surviving Corporation, or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i)   Dissenters’ Rights.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such shares of Company Common Stock for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of the CGCL (“Chapter 13”), and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Company Common Stock for fair market value pursuant to Chapter 13 (each, a “Dissenting Share”), shall not be converted into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.07(c), but instead at the Effective Time shall become entitled only to payment from the Surviving Corporation of the fair value of such shares of Company Common Stock determined in accordance with Chapter 13 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company pursuant to Chapter 13, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company relating to rights to be paid the fair market value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the aggregate Per Share Merger Consideration paid to the Paying Agent to pay for shares that have become Dissenting Shares shall be returned to Parent upon demand, but solely with respect to Dissenting Shares that (A) the Surviving Corporation has become obligated to purchase for fair market value in accordance with the provisions of Chapter 13 pursuant to an Order of a Governmental Authority or (B) the Surviving Company has agreed with the holders of such Dissenting Shares to settle such demand to purchase such Dissenting Shares pursuant to an agreement between such parties.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC and publicly available on or after January 1, 2016 and prior to the date of this Agreement (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 3.01 (Organization, Standing, and Corporation Power), Section 3.02 (Authority), Section 3.03 (No Contravention; Consent and Approvals), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.23 (Takeover Laws), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (No Brokers)) or (ii) as set forth in the disclosure letter, dated as of the date hereof, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Disclosure Letter shall be deemed to be disclosed by the Company for, and apply to and qualify, the section or subsection of this Article 3 to which it corresponds and each other section or subsection of this Article 3 to the extent that it is reasonably apparent that such disclosure is applicable to such other section or subsection of this Article 3), the Company represents and warrants to Parent as follows:

Section 3.01.   Organization, Standing, and Corporate Power.

(a)   The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of California and has all corporate power and authority required to carry on its business as conducted as of the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing, or good standing, except where the failure to be so qualified, licensed, or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)   The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company, as amended through the date hereof. Such Organizational Documents are in full force and effect and the Company is not in violation of any of their provisions.

Section 3.02.   Authority.

(a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject to the approval of this Agreement and the principal terms of the Merger by the affirmative vote of the holders of a majority of the total number of shares of Company Common Stock outstanding (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Company and, assuming the due and valid authorization, execution, and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(b)   At a meeting duly called and held, the Board of Directors of the Company has, by unanimous vote of all of the directors, (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) subject to Section 5.02, resolved to recommend that the shareholders of the Company approve this Agreement and the principal terms of the Merger (the “Company Board Recommendation”) at the Shareholders Meeting and include such Company Board Recommendation in the Proxy Statement, which resolutions have not as of the date hereof been subsequently rescinded, modified, or withdrawn in any way.

Section 3.03.   Non-Contravention; Consents, and Approvals.

(a)   The execution and delivery of this Agreement by the Company do not, and subject to receipt of the Company Shareholder Approval and assuming that all consents, approvals, and authorizations contemplated by Section 3.03(b) have been obtained and all notices and filings described in Section 3.03(b) have been made, the consummation by the Company of the transactions contemplated hereby will not, (i) result in a violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) result in a violation of any Law or Order applicable to, binding upon or enforceable against the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) except as set forth in Section 3.03(a) of the Disclosure Letter, result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries under, or any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract or Permit binding upon the Company or any of its Subsidiaries or to which any of their respective properties or assets are subject, or (iv) result in the imposition of any Lien (other than Permitted Liens) upon any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   No consent, approval, order, or authorization of, action by or in respect of, or registration, declaration, or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, any applicable foreign securities laws, state securities laws, and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Agreement of Merger, the officers’ certificates, and any other documents required to be filed with the California Secretary under the CGCL, (iv) as may be required for compliance with the rules of the NASDAQ Global Select Market and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations, and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 3.04.   Capitalization.

(a)   The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on January 26, 2017 (the “Specified Date”):

      (i)   82,649,261 shares of Company Common Stock were issued and outstanding; and

      (ii)   no shares of Company Preferred Stock were issued and outstanding.

All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Options, the Company RSUs and the Company ESPP, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)   Section 3.04(b) of the Disclosure Letter sets forth, as of the close of business on January 26, 2017, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares of Company Common Stock subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per share; (ii) all outstanding Company RSUs, including the number of shares of Company Common Stock subject to such Company RSU (meaning, with respect to performance-based Company RSUs, the target and maximum number of shares of Company Common Stock subject to such Company RSU), the name of the holder and the grant date and vesting schedule thereof; and (iii) the number of shares of Company Common Stock available for issuance under the Company ESPP.

(c)   Except as set forth in Section 3.04(a) and Section 3.04(b) and for issuance of shares of Company Common Stock as expressly permitted by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options, subscriptions or other rights to acquire from the Company, or other obligations of the Company to issue, transfer, exchange, sell or register for sale any capital stock, other voting securities, or securities convertible into or exchangeable for, capital stock or other voting securities of or other ownership interest in the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any such securities. There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities. Since the Specified Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Options or the Company RSUs, in accordance with their respective terms) or granted any Company Stock Option, Company RSUs or other equity or equity-based awards or interests. The Company Equity Plan and the Company ESPP are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, share appreciation rights or other compensatory equity and equity-based awards are outstanding. No awards other than the Company Equity Awards are outstanding under the Company Equity Plan or otherwise. With respect to each grant of Company Equity Awards, (i) each such grant was made in accordance with the terms of the Company Equity Plan and applicable Law (including rules of NASDAQ), (ii) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other applicable Law, and (iii) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant. The Company has made available to Parent each form of award agreement included in the Company Equity Plan, as well as copies of any award agreement for any outstanding award under the Company Equity Plan that deviates in any material respect from any such form of award agreement.

Section 3.05.   Subsidiaries.

(a)   Section 3.05(a) of the Disclosure Letter lists each Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing, and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational power, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, as applicable, and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing, or good standing, except where the failure to be so qualified, licensed, or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)   The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of each Subsidiary of the Company, as amended through the date hereof. Such Organizational Documents are in full force and effect and none of the Subsidiaries is in violation of any of the provisions in its Organizational Documents, in each case in any material respect.

(c)   All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity interests. Except as set forth in

Section 3.05(a) of the Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (iii) warrants, calls, options, subscriptions or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, sell or register for sale any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. There are no bonds, debentures, notes, or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of such Subsidiary may vote.

(d)   Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or right, or has any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise), in any Person.

Section 3.06.   Company SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)   Except as set forth in Section 3.06(a) of the Disclosure Letter, the Company has timely filed or furnished all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company since January 1, 2014 (such documents, collectively with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, any exhibits and schedules to any of the foregoing documents and other information incorporated therein, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment prior to the date hereof (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case, in effect as of such time and applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed or refused to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Except as set forth in Section 3.06(a) of the Disclosure Letter, as of the date hereof, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. As of the date of this Agreement, there are no outstanding comments in any comment letters received by the Company from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries are required to file or furnish any report, statement, schedule, form or other document with, or make any filing of any sort with, or furnish any material to, the SEC.

(b)   Each of the consolidated financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Documents (or incorporated therein by reference) (i) complied as to form in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, (ii) had been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure), (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal period-end audit adjustments) and (iv) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)   Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation SK promulgated by the SEC).

(d)   Except as set forth in Section 3.06(b) of the Disclosure Letter, the Company has established and maintains “disclosure controls and procedures” and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize, and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and any such deficiency, weakness and fraud so disclosed to auditors has been disclosed to Parent prior to the date hereof. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(e)   Since January 1, 2015, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any employee or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of applicable Law or breach of fiduciary duty by the Company or any employee or other Representative of the Company or any of its Subsidiaries to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.07.   No Undisclosed Liabilities.   The Company and its Subsidiaries do not have any liabilities or obligations of any nature, except for (a) those reflected or reserved against in the Company Balance Sheet, (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business, (c) liabilities and obligations arising under this Agreement or the transactions contemplated hereby, (d) performance obligations under Contracts to which the Company or any of its Subsidiaries is a party or bound (other than any liabilities resulting from a breach by the Company or any of its Subsidiaries of such Contracts), (e) those set forth in Section 3.07 of the Disclosure Letter, or (f) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.   Proxy Statement; Company Information.   The proxy statement of the Company relating to the Shareholders Meeting (together with any amendments or supplements thereto, in each case, in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to shareholders of the Company, and at the time of any meeting of the Company shareholders to be held in connection with the Merger (including the Shareholders Meeting), the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 3.09.   Absence of Certain Developments.   Except as set forth in Section 3.09 of the Disclosure Letter, since December 31, 2015, (a) through the date of this Agreement, except as expressly contemplated or permitted by this Agreement the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.01(b) (other than clauses (i), (ii), (iv), (v) and, to the extent relating to the foregoing clauses, (xxii) of Section 5.01(b)), and (b) there has not occurred a Material Adverse Effect.

Section 3.10.   Litigation; Investigation.   Except as set forth in Section 3.10 of the Disclosure Letter, (a) to the Knowledge of the Company, there is no investigation or review pending or threatened, by any Governmental Authority with respect to (i) the Company or any of its Subsidiaries or (ii) any of their respective current or former directors, officers or employees for events or occurrences while such officers, directors or employees are or were serving at the Company’s or any of its Subsidiaries’ request in such capacity, and (b) there are no other Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, in each case of (a) and (b), that, individually or in the aggregate, have been or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; provided that to the extent any of the representations or warranties in the foregoing clauses (a) and (b) pertain to investigations, reviews or other Actions that relate to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. Except as set forth in Section 3.10 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Order, except for those that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; provided that to the extent any of the representations or warranties in the foregoing sentence pertain to Orders that relate to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 3.11.   Compliance with Laws.   Except as set forth in Section 3.11 of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)   the Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable Laws and all Orders to which the Company or any of its Subsidiaries are or were subject;

(b)   since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communications from any Governmental Authority regarding any actual or possible failure to comply in any material respect with any applicable Law or Order; and

(c)   (i) the Company and its Subsidiaries have, and have at all times since January 1, 2014 had, in effect all licenses, consents, approvals, permits, and authorizations obtained from a Governmental Authority that are necessary for the Company to own, lease and operate its properties and assets and to conduct the operation of their business as currently conducted (collectively, “Permits”), (ii) all such Permits are, and since January 1, 2014 have been, valid and in full force and effect except that to the extent a Permit was of a specified duration, the Permit was valid and in full force and effect for its duration, (iii) neither the Company nor any of its Subsidiaries is in default or violation under any such Permits, and (iv) there are no Actions pending or, to the Knowledge of the Company, threatened in writing relating to the suspension, failure to renew, revocation, or modification of any such Permits.

Section 3.12.   Material Contracts.

(a)   Except as set forth in Section 3.12 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following types of Contracts under which the Company or any of its Subsidiaries has, as of the date hereof, ongoing obligations or the ability to enforce rights thereunder:

      (i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

      (ii)   any material Contract with (A) any directors or officers of the Company or any of its Subsidiaries, or (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock;

      (iii)   any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any officer or employee of the Company or any of its Subsidiaries;

      (iv)   any Contract pursuant to which the Company or any of its Subsidiaries grants or receives a license or other right to (A) Intellectual Property of a third party that is material to the operation of its business (excluding non-exclusive licenses for shrink-wrap, click-wrap or other non-custom commercially available Software or software-as-a-service), or (B) material Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

      (v)   any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or material activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography);

      (vi)   any Contract that (A) resulted in the payment or receipt of more than $3,000,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2016, and (B) (1) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive basis or (2) contains “most favored nation” covenants;

      (vii)   any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $3,000,000;

      (viii)   any Contract with a labor union or works council;

      (ix)   any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

      (x)   any settlement agreement (including co-existence agreements), or any Contract that waives any rights or grants any release, in each case where such settlement, waiver of rights or grant of release is material to the Company or any of its Subsidiaries;

      (xi)   any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

      (xii)   any Contract that provides for the acquisition or disposition of any material business or material assets (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;

      (xiii)   any joint venture, partnership or limited liability company agreement or other similar Contract;

      (xiv)   any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock or other equity interests, (B) to make loans to the Company or any of its Affiliates, or (C) to grant Liens on any property of the Company or any of its Affiliates;

      (xv)   any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

      (xvi)   any Contract with, or providing for the services of, any distributor or direct reseller and involving aggregate revenues of the Company and its Subsidiaries for products and services of the Company or its Subsidiaries in excess of $1,550,000 between January 1, 2015 and November 20, 2016;

      (xvii)   any Contract granting special rights to specific shareholders, including registration rights, investor rights, board nomination rights, and voting rights;

      (xviii)   any Contract that obligates the Company to sell products with annual consideration of greater than $1,000,000 other than on a purchase order basis or entered into in the ordinary course of business consistent with past practice; and

      (xix)   any material Contract to which (A) a Governmental Authority, (B) a Material Customer or (C) a Material Supplier is a party, excluding any purchase orders pursuant to which the Company sells or licenses, or purchases, goods or services.

All Contracts of the types referred to in clauses (i) through (xix) above (whether or not set forth on Section 3.12 of the Disclosure Letter) are referred to herein as a “Material Contract”. The Company has made available to Parent or its Representatives a true and complete copy of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).

(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Material Contract; (iii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with or without notice or the lapse of time or both would (A) constitute a breach of or default by, (B) result in a right of termination for or automatic termination of, or (C) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract; (iv) there are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract; and (v) during the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination in respect of any Material Contract, nor to the Knowledge of the Company, is any such party threatening in writing to do so.

Section 3.13.   Taxes.   Except as set forth in Section 3.13 of the Disclosure Letter:

(a)   All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all applicable Law, and all such Tax Returns are correct and complete in all material respects.

(b)   The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)   There is no Action now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d)   No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)   Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension, that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(f)   During the five (5)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)   Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined, or unitary group that includes such Person as a member, or (iii) except for such matters under any Real Property Lease, if any, a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person.

Section 3.14.   Labor and Employment Matters.   Except as set forth in Section 3.14 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To the Knowledge of the Company, there is currently no organized effort by any labor union to organize any employees of the Company and its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries has experienced any material strike or claim of unfair labor practices or other collective bargaining dispute during the past five (5) years, and none are pending or, to the Knowledge of the Company, threatened in writing.

Section 3.15.   Employee Benefit Plans.

(a)   Section 3.15(a) of the Disclosure Letter sets forth a true, correct and complete list of each material Benefit Plan, a copy of which material Benefit Plan has been made available to Parent prior to the date hereof. Except as set forth in Section 3.15(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any material Benefit Plan. Notwithstanding the foregoing, the Company shall be obligated to list on Section 3.15(a) of the Disclosure Letter (i) in the case of employment agreements and offer letters, only employment agreements and offer letters to which executive officers are a party, or which are material and non-standard, and (ii) in the case of equity incentive agreements, only agreements containing change of control provisions or which are material and not based on the standard award agreement.

(b)   Each Benefit Plan has been administered in material accordance with its terms. The Company and its Subsidiaries (with respect to each Benefit Plan) and each Benefit Plan are in material compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws.

(c)   All Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service or, in the alternative, are entitled to rely upon a favorable opinion letter issued to a master or prototype plan under which any such Benefit Plan has been adopted, to the effect that such Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing) and to the Knowledge of the Company no event has occurred since the date of the most recent determination letter relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained a Benefit Plan that is or was a multiemployer plan (as defined in Section 3(37) or 4001 of ERISA) or a plan that is or was subject to Title IV of ERISA.

(d)   With respect to each Benefit Plan, no event has occurred that would be reasonably expected to subject the Company or any of its Subsidiaries to any material Tax, fine, Lien (other than Permitted Liens), penalty, or other liability imposed by ERISA, the Code, or other applicable Laws, rules, and regulations.

(e)   Except as set forth in Section 3.15(e) of the Disclosure Letter and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, (i) entitle any such person to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan, or (iii) result in payments under any Benefit Plan that would not be deductible under Section 280G of the Code.

(f)   Neither the Company nor its Subsidiaries are a party to, or otherwise obligated under, any contract, plan or program that provides for the gross-up of Taxes imposed pursuant to or by Sections 280G or 4999 of the Code.

(g)   Each Benefit Plan which is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it would not reasonably be expected that, in the event of an audit by the IRS of either such Company or any individual participating in such Benefit Plan, the additional tax described in Section 409A(a)(1)(B) of the Code would be assessed against any such participant with respect to benefits due or accruing under such Benefit Plan. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. Each Company Stock Option is exempt from the additional Tax and interest described in Section 409A(a)(1)(B) of the Code.

(h)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, or life insurance benefits for retired, former, or current employees of the Company or its Subsidiaries except as required by applicable Law.

(i)   (i) Each Benefit Plan that is maintained outside the United States (each, an “International Employee Plan”) is, and has been, established, registered (where required), qualified, administered, operated, funded (where required) and invested in compliance in all material respects with the terms thereof and applicable Law, (ii) with respect to each International Employee Plan, all required material filings and reports have been made in a timely manner with all Governmental Authorities, (iii) all material obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of its Subsidiaries, (iv) full payment has been made in a timely manner of all material amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no material Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (vi) to the Knowledge of the Company, no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan, and (vii) no contribution holidays have been taken under any of the International Employee Plans, and there have been no material withdrawals of assets or transfers from any International Employee Plan, except in accordance with Applicable Law.

(j)   Except for those contracts which are required by applicable Law to provide for a notice period of greater than three months, all contracts of employment with any employee of the Company or any of its Subsidiaries who provide services outside the United States, with any director or with any consultant can be terminated by three months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation.

(k)   Except as required by Law, no condition or term under any relevant Benefit Plan exists which would prevent Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Parent (other than ordinary administration expenses or routine claims for benefits).

Section 3.16.   Intellectual Property.

(a)   (i)   Section 3.16(a)(i) of the Disclosure Letter sets forth a correct and complete list of: all Owned Intellectual Property that is registered, applied for in writing, filed, or recorded with any Governmental Authority (the “Company Registered Intellectual Property”).

      (ii)   Each item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, is valid and enforceable.

      (iii)   One or more of the Company and its Subsidiaries has the sole and exclusive ownership of all right, title, and interest in and to each item of Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens).

(b)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries owns or has a valid and, to the Knowledge of the Company, enforceable, right to use the Company Intellectual Property and any other Intellectual Property necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted, provided that the foregoing representation is given to the Knowledge of the Company with respect to Patents.

(c)   (i)   Except as would not be material to the Company and its Subsidiaries, (A) the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof does not infringe, misappropriate, or otherwise violate, and in the last two (2) years, has not, infringed, misappropriated, or otherwise violated, any other Person’s Intellectual Property rights, provided that the foregoing representation is given to the Knowledge of the Company with respect to Patents, and (B) there are no Actions against the Company or any of its Subsidiaries notice of which has been served upon the Company or such Subsidiary that are pending nor, during the two (2) year period prior to the date hereof, has either the Company or any of its Subsidiaries received any written claim or threat (including by way of invitation to license, indemnification claims or similar notices) from any third party (x) alleging that the Company’s or any of its Subsidiaries’ use of any Intellectual Property infringes, misappropriates, or otherwise violates the Intellectual Property of any other third party or (y) contesting the ownership, validity or enforceability of any Owned Intellectual Property.

      (ii)   To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries in the two (2) year period prior to the date hereof. The preceding sentence shall not be construed as a waiver by the Company, or following the Merger the Surviving Corporation, of any rights or remedies that the Company or the Surviving Corporation may currently or in the future have against any Person for infringing, misappropriating, or otherwise violating any Owned Intellectual Property.

(d)   The Company and its Subsidiaries have taken commercially reasonable actions to protect and maintain the integrity and security of the Company’s and its Subsidiaries’ material information technology systems, and except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, (i) no Person has gained unauthorized access to any of the Company’s or any of its Subsidiaries’ information technology systems, (ii) there has been no unauthorized access to any customer, employee, and other personally identifiable information held by the Company or any of its Subsidiaries, (iii) the information and data processed and/or stored by the Company or any of its Subsidiaries in connection with the operation of its respective business has (x) been processed and/or stored in compliance with all Contracts and all Laws binding upon the Company or any of its Subsidiaries and (y) not, to the Knowledge of the Company, been corrupted or compromised, and (v) no disclosure of any data breach or network security breach has been made by the Company or any of its Subsidiaries to any Person or Governmental Authority, nor has the Company or any of its Subsidiaries failed to disclose any data breach or network security breach that was required under applicable Law to be disclosed to any Person or Governmental Authority.

(e)   Except as would not be material to the Company and its Subsidiaries, (i) the Company and its Subsidiaries take commercially reasonable actions to protect the Owned Intellectual Property (including any Trade Secrets therein), (ii) all employees, contractors and other Persons involved in the conception, development or creation of any material Intellectual Property for or on behalf of the Company or its Subsidiaries have executed valid and, to the Knowledge of the Company, enforceable written agreements pursuant to which all such Intellectual Property is assigned to the Company or one of its Subsidiaries (to the extent not owned by the Company or one of its Subsidiaries by operation of law), (iii) no material Software owned by the Company or any Subsidiary and licensed, distributed or conveyed to others is derived from or modifies or adapts any Software subject to an “open source” or similar license in a manner that would, under the license applicable to such “open source” Software, impose on the Company or any of its Subsidiaries any obligation not otherwise undertaken by the Company or such Subsidiary (A) to divulge to any Person any source code of Software owned by the Company or such Subsidiary, (B) to license a third party to create derivative works based on Software owned by the Company or such Subsidiary, or (C) to license a third party to distribute or redistribute Software owned by the Company or such Subsidiary at no charge, (iv) except as set forth on Section 3.16(e)(iv) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has deposited any proprietary source code into a source code escrow or disclosed or delivered any material proprietary source code to any Person and no Person has any contractual right to receive such material source code and (v) none of the Company Registered Intellectual Property is subject to any FRAND Obligation and neither the Company nor any of its Subsidiaries has made or refused an offer to license in breach of any FRAND Obligation concerning any item of Company Registered Intellectual Property.

(f)   Neither the Company nor any of its Subsidiaries are bound by any Contract that, to the Knowledge of the Company, upon consummation of the transactions contemplated by this Agreement, will cause Parent, any of its Affiliates, the Company or any of its Subsidiaries to (i) grant to any third Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them prior to the Closing or (ii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third Person in excess of those payable by the Company or any of its Subsidiaries in the absence of the execution and delivery of this Agreement; in each case of (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17.   Real Property.

(a)   Except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, with respect to the Leased Real Property, the Company and its Subsidiaries, as applicable, have a valid leasehold interest relating to the Leased Real Property, free and clear of all Liens (other than Permitted Liens). The Real Property Lease for each property is valid, and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, is in full force and effect, subject to Bankruptcy and Equity Exceptions, and neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease. The Company and its Subsidiaries, as applicable, is in material compliance with the terms of all the Real Property Leases.

(b)   The Company or its Subsidiaries, as applicable, have good and marketable fee simple title (or the equivalent in jurisdictions outside the United States) to the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(c)   Section 1.01(b) and Section 1.01(c) of the Disclosure Letter contain a complete and correct lists of, respectively, all the Leased Real Property and Owned Real Property together with the street address, city, state and country of such property. The Company has made available to Parent true, correct and complete copies of the underlying Real Property Leases with respect to each parcel of Leased Real Property. Section 3.17(c) of the Disclosure Letter contains a complete and correct list of all Owned Real Property or Leased Real Property with respect to which any Person other than the Company or its Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy, whether as lessee, sublessee or licensee, and sets forth, with respect to each such property, the street address and city and state of such property.

Section 3.18.   Environmental Matters.

(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

      (i)   the Company and its Subsidiaries are, and have at all times since January 1, 2014 been, in compliance with all Environmental Laws;

      (ii)   neither the Company nor any of its Subsidiaries has received any written notice of a violation of Environmental Laws by Company or its Subsidiaries or any liability thereto arising under Environmental Laws;

      (iii)   there is no Action or information request pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws or from the release or presence of or exposure to Hazardous Materials; and

      (iv)   to the Knowledge of the Company, there has been no spill, release or presence of or exposure to any Hazardous Material, whether on or off the property currently or formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Law.

(b)   Subject to the terms and conditions set forth in Section 5.04, the Company has delivered to, or has otherwise made available for inspection by the Parent, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Materials.

(c)   Notwithstanding anything to the contrary in Section 3.11 or other Sections of this Agreement, the Company makes no other representation or warranty, express or implied, concerning matters arising out of or relating to or concerning Hazardous Materials or Environmental Laws in respect of the Company or any of its Subsidiaries except as and to the extent set forth in Section 3.06, Section 3.07, Section 3.09, Section 3.11(c) and this Section 3.18.

Section 3.19.   Customers and Suppliers.   Section 3.19 of the Disclosure Letter sets forth a correct and complete list of the ten (10) largest (measured by revenue) customers (each, a “Material Customer”) and the ten (10) largest (measured by gross expenditures) suppliers (each, a “Material Supplier”) to the Company for the nine (9) months ended September 30, 2016. Since January 1, 2016, (a) to the Knowledge of the Company, no Material Customer or Material Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel, or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company, (b) neither the Company nor any of its Subsidiaries has been engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer or Material Supplier and (c) there has been no material change in the pricing or other material terms of its business relationship with any Material Customer or Material Supplier in any material respect adverse to the Company or its Subsidiaries, except, in the case of this clause (c), changes made in the ordinary course of business consistent with the Company’s past pricing practices which changes in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.20.   Insurance.   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have since January 1, 2014 maintained insurance policies with reputable insurers in such amounts and against such risks as are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies, and neither the Company nor any of Subsidiaries has taken any action or failed to take any action, which, with notice or the lapse of time, would constitute such a breach of default, or permit cancellation, termination, or modification of any such insurance policies. None of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement.

Section 3.21.   Affiliate Transactions.   No relationship exists between the Company or any of its Subsidiaries, on the one hand, and any officer, director, or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in the Company SEC Documents.

Section 3.22.   Export Matters.   Except as set forth in Section 3.22 of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and have at all times from January 1, 2014 been, in compliance with applicable United States and foreign export control laws and regulations and with the economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC Sanctions Regulations”). Without limiting the foregoing, there are no pending claims or, to the Knowledge of the Company, there are no threatened claims or pending or threatened investigations by any Governmental Authority of potential violations against the Company or any of its Subsidiaries with respect to OFAC Sanctions Regulations, the Export Administration Regulations maintained by the U.S. Department of Commerce, or the International Traffic in Arms Regulations maintained by the U.S. Department of State that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.23.   Takeover Laws.   The Board of Directors of the Company has taken all action necessary to exempt or exclude the Merger, this Agreement, the Voting and Support Agreements, and the transactions contemplated hereby and thereby from any Takeover Laws and any similar provisions in the Company’s Organizational Documents, and, accordingly, no Takeover Laws or similar provisions in the Company’s Organizational Documents apply to any such transactions.

Section 3.24.   Opinion of Financial Advisor.   The Board of Directors of the Company has received the opinion of Deutsche Bank Securities Inc., dated on or about the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true, correct and complete written copy of such opinion to Parent solely for informational purposes.

Section 3.25.   No Brokers.   No broker, agent, investment banker, financial advisor, or other Person (other than Deutsche Bank Securities Inc.) is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Deutsche Bank Securities Inc. relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.26.   No Other Representations or Warranties.   Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates, or other forward-looking information) provided (including in any management presentations, information memoranda, supplemental information, or other materials) or otherwise made available with respect to Parent or Merger Sub as to the probable success or profitability of Parent or Merger Sub. The Company expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 4, whether express or implied.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

Section 4.01.   Organization, Standing, and Corporate Power.   Parent is, and as of the date of the Joinder Agreement and as of the Closing Date Merger Sub will be, a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent has and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will have all corporate power and authority required to carry on its business as conducted as of the date hereof. Parent is and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will be duly qualified or licensed to do business as a foreign corporation and in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing, or good standing, except where the failure to be so qualified, licensed, or in good standing, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder. Parent is not and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will not be in violation of any provision of its organizational documents, except for violations that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 4.02.   Authority.   Parent has and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will have all requisite corporate power and authority and Parent has taken (and, as of the date of the Joinder Agreement and as of the Closing Date, Merger Sub will have taken) all corporate action necessary in order to execute and deliver this Agreement and, subject to the approval of this Agreement and the principal terms of the Merger by the Board of Directors of Merger Sub and the sole shareholder of Merger Sub (which will be obtained promptly following the execution and delivery of the Joinder Agreement), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been (and in the case of Merger Sub, as of the date of the Joinder Agreement and as of the Closing Date will have been) duly authorized, executed, and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03.   Non-Contravention; Consents and Approvals.

(a)   The execution and delivery of this Agreement by Parent does not, and the execution and delivery of the Joinder Agreement by Merger Sub will not, and subject to the approval of this Agreement and the Merger by the Board of Directors of Merger Sub and the sole shareholder of Merger Sub (which will be obtained promptly following the execution and delivery of the Joinder Agreement) and assuming that all consents, approvals, and authorizations contemplated by Section 4.03(b) have been obtained and all notices and filings described in Section 4.03(b) have been made, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) result in a violation of any provision of the organizational documents of Parent or Merger Sub, (ii) result in a violation of any Law or Order applicable to, binding upon or enforceable against Parent or Merger Sub or any of their respective properties or assets, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, or (iv) result in the imposition of any Lien (other than Permitted Liens) upon any asset of Parent or Merger Sub, except in the case of clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

(b)   No consent, approval, order, or authorization of, action by or in respect of, or registration, declaration, or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and the Joinder Agreement by Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities laws, state securities laws, and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Agreement of Merger, the officer’s certificate and any other documents required to be filed with the California Secretary under the CGCL, and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations, and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 4.04.   Ownership and Operations of Merger Sub.   Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and, from the date of its incorporation and prior to the Effective Time, will not have engaged in any other material business activities and will not at any time prior to the Effective Time have assets, liabilities, or obligations of any nature, in each case, other than as contemplated herein or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement and the Joinder Agreement. The authorized capital stock of Merger Sub will consist solely of 100 shares of common stock, without par value, all of which will be validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub will be at all times through the Effective Time wholly-owned directly by Parent.

Section 4.05.   Information in the Proxy Statement.   None of the information provided by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06.   Litigation.   As of the date hereof, (a) there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder, and (b) neither Parent nor any of its Subsidiaries is subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

Section 4.07.   Financing.

(a)   Parent has delivered to the Company a true and complete copy of an executed commitment letter (together with the annexes thereto, the “Bridge Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other Persons that have committed to provide or have agreed to arrange, underwrite or place, or otherwise have entered into agreements with Parent or any of its Affiliates in connection with, the Parent Financing (including any alternative, replacement or substitution financing referred to in Section 5.15(b)), or are otherwise acting in any titled capacity in connection therewith, and including the Persons party to any joinder agreements, indentures or credit agreements entered pursuant thereto or related thereto, and together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, collectively, the “Financing Sources”) have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein (the “Bridge Financing”). Parent has also delivered to the Company true and complete copies of any fee letter entered into in connection with the Bridge Commitment Letter (any such fee letter, a “Fee Letter”), except that the numerical fees, pricing and other commercially sensitive numbers and provisions specified in any such Fee Letter (including any provisions relating to “flex” terms or similar concepts) may have been redacted, provided that none of the redacted provisions would adversely affect the availability of the Bridge Financing or allow the Financing Sources party to the Bridge Commitment Letter to reduce the aggregate principal amount of the Bridge Financing (other than on account of fees or original issue discount pursuant to the market flex provisions thereof).

(b)   As of the date of this Agreement, the Bridge Commitment Letter, in the form delivered to the Company prior to the execution of this Agreement, is in full force and effect and is a valid and binding obligation of Parent and enforceable against it in accordance with its terms, and, to the knowledge of Parent as of the date of this Agreement, is a valid and binding obligation against each Financing Source party thereto and enforceable against each such Financing Source in accordance with its terms, in each case except as the same may be limited by applicable Bankruptcy and Equity Exceptions. There are no side letters or other Contracts or arrangements (except for any Fee Letters and any agreements entered into after the date of this Agreement that are expressly contemplated by the Bridge Commitment Letter) relating to any Prohibited Changes with respect to the Bridge Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent, Merger Sub or, to the knowledge of Parent as of the date of this Agreement, any Financing Source party thereto under any term of the Bridge Commitment Letter or otherwise result in any portion of the Bridge Financing contemplated thereby to be unavailable at the Closing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Bridge Financing under the Bridge Commitment Letter immediately prior to the Closing, other than as expressly set forth in the Bridge Commitment Letter.

(c)   Assuming the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, at the Effective Time, Parent will have sufficient available funds (including after the exercise of any market flex under the Fee Letter) to pay (i) the aggregate Per Share Merger Consideration and (ii) all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

(d)   As of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement and the Commitment Letter and the payment of all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, Parent shall be solvent and able to pay its debts as they come due.

(e)   As of the date of this Agreement, Parent is unaware of any fact or circumstance existing on the date hereof that would be reasonably be expect to cause (x) it or Merger Sub to be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Bridge Financing on or prior to the Closing Date or (y) the Bridge Financing to not be made available to Parent by the Financing Sources on the Closing Date.

Section 4.08.   Ownership of Company Common Stock.   As of the date hereof, other than as set forth in the Voting and Support Agreements, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Company Common Stock or other equity interests in the Company or any options, warrants, or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interests through derivative securities or otherwise in the Company).

Section 4.09.   No Brokers.   No broker, agent, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co.) is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10.   No Other Representations or Warranties.   Except for the representations and warranties contained in Article 3, Parent acknowledges, and as of the date of the Joinder Agreement and as of the Closing Date Merger Sub will acknowledge, that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates, or other forward-looking information) provided (including in any management presentations, information memoranda, supplemental information, or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success or profitability of the Company or its Subsidiaries. Parent expressly disclaims reliance on, and Merger Sub will expressly disclaim reliance on, any and all representations and warranties other than the representations and warranties set forth in Article 3, whether express or implied.

ARTICLE 5
COVENANTS

Section 5.01.   Conduct of Business of the Company.

(a)   During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01(a) of the Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or a Governmental Authority, or (iv) as consented to in advance in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve intact its current business organization, assets, technology and franchises, keep available the services of the employees of the Company and its Subsidiaries, maintain in effect all of its material Permits, and maintain relationships with its significant customers, suppliers and distributors, and other Persons with which it has significant business relations.

(b)   In addition to and without limiting the generality of Section 5.01(a), during the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01(b) of the Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or a Governmental Authority, or (iv) as consented to in advance in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

      (i)   (A) split, combine, or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, property, or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (C) redeem, repurchase, cancel, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, except for redemptions, repurchases, cancellations, or other acquisitions (1) required (or permitted in connection with any net share settlement or Tax withholding) as of the date hereof by the terms of the Company Equity Plan or any award agreement thereunder or (2) required by the terms of any plans, arrangements, or Contracts existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director, employee, or equityholder of the Company or any of its Subsidiaries, on the other hand, that are set forth in Section 5.01(b) of the Disclosure Letter;

      (ii)   (A) issue, sell, grant, pledge, transfer, dispose of, or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, subscriptions, calls, or commitments to acquire any such shares or other equity interests or other awards based on the value of such shares (including, for the avoidance of doubt, Company Equity Awards), except for issuances of shares of Company Common Stock upon the (1) due exercise of vested Company Stock Options or (2) vesting and settlement of Company RSUs at the time required under the terms of such Company RSUs, in the case of each of (1) and (2), as outstanding on the date hereof and in accordance with their terms, or pursuant to the Company ESPP in accordance with Section 2.07(d)(iii) or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interest;

      (iii)   adopt or publicly propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar applicable Law;

      (iv)   amend its Organizational Documents;

      (v)   create any Subsidiary of the Company or any of its Subsidiaries;

      (vi)   acquire (by merger, consolidation or acquisition of stock or other equity interests or of assets or formation of joint venture) any other Person or business or division thereof, or except in the ordinary course of business consistent with past practice, acquire any material assets or properties of any other Person;

      (vii)   (A) incur, assume, or guarantee or otherwise become liable for or modify in any material respect any Indebtedness or prepay or otherwise acquire, redeem or repurchase any Indebtedness, in each case, other than (1) ordinary course borrowings under the Credit Agreement, (2) guarantees by Subsidiaries of the Company required under the Credit Agreement and (3) in the case of Indebtedness other than Indebtedness referred to in clauses (a) and (b) of the definition of such term, Indebtedness incurred in the ordinary course of business consistent with past practice, (B) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or (C) cancel, release or assign any material indebtedness for borrowed money of any Person owed to it;

      (viii)   grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

      (ix)   make any capital investment in or loans or advances to any Person, other than the making of loans or advances (A) by the Company to any of its wholly-owned Subsidiaries, or by any of the Company’s wholly-owned Subsidiaries to another wholly-owned Subsidiary of the Company, or (B) in the ordinary course of business consistent with past practice;

      (x)   sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any Subsidiary or any material assets, securities, or property except (A) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms or (B) in the ordinary course of business consistent with past practice;

      (xi)   except in the ordinary course of business consistent with past practice, (A) accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Real Property Lease if in effect as of the date of this Agreement or (B) enter into any new lease, sublease, or occupancy agreement to occupy any real property;

      (xii)   make any capital expenditures other than in the ordinary course of business consistent with past practice;

      (xiii)   except in the ordinary course of business consistent with past practice, (A) terminate, fail to exercise an expiring renewal option, cancel, materially amend, grant a waiver of any material provision under or otherwise materially modify any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date of this Agreement;

      (xiv)   except as otherwise provided in Section 5.14 in respect of Shareholder Litigations, settle any Action against the Company or any of its Subsidiaries, other than settlements of Actions (A) where the amount paid by the Company or any of its Subsidiaries in settlement does not exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) that do not impose any material restriction on the business of the Company or any of its Subsidiary, (C) that provide for a complete release of the Company and its Subsidiaries for all claims and (D) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

      (xv)   materially change its accounting or Tax reporting methods, principles, or policies (including making any elections), settle or compromise any proceeding with any Taxing Authority, enter into any material settlement or agreement with any Taxing Authority (including any advance pricing agreement), amend any material Tax Return or submit a request to any Taxing Authority for any ruling or determination, in each case except as required by Law or GAAP;

      (xvi)   change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices;

      (xvii)   other than as required by Law or as expressly contemplated by this Agreement, (A) increase the amount of salary, bonus or other compensation paid to any executive officer or director of the Company; (B) increase the aggregate salary, bonus or other compensation of non-executive employees and independent contractors other than increases in base salary in connection with promotions or the Company’s customary annual review process conducted in the ordinary course of business consistent with past practice, and provided that such increases do not result in an aggregate increase of more than the applicable limitation set forth in Section 5.01(b)(xvii)(A) of the Disclosure Letter and no individual increase is more than the applicable limitation set forth in Section 5.01(b)(xvii)(B) of the Disclosure Letter; (C) hire, promote or terminate the employment or services of (other than for cause) any Section 16 officer or other officer appointed by the Board of Directors of the Company; or (D) adopt, terminate or amend in any material respect, or take any action to accelerate rights under, any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

      (xviii)   (A) grant any license, immunity from suit, covenant-not-to-sue or assert or release under any Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), (B) sell, assign, transfer or otherwise encumber, any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, or (C) fail to continue to prosecute or defend, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Owned Intellectual Property;

      (xix)   abandon or discontinue any material existing line of business;

      (xx)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company and its Subsidiaries;

      (xxi)   other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies; or

      (xxii)   authorize any of, or commit or agree to take any of, the foregoing actions.

(c)   Notwithstanding the foregoing, nothing in this Section 5.01 is intended to or shall result in the Company or any of its Subsidiaries ceding control to Parent of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Effective Time, and prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over their operations.

Section 5.02.   Acquisition Proposals.

(a)   From the execution of this Agreement until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except as expressly permitted by Section 5.02(b), the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.02, enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any Contract or other agreement or understanding with respect to, any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, or (iii) resolve or agree to do any of the foregoing. From and after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and direct its and their respective Representatives to (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any other Person to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any Acquisition Proposal or any potential Acquisition Proposal, (C) request the prompt return or destruction of all information provided to any other Person prior to the date of this Agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal and (D) enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Proposal, including any standstill provisions contained therein (provided that, in the case of clause (D), if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Board of Directors of the Company, an Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.02). It is agreed that (1) any violation of the restrictions set forth in this Section 5.02(a) by any officer, director or employee of the Company or any of its Subsidiaries shall constitute a breach of this Section 5.02 by the Company and (2) any inquiry, expression of interest, proposal, offer or request that results from any violation of the foregoing restrictions by any Representative of the Company or any of its Subsidiaries (other than such Representatives included in the foregoing clause (1)) shall be deemed to be not in compliance with this Section 5.02. The Company hereby releases Parent from its obligation to comply with the standstill provisions contained in its Confidentiality Agreement from and after the date hereof.

(b)   Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of or deemed non-compliance with Section 5.02(a)) that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal, the Company shall give Parent written notice of such determination promptly after the Board of Directors of the Company makes such determination (and in no event later than twenty-four (24) hours after such determination) and, after the delivery of such written notice, the Company and its Representatives may (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to the disclosing party than those set forth in the Confidentiality Agreement (excluding any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(c)   The Company shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt by the Company or any of its Subsidiaries (or any of its or their Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any Person that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall provide the material terms and conditions of, any such Acquisition Proposal, indication, or request (including the identity of the Person making any such Acquisition Proposal, indication or request, and copies of any related documentation, including any related financing commitments). Thereafter, the Company shall keep Parent promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal (including providing Parent a notification in writing within twenty-four (24) hours following any determination by the Board of Directors of the Company pursuant to Section 5.02(b) or any material changes to the terms of any such Acquisition Proposal) and any discussions and negotiations concerning the material terms and conditions thereof.

(d)   Except as otherwise provided in Section 5.02(e) and Section 5.02(f), the Board of Directors of the Company (or any committee thereof) shall not (i) (A) withdraw or publicly propose to withdraw, or modify or qualify (or public propose to modify or qualify) in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) if a tender offer or exchange offer that constitutes an Acquisition Proposal shall have been commenced by a person that is not affiliated with Parent or Merger Sub, fail to publish, send or give to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten Business day period after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect or withdraw, a statement recommending that shareholders reject such tender offer or exchange offer and affirm the Company Board Recommendation, or (D) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action in this clause (i), a “Company Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 5.02(b), with any Person constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, the Merger or any of the other transactions contemplated hereby, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”).

(e)   Notwithstanding anything to the contrary in this Agreement, if at any time prior to obtaining the Company Shareholder Approval an Intervening Event has occurred, the Board of Directors of the Company may make a Company Adverse Recommendation Change if and only if it concludes in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law; provided, that the Board of Directors of the Company shall not be entitled to make a Company Adverse Recommendation Change (under clauses (A) or (B) of the definition thereof) pursuant to this Section 5.02(e) unless (i) the Company shall have provided Parent at least five (5) Business Days’ prior written notice advising Parent that it intends to take such action, which notice shall (A) state that an Intervening Event has occurred, and (B) specify the material facts and circumstances (based on information reasonably available) related to such Intervening Event, (ii) if requested by Parent, the Company and its Representatives shall have negotiated in good faith during such five (5) Business Day period following delivery of such written notice with Parent concerning any revisions to the terms of this Agreement that Parent proposes in response to such Intervening Event and (iii) after complying with clauses (i) and (ii) of this Section 5.02(e), the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law, after giving due consideration to any changes proposed to be made to this Agreement by Parent in writing.

(f)   Notwithstanding anything to the contrary in this Agreement, if at any time prior to obtaining the Company Shareholder Approval, a written bona fide Acquisition Proposal that is first made after the date hereof and did not result from a breach of this Section 5.02 is made, and the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to approve or recommend such Superior Proposal would be inconsistent with the Board of Director’s fiduciary duties to the shareholders of the Company under applicable Law, the Board of Directors of the Company may make a Company Adverse Recommendation Change and/or the Company may terminate this Agreement in accordance with this Section 5.02(f) and Section 7.01(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 5.02(f) or Section 7.01(e) unless the Company (i) has complied with and not breached its obligations under this Section 5.02, including its obligations set forth in Section 5.02(g), (ii) pays, or causes to be paid, to Parent the Company Termination Fee prior to or concurrently with such termination and (iii) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents all the terms and conditions of such Superior Proposal.

(g)   Notwithstanding anything to the contrary in this Agreement, the Board of Directors shall not make a Company Adverse Recommendation Change pursuant to SectionSection 5.02(f) and the Company shall not be entitled to terminate this Agreement pursuant to Section 5.02(f) or Section 7.01(e) unless (i) the Company shall have provided Parent at least five (5) Business Days’ prior written notice advising Parent that it intends to take such action, which notice shall (A) state that the Company has received a Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal, and (C) enclose the most recent draft of any agreements intended to be entered into with the Person making or providing such Superior Proposal (or any Affiliate of such Person), (ii) if requested by Parent, the Company and its Representatives shall have negotiated in good faith during such five (5) Business Day period following delivery of such written notice with Parent concerning any revisions to the terms of this Agreement that Parent proposes in response to such Superior Proposal and (iii) after complying with clauses (i) and (ii) of this Section 5.02(g), the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal, after giving due consideration to any changes proposed to be made to this Agreement by Parent in a writing. The parties acknowledge and agree that, (A) if Parent, within five (5) Business Days following its receipt of the written notice referred to in this Section 5.02(g), makes a proposal that, as determined in good faith by the Board of Directors of the Company (after consultation with its outside counsel and financial advisor), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Board of Directors shall have no right to make a Company Adverse Recommendation Change pursuant to Section 5.02(f) and the Company shall have no right to terminate this Agreement pursuant to Section 5.02(f) or Section 7.01(e) as a result of such Acquisition Proposal, and (B) any (x) revisions to the financial terms or any other material terms of a Superior Proposal or (y) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Board of Directors of the Company had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new written notice pursuant to this Section 5.02(g) and a new five (5) Business Day period shall commence thereafter; provided, however, that such new five (5) Business Day notice period shall be shortened to three (3) Business Days if the only change to the material terms of such Superior Proposal is an increase in (without any change to the form of) the per share merger consideration. The Board of Directors of the Company shall have no right to make a Company Adverse Recommendation Change pursuant to Section 5.02(f) and the Company shall have no right to terminate this Agreement pursuant to Section 5.02(f) or Section 7.01(e) unless it has complied with the procedures set forth in Section 5.02(f) and this Section 5.02(g).

(h)   Nothing contained in this Section 5.02 shall prohibit the Company or the Board of Directors of the Company from complying with its disclosure obligations under applicable Law regarding an Acquisition Proposal, including (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that neither the Company nor the Board of Directors of the Company may effect a Company Adverse Recommendation Change except in compliance with this Section 5.02.

(i)   For purposes of this Agreement:

      (i)   “Acquisition Proposal” means any proposal or offer with respect to (A) a merger, consolidation or other business combination, tender offer, exchange offer, or any transaction involving the purchase or acquisition of 20% or more of the shares of Company Common Stock, including as a result of a primary issuance of Company Common Stock, or (B) a direct or indirect purchase or acquisition of 20% or more of the assets or businesses of the Company and its Subsidiaries, taken as a whole (other than any such proposal or offer made by Parent, Merger Sub, or any of their Affiliates).

      (ii)   “Superior Proposal” means any bona fide Acquisition Proposal which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, (A) is on terms more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to all the proposed changes by Parent in accordance with Section 5.02(g)), (B) is reasonably likely to be completed on a timely basis and does not contain any conditionality that is related to completion of due diligence or having obtained financing for the Superior Proposal, and (C) the financing of which is fully committed (provided that for the purpose of this definition, references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “75%”).

Section 5.03.   Preparation of Proxy Statement; Shareholders Meeting.

(a)   As promptly as reasonably practicable and in any event within twelve (12) Business Days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC in preliminary form the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall (with the assistance of Parent) (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required, and (ii) use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable after such filing, and (iii) cause the Proxy Statement to be filed in definitive form and mailed to the Company’s shareholders as promptly as reasonably practicable thereafter. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (and the Company shall give good faith consideration to including any such reasonable comments in the Proxy Statement (or any supplement or amendment thereto) or response letter).

(b)   Parent shall use its commercially reasonable efforts to provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it in writing expressly for inclusion in the Proxy Statement, at the time of the filing or mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)   In accordance with applicable Law and the Company’s Organizational Documents, the Company shall, as promptly as reasonably practicable, subject to the clearance of the Proxy Statement by the SEC, (i) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting for the approval of this Agreement (the “Shareholders Meeting”) and (ii) duly call, convene, and hold the Shareholders Meeting; provided, however, that (i) such meeting shall occur prior to the End Date and (ii) in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the

Company’s shareholders; provided, further, that the Company may postpone or adjourn the Shareholders Meeting (for a period of not more than thirty (30) calendar days, individually or in the aggregate, but not past two (2) Business Days prior to the End Date) only (A) with the written consent of Parent, (B) for the absence of a quorum, (C) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval, or (D) as required by Law. Once the Company has established a record date for the Shareholders Meeting, the Company shall not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent. If the record date for the Shareholders Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 5.03. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, officers or directors should be discovered by the Company or Parent which, pursuant to the Securities Act or Exchange Act, is required to be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company. Each of Parent and the Company agree (and Parent agrees to cause Merger Sub) to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such Party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)   Unless there has occurred a Company Adverse Recommendation Change in accordance with Section 5.02(e), the Board of Directors of the Company shall make the Company Board Recommendation with respect to the approval of this Agreement, and the Company shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit proxies in favor of the Company Shareholder Approval. Parent and Merger Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement.

Section 5.04.   Access to Information; Notice of Certain Events; Confidentiality.   From the date hereof until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms:

(a)   The Company shall (and shall cause its Subsidiaries, employees and other Representatives to) provide (i) Parent and its Representatives reasonable access at reasonable times, and upon reasonable notice to the Company, consistent with applicable Law, to the books and records and properties of the Company and its Subsidiaries and (ii) any financial, operating and other data and information regarding the assets, properties, or business of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, that (A) such access or information requests do not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business and such access to the properties of the Company and its Subsidiaries shall be subject to their respective reasonable security measures and insurance requirements, (B) Parent and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company and its Subsidiaries, other than contact or other communications with such customers or suppliers by Parent or its Representatives in the ordinary course of business and not related to the transactions contemplated by this Agreement, unless, in each instance, approved in writing in advance by the Company, (C) such access shall not require the Company or its Subsidiaries to allow any environmental testing or sampling, and (D) for the avoidance of doubt, nothing herein shall require the Company or its Subsidiaries to furnish to Parent or its Representatives, or provide Parent or its Representatives with access to, information that legal counsel for the Company reasonably determines would (1) be subject to an attorney-client or other legal privilege or (2) violate any applicable Law; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (1) or clause (2) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law.

(b)   The Company and Parent shall promptly notify the other Party in writing of (i) any notice or other communication received by such Party or any of its Subsidiaries, or to the knowledge of such Party, any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger; (ii) any notice or other communication received by such Party or any of its Subsidiaries, or any of their respective Representatives, from any Governmental Authority in connection with the transactions contemplated hereby; and (iii) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 6 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 5.04(b)(iii) shall not be considered in determining whether the conditions set forth in Article 6 have been satisfied.

(c)   Parent acknowledges that the information, notification and access provided pursuant to this Section 5.04 shall be subject to the terms and conditions of the Confidentiality and Non-Disclosure Agreement, dated November 28, 2016, by and between the Company and Parent (as supplemented or amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive any termination of this Agreement. No investigation pursuant to this Section 5.04 or information or notification provided or received by Parent pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement (or the Disclosure Letter) or prejudice the rights and remedies of Parent or Merger Sub hereunder.

Section 5.05.   Reasonable Best Efforts.

(a)   Upon the terms and subject to the conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to, as promptly as practicable but subject to the limitations set forth in Section 5.05(e), (i) consummate the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Authority any consent, approval, authorization, waiver, or order required to be obtained or made by any Party or any of their respective Affiliates and avoid any Action by any Governmental Authority, in each case in connection with the Merger and to fulfill the conditions to the transactions contemplated by this Agreement, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable Antitrust Laws, in each case in connection with the Merger and to fulfill the conditions to the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, waivers, or orders and the making of all such filings, including, unless prohibited by applicable Law or a Governmental Authority, providing copies of all relevant documents to outside counsel for the non-filing Party prior to filing and, if reasonably requested, considering in good faith all reasonable additions, deletions, or changes suggested in connection therewith. Subject to Section 5.04 above and the terms of the Confidentiality Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, promptly furnish to each other all information reasonably required for any application or other filing to be made by the other with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)   Parent and the Company agree to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within twelve (12) Business Days after the date of this Agreement, and (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable. Parent and the Company shall, and shall cause their respective Affiliates to, comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Laws to provide information, documents, or other materials requested by any Governmental Authority.

(c)   Parent and the Company shall each request early termination of the waiting period provided for in the HSR Act. Parent and the Company shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the End Date, but subject to the limitations set forth in Section 5.05(e). In connection with any investigation or other inquiry, Parent and the Company shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Authority, (i) keep the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) provide outside counsel for the other Party with a reasonable opportunity to (A) review in advance any proposed communication by such Party or its Affiliates with any Governmental Authority, (B) consult with the other Party prior to any meeting or conference with any Governmental Authority, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other Party, Parent and the Company will not, and will not permit their respective Affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d)   Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from an authorized officer of Parent or the Company, as the case may be, or its legal counsel.

(e)   In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.05, Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, or advisable to resolve such objections, if any, as any Governmental Authority may assert under the HSR Act or any other Antitrust Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case so as to enable the Merger to occur before the End Date, including by (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights, or obligations of Parent or its Affiliates or the Company or its Subsidiaries, or (iii) effectuating any other change or restructuring of Parent or its Affiliates or the Company or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of Parent or its Affiliates or the Company or its Subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no Governmental Authority enters any Order or establishes any Law preliminarily or permanently restraining, enjoining, or prohibiting the consummation of the transactions contemplated by this Agreement, or to ensure that no Governmental Authority with the authority to authorize or approve such consummation fails to do so before the End Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such action under the foregoing clauses (i) through (iii) shall be (A) required to be proposed, agreed to or taken by Parent or its Affiliates except to the extent necessary to permit the consummation of the Merger to occur before the End Date, (B) required unless contingent upon the occurrence of the Merger, (C) proposed, agreed to, or taken by the Company or its Subsidiaries without the prior written consent of Parent, or (D) required to be proposed, agreed to or taken by Parent or its Affiliates if such action would have a material adverse effect on the business, results of operations, or financial condition of (x) the Company and its Subsidiaries (taken as a whole) or (y) Parent and its Subsidiaries (taken as a whole, after giving effect to the Merger).

(f)   Each of the Company and Parent shall, and shall cause each of their respective Affiliates to, cooperate with the other Party and use its reasonable best efforts to contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed, or overturned any Order (whether temporary, preliminary, or permanent) that is threatened or in effect and that restricts, prevents, or prohibits consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws, including by pursuing all available avenues of administrative and judicial appeal; provided, however, that such obligation to contest and resist any Action in no way limits the obligation of the Company or Parent to, and to cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event before the End Date in accordance with, and subject to the limitations set forth in, Section 5.05(e).

(g)   Parent shall not, and shall not permit any of its Affiliates to, effect any acquisition, business combination or similar transaction, or enter into any agreement to effect any acquisition, business combination or similar transaction, that would reasonably be expected to materially delay or materially and adversely affect Parent’s ability to satisfy the conditions to the Merger set forth in Section 6.01(b), Section 6.01(c) (to the extent related to the HSR Act or the Antitrust Laws set forth in Section 6.01(d) of the Disclosure Letter) or Section 6.01(d).

Section 5.06.   Indemnification, Exculpation, and Insurance.

(a)   For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation (i) to the fullest extent permitted by applicable Law, to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) organizational documents provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company’s Organizational Documents as of the date hereof, in favor of all past and present directors and officers of the Company and its Subsidiaries (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) in connection with acts or omissions occurring on or prior to the Effective Time, and (ii) to honor the Company’s obligations under the Company’s Organizational Documents and those certain Indemnification Agreements by and between the Company and those individuals listed in Section 5.06 of the Disclosure Letter (collectively, the “Indemnification Agreements”) to the fullest extent permitted by Law, but in no event to any lesser extent than the Company would be required to perform them if the transactions contemplated hereby had not taken place.

(b)   In the event that either Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights, and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall assume the obligations set forth in this Section 5.06.

(c)   Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions, and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided that the amount paid for such tail policy shall not exceed 250% of the amount the Company paid for the D&O Insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) without the prior written consent of Parent. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six (6) years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions, and levels of coverage at least as favorable as provided in such existing D&O Insurance; provided that in satisfying its obligation under this Section 5.06(c), the Surviving Corporation shall not be obligated to pay aggregate premiums in excess of 250% of the Current Premium and, if such aggregate premiums for such insurance would exceed 250% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 250%% of the Current Premium. Parent hereby acknowledges that under the Indemnification Agreements, the Company has certain obligations relating to the D&O Insurance coverage to be obtained pursuant to this Agreement, including this Section 5.06(c). Parent further acknowledges and agrees that in the event of any inconsistency between the terms of this Agreement and the terms of any Indemnification Agreement, the terms of the Indemnification Agreement will prevail.

(d)   Parent hereby guarantees the obligations of the Surviving Corporation under Section 5.06(a)(ii), which guarantee shall (i) be solely a guarantee of payment by the Surviving Corporation, (ii) be subject to all of the limitations under applicable Law and the Company’s Organizational Documents that apply to such obligations of the Surviving Corporation and (iii) not expand the obligations of the Surviving Corporation to any of the Indemnified Parties in any way.

(e)   The provisions of this Section 5.06 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs, and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 5.07.   Employee Matters.

(a)   For a period of one (1) year following the Effective Time, each employee of the Company and its Subsidiaries who remains in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) an annual rate of salary or wages and annual incentive opportunities that are, in each case, no less favorable than that provided to such employee as of the date of this Agreement, and (ii) employee benefits, that are no less favorable, in the aggregate, to the employee benefits provided to such employee as of the date of this Agreement. In addition, the flexible spending accounts maintained under the Company’s cafeteria plan will continue to be maintained through a date ending no earlier than the last day of the calendar year in which the Effective Time occurs, unless such accounts are merged prior thereto into successor arrangements maintained by the Surviving Corporation.

(b)   Nothing contained herein shall be construed as requiring, and the Company shall take no action after the date of this Agreement that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific Benefit Plans or compensation, retention or employment arrangements, or to continue the employment of any specific person. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date.

(c)   Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) as if such service had been performed with Parent with respect to any vacation or severance plans, policies or programs in which Continuing Employees are eligible to participate after the Effective Time for all purposes under such vacation or severance plans, policies or programs, except, in each case, to the extent such treatment would result in duplicative benefits.

(d)   With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall take commercially reasonable efforts to, or to cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods, and any other restriction that would prevent immediate or full participation under any welfare benefit plan maintained by the Surviving Corporation with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans or comparable welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under the relevant welfare benefit plan in which Continuing Employees participate from and after the Effective Time, as if there had been a single continuous employer, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time. Such credited expenses, if any, shall count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(e)   From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans and compensation, retention and employment arrangements, and agreements identified in Section 5.07(e) of the Disclosure Letter in accordance with their terms as in effect immediately before the Effective Time.

(f)   The Company shall provide Parent with the right to review any material written communications related to the transactions contemplated hereby that are intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries.

(g)   If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(h)   No later than fifteen (15) Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to, or benefits received by, such disqualified individual as a result of any of the transactions contemplated by this Agreement or a termination of employment or service (with respect to either of the foregoing, alone or in combination with any other event, including as the result of the accelerated vesting of Company Equity Awards or the making of the Option Payments or the Company RSU Payments), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual, (iii) the amount of “excess parachute payments” (as defined in Section 280G of the Code) and (iv) underlying documentation on which such calculations are based.

(i)   The provisions of this Section 5.07 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.07.

Section 5.08.   Public Announcements.   Except with respect to (i) any public statement by the Company containing (A) a Company Adverse Recommendation Change and (B) a statement of the reasons of the Board of Directors of the Company for making such Company Adverse Recommendation Change, made in accordance with, and after compliance with, Section 5.02 (in which case, this Section 5.08 shall apply only to such public statement with respect to any information relating to Parent or its business, financial condition or results of operations set forth in such public statement) and (ii) any public statement by Parent issued in connection with the issuance of a public statement of the type referred to in clause (i), Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or any listing agreement with, or rules of, any national securities exchange or national securities quotation system on which the securities of such Party are listed. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Parent’s business and its financial projections, with investors, analysts and Financing Sources, including, without limitation, on its periodic earnings calls and in any “road show”, so long as Parent’s comments are not inconsistent with the press releases previously issued and agreed upon by the Parties.

Section 5.09.   Section 16 Matters.   Prior to the Effective Time, the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10.   Third Party Consent.   Prior to the Closing, the Company shall use its reasonable best efforts to deliver the required notices to, and obtain the required consents or waivers from, the counterparties to the Contracts listed in Section 5.10 of the Disclosure Letter in connection with the Merger; provided, that the Company shall not be required to pay any material cash consideration to any such third parties in connection with the obtaining of the required consents or waivers pursuant to this Section 5.10. Without limiting the express obligations in the preceding sentence, Parent acknowledges and agrees (and Merger Sub will acknowledge and agree) that having actually obtained any such consents or waivers is not a condition to Closing.

Section 5.11.   Treatment of Certain Indebtedness.   The Company shall cause its Subsidiaries to deliver all notices and take all other reasonable actions to cause (a) the repayment in full on the Closing Date (or in the case of letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under, (b) the release on the Closing Date in connection with such repayment of all Liens securing such obligations under, and (c) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of, the Credit Agreement (such actions described in clauses (a) through (c), the “Existing Credit Facility Terminations”), including by obtaining a payoff letter in customary form from the agent under the Credit Agreement; provided, that in no event shall this Section 5.11 require the Company or any of its Subsidiaries to (i) cause any of the Existing Credit Facility Terminations to be effective until the Closing shall have occurred; or (ii) require the Company or any of its Subsidiaries to incur any liability in connection with the Existing Credit Facility Terminations that is effective prior to the occurrence of the Effective Time.

Section 5.12.   Stock Exchange Delisting; Director Resignation.

(a)   Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b)   At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and its Subsidiaries (other than directors of Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 5.13.   Takeover Laws.   If any Takeover Law is or may become applicable to this Agreement, the Voting and Support Agreements, the Merger, any of the other transactions contemplated by this Agreement or the Voting and Support Agreements, the Company, Parent or Merger Sub, each of the Company, Parent, and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions (including Merger) may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or render inapplicable the effects of such Takeover Law on such transactions.

Section 5.14.   Shareholder Litigation.   The Company shall as promptly as reasonably practicable following its being notified of the same notify Parent in writing of, and shall give Parent the opportunity to participate in (but not control) the defense and settlement of, any Action against the Company or its directors, executive officers, or similar persons by any shareholder of the Company relating, directly or indirectly, to this Agreement, the Merger, or the other transactions contemplated by this Agreement (the “Shareholder Litigation”). Notwithstanding anything to the contrary, the Company shall not communicate with any opposing party in any Shareholder Litigation regarding any settlement thereof without either (a) consulting with Parent in advance of such communication, taking into account in good faith Parent’s views as to acceptable settlement terms and promptly informing Parent of the contents of such communication or (b) allowing Parent’s counsel to participate in such communication. The Company shall not settle any Shareholder Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed).

Section 5.15.   Financing.

(a)   Parent shall not agree to any amendment or modification to, or grant any waiver of, any provision under the Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver would (i) impose additional conditions to the receipt of the Financing on the Closing Date, or otherwise amend or modify any such conditions in a manner that is adverse in any material respect to Parent or the Company, (ii) individually or in the aggregate with all other amendments, modifications or waivers to the Commitment Letter, reasonably be expected to prevent or make less likely to occur the funding of the commitments thereunder on the Closing Date or (iii) reduce the aggregate amount of the available commitments thereunder other than to the extent the representations set forth in Section 4.07(c) would continue to be true after giving effect thereto (the foregoing clauses (i) through (iii), the “Prohibited Changes”); provided that, without the consent of the Company, Parent may amend (it being understood that no such amendment shall constitute a Prohibited Change) the Commitment Letter to add additional lenders, arrangers, bookrunners and agents or to implement or exercise any of the “market flex” provisions contained in any Fee Letter. Notwithstanding the foregoing or any provision of this Agreement to the contrary, Parent shall be entitled to replace the Commitment Letter by entering into definitive documentation with respect to the Financing on or prior to the Closing so long as such definitive documentation is on terms and conditions consistent with the Commitment Letter and would not result in Prohibited Changes.

(b)   Parent will use its reasonable best efforts to consummate the Financing on the terms and subject to the conditions set forth in the Commitment Letter, including, prior to the consummation of the Financing in an aggregate amount that is sufficient (taken together with any cash available to Parent) for the representation set forth in Section 4.07(c) to continue to be true, using its reasonable best efforts to (i) maintain in effect the Commitment Letter (including any definitive documentation entered into in connection therewith), (ii) satisfy all conditions in the Commitment Letter (including any definitive documentation entered into in connection therewith) applicable to Parent and Merger Sub to obtaining the Financing thereunder as promptly as practicable (taking into account the expected timing of the Effective Time) (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent or otherwise comply with its obligations or the accuracy of any of its representations under this Agreement), (iii) as promptly as practicable (taking into account the expected timing of the Effective Time), negotiate, execute, and deliver definitive documentation with respect to the Financing contemplated by the Commitment Letter on the terms and subject to the conditions contemplated by the Commitment Letter (or on terms not less favorable to Parent and Merger Sub than the terms and conditions (including market flex provisions) set forth in the Commitment Letter and related Fee Letter), and (v) subject to the satisfaction of the conditions set forth in the Commitment Letter and Sections 6.01 and 6.02, cause the Financing Sources party thereto to fund the Financing thereunder on or prior to the Closing Date. If any portion of the Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Per Share Merger Consideration and all fees and expenses payable by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, Parent and Merger Sub will use their reasonable best efforts to arrange to obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to pay the aggregate Per Share Merger Consideration and such fees and expenses payable by Parent and Merger Sub. Notwithstanding anything in this Section 5.15 to the contrary, solely to the extent the representations set forth in Section 4.07(c) shall continue to be true, Parent will have the right to substitute the proceeds of consummated equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances or other incurrences of debt for all or any portion of the amount contemplated to be provided by the Bridge Financing contemplated by the Bridge Commitment Letter and may reduce the amount of the commitments thereunder. Any reference in this Agreement to the “Financing” will include the Bridge Financing and any such alternative, replacement or substitute financing, any reference in this Agreement to the “Commitment Letter” will include the Bridge Commitment Letter and the commitment letter, if any, and the corresponding fee letter with respect to any such alternative financing or such replacement financing.

(c)   Upon the Company’s reasonable request, Parent will keep the Company reasonably informed on a reasonably current basis of the status of Parent’s and Merger Sub's efforts to arrange the Financing and to satisfy the conditions thereof, including, upon the Company’s reasonable request, advising and updating the Company, in a reasonable level of detail, with respect to status of definitive documentation for the Financing and any funding thereof. Parent shall give the Company prompt written notice (i) of any material breach or default, repudiation, or termination of any provisions of the Commitment Letter or definitive documentation relating to the Financing (other than, in the case of the commitments with respect to the Bridge Financing or the Bridge Financing, in accordance with the terms thereof), in each case, by any party thereto, of which Parent becomes aware or (ii) if for any reason Parent determines in good faith that it will not be able to obtain all or any portion of the Bridge Financing under the Bridge Commitment Letter on the Closing Date (other than as a result of a reduction in accordance with the terms thereof).

(d)   In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder, it being understood that nothing in this Section 5.15(d) is intended to limit (i) the provision of the Required Information pursuant to Section 2.02 or (ii) any condition contained in Section 6.01 or 6.02.

Section 5.16.   Financing Cooperation.

(a)   In connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Financing”), prior to the Closing, the Company shall provide to Parent and Merger Sub, at Parent’s sole expense, customary cooperation reasonably requested by Parent and Merger Sub that is necessary in connection with the arrangement and consummation of the Parent Financing, including (in each case, to the extent reasonably requested by Parent):

      (i)   participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and the actual or perspective Financing Sources;

      (ii)   (A) promptly providing (1) the Required Information and (2) such other pertinent information regarding the Company and its Subsidiaries and such other financial data relating to the Company and its Subsidiaries as may be reasonably available to the Company and which is reasonably requested by Parent in connection with the preparation of one or more bank information memoranda and packages (confidential and public), lender and investor presentations, rating agency materials, private placement memoranda, offering memoranda, prospectuses and similar documents customary in order to consummate the Parent Financing or that would be necessary to obtain a consent from or receive customary “comfort” letters from the independent registered public accounting firm of the Company (including negative assurance comfort), and (B) cooperating with Parent in preparing such pro forma financial statements and other pro forma financial data and financial information;

      (iii)   providing reasonable and customary assistance with the preparation of documents customarily required in connection with any bank debt, public or private senior note financings or equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances and, to the extent required under the Commitment Letter (including any alternative or replacement financing referred to in Section 5.15(b)) or any other financing in connection with the transactions contemplated by this Agreement, providing all documentation and other information relating to the Company or any of its Subsidiaries required thereunder, including the customary representation letter to the independent registered public accounting firm of the Company in connection with the delivery of a comfort letter or any consent, customary consents to use the audit reports relating to the Company, the customary authorization letters in connection with any bank debt and any documentation or other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

      (iv)   using reasonable best efforts to assist Parent in obtaining legal opinions from applicable outside counsel (and not internal counsel) as customarily required in connection with any bank debt or public or private senior note financings or equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances, as the case may be (including, in all cases, the Parent Financing); and

      (v)   using reasonable best efforts to cause the Company’s registered public accounting firm to provide written consent to use such firm’s audit report in a registration statement filed with the SEC or in any other offering document and to deliver a customary “comfort” letter (including negative assurance comfort) to the Financing Sources as customarily required in connection with any public or private senior note financings or equity securities issuances or equity linked, convertible, exchangeable or other debt securities issuances (including, in all cases, the Parent Financing).

(b)   Notwithstanding anything to the contrary in this Section 5.16, no obligation of the Company or any of its Subsidiaries under any certificate or document (other than the customary representation letter to the independent registered public accounting firm of the Company in connection with the delivery of a comfort letter or consent, any customary authorization letters in connection with any bank debt and any notices of prepayment and/or commitment terminations which are delivered by the Company not in contravention of the applicable agreement and conditioned upon the consummation of the Merger and delivered in accordance with Section 5.11) will be effective until the Effective Time. In addition, Parent will indemnify, defend and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by any of them in connection with any Parent Financing and any information used in connection therewith, except and solely to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s or its Subsidiaries or its or their Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement.

(c)   Notwithstanding the requirements of this Section 5.16, (i) none of the Company or any of the Company’s Subsidiaries will be required to pay or commit to pay any commitment or other fee or incur any other liability (including any guarantee, indemnity or pledge) for the Financing prior to the Effective Time, except fees that are promptly reimbursed by Parent and (ii) nothing in this Section 5.16 will require the Company or any of its Subsidiaries to provide any information or take any action, the disclosure or taking of which would violate applicable Law, any fiduciary duty, any Contract or obligation of confidentiality owing to a third-party, or jeopardize the protection of the attorney-client privilege (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents on the basis of any such Law, duty, Contract, obligation or privilege, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate applicable Law, duty, Contract or obligation and to preserve attorney-client privilege, and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law, duty, Contract or obligation or waive attorney-client privilege).

Section 5.17.   Formation of Merger Sub.   Parent shall form Merger Sub as promptly as practicable, but in any event within five (5) Business Days, following the date hereof, and shall cause Merger Sub, upon its formation, to execute and delivery the Joinder Agreement and agree to be bound hereunder. Merger Sub’s articles of incorporation and bylaws shall be in a form reasonably acceptable to Parent and the Company.

ARTICLE 6
CONDITIONS TO THE MERGER

Section 6.01.   Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company as of the Closing of the following conditions:

(a)   Company Shareholder Approval.   The Company Shareholder Approval shall have been obtained.

(b)   Termination of HSR Waiting Period.   All applicable waiting periods (including all extensions thereof) under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)   No Injunctions, Orders or Restraints.   No Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business operations, shall have enacted, entered, or enforced any Order or Law which is in effect and declares unlawful or enjoins or prohibits the consummation of the Merger.

(d)   Other Antitrust Approvals.   All approvals or consents required under any other Antitrust Laws set forth in Section 6.01(d) of the Disclosure Letter shall have been obtained.

Section 6.02.   Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent as of the Closing of the following conditions:

(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company contained in Section 3.04 (other than the last two sentences of Section 3.04(c)) (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) (Standing, and Corporate Power), Section 3.01(b) (Organization), Section 3.02 (Authority), the last two sentences of Section 3.04(c) (Capitalization), the first two sentences of Section 3.05(a), Section 3.05(b), (c) and the last sentence of Section 3.05(d) (Subsidiaries), Section 3.23 (Takeover Laws), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (No Brokers) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company contained in Section 3.09(b) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, and (iv) each other representations and warranties of the Company contained in Article 3 shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)   No Material Adverse Effect.   Since the date of this Agreement, there has not been a Material Adverse Effect.

(d)   Officer’s Certificate.   Parent shall have received an officer’s certificate signed by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03.   Conditions to the Obligations of the Company to Effect the Merger.   The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company as of the Closing of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent contained in Article 4 shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform any of its obligations hereunder.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)   Officer’s Certificate.   The Company shall have received an officer’s certificate signed by an executive officer of Parent and Merger Sub certifying as to the satisfaction of the conditions set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE 7
TERMINATION

Section 7.01.   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted), as follows:

(a)   by mutual written consent of the Company and Parent;

(b)   by either Parent or the Company, upon written notice to the other Party:

      (i)   if the Closing shall not have occurred on or before 5:00 p.m., Eastern time, on October 30, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the failure of the Closing to occur on or before the End Date;

      (ii)   if any Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business operations, shall have enacted, entered or enforced any Order or Law permanently enjoining, restraining, prohibiting, or making illegal the consummation of the Merger, which Order or Law shall have become final and non-appealable; provided, however, that (A) the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to remove such Order or Law and (B) the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the issuance of such Order or Law; or

      (iii)   if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)   by Parent, upon written notice to the Company, if there has been any violation or breach by the Company of any covenant, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.01 or Section 6.02 and (i) such violation or breach has not been waived by Parent, (ii) Parent has provided written notice to the Company of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(c), and (iii) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Company within thirty (30) days after receiving such written notice thereof from Parent (or, if earlier, by the End Date); provided, however, Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) if there has been a violation or breach by Parent or Merger Sub which has prevented or would prevent satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Section 6.01 or Section 6.03;

(d)   by the Company, upon written notice to Parent, if there has been any violation or breach by Parent or Merger Sub of any covenant, representation, or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Section 6.01 or Section 6.03 and (i) such violation or breach has not been waived by the Company, (ii) the Company has provided written notice to Parent of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(d), and (iii) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Parent and Merger Sub within thirty (30) days after receiving such written notice thereof from the Company (or, if earlier, the End Date); provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if there has been a violation or breach by the Company which has prevented or would prevent satisfaction of any condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.01 or Section 6.02;

(e)   by the Company, upon written notice to Parent, prior to the time at which the Company Shareholder Approval has been obtained, in order to concurrently enter into a definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal that the Board of Directors of the Company has concluded constitutes a

Superior Proposal in accordance with Section 5.02; provided, that the Company (i) prior to or concurrently with such termination pays to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 7.03(b) and (ii) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement;

(f)   by Parent, upon written notice to the Company, in the event that (i) the Board of Directors of the Company shall have effected a Company Adverse Recommendation Change, (ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 5.02 or (iii) the Company shall have violated or breached Section 5.03 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Company Shareholder Approval; or

(g)   by the Company, upon written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing itself, each of which is capable of being satisfied at such time), (ii) the Company shall have delivered a written notice to Parent certifying that all conditions set forth in Section 6.01 and Section 6.03 have been satisfied (or would be satisfied if the Closing were to occur on the date of such notice) and the Company stands ready, willing, and able to effect the Merger at such time, and (iii) Parent fails to effect the Merger by the third Business Day after the later of (A) delivery of such notification described in clause (ii) and (B) the date on which the Closing should have occurred pursuant to Section 2.02.

Section 7.02.   Effect of Termination.   In the event that this Agreement is terminated pursuant to Section 7.01, written notice thereof shall be given by the terminating Party to the other Party identified in Section 7.01, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect without liability or obligation on the part of any Party (or any Affiliate of such Party and such Party’s and its Affiliates’ respective Representatives), except that no such termination shall relieve any Party from any liabilities or damages resulting from any fraud or any Willful Breach of this Agreement by such Party prior to such termination (subject to Section 7.03(f)) or from any obligation to pay the Company Termination Fee pursuant to Section 7.03(b) or Section 7.03(c) or the Parent Termination Fee pursuant to Section 7.03(d); provided, however, that the provisions of Article 1, this Section 7.02, Section 7.03, Section 7.04 and Article 8 and the Confidentiality Agreement shall each survive the termination of this Agreement, as applicable, in accordance with their respective terms.

Section 7.03.   Fees and Expenses.

(a)   Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, it being understood and agreed that Parent shall be solely responsible for payment of any and all filing fees payable under the HSR Act and any other Antitrust Laws.

(b)   In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f) or by the Company pursuant to Section 7.01(e), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (i) on or before the third Business Day following the date of such termination (in the case of termination by Parent pursuant to Section 7.01(f)) or (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(e)), by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent.

(c)   In the event that this Agreement is terminated by the Company pursuant to Section 7.01(b)(i), or Parent pursuant to Section 7.01(b)(i) (unless the Company would have at such time been entitled to terminate this Agreement pursuant to Section 7.01(d) but for such termination pursuant to Section 7.01(b)(i)), or by the Company or Parent pursuant to Section 7.01(b)(iii), or by Parent pursuant to Section 7.01(c), and, in any such case, (i) at any time after the date of this Agreement and prior to the termination of this Agreement (or the date of the Shareholders Meeting in the case of termination pursuant to Section 7.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn or been communicated to the management or the Board of Directors of the Company and (ii) within twelve (12) months after such termination, (A) the Company enters into a definitive agreement with respect to any Acquisition Proposal with another Person (which need not be the same Acquisition Proposal described in clause (i) above) and such Acquisition Proposal is thereafter consummated or (B) the Company consummates the transactions contemplated by any Acquisition Proposal

(which need not be the same Acquisition Proposal described in clause (i) above), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or concurrently with the consummation of such transaction by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent. For purposes of only subclause (ii) of this Section 7.03(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(i)(i), except that the references to “20%” shall be deemed to be references to “50%”.

(d)   In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g), then Parent shall pay, or cause to be paid, to the Company an amount equal to $500,000,000 (the “Parent Termination Fee”) on or before the third Business Day following the date of such termination by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to Parent by the Company.

(e)   Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent or Merger Sub would enter into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee in accordance with Section 7.03(b) or Section 7.03(c) or Parent fails to promptly pay the Parent Termination Fee in accordance with Section 7.03(d) (as applicable, the “Non-Paying Party”), and, in order to obtain such payment, the other Party (the “Recipient Party”) commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee (or any portion thereof), as the case may be, then the Non-Paying Party shall pay, or cause to be paid, to Recipient Party its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as the case may be, from and including the date payment of such amount was due through the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus two percent (2%). Each of the Company Termination Fee and the Parent Termination Fee is non-refundable and shall not be set off by or credited against any other payment.

(f)   Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Company Termination Fee from the Company pursuant to Section 7.03(b) or Section 7.03(c), and the Company’s right, if any, to receive the Parent Termination Fee from Parent pursuant to Section 7.03(d), and the amounts described in Section 7.03(e), shall be the sole and exclusive remedy of Parent and Merger Sub or the Company, as the case may be, and their respective Affiliates against the Parties and their respective former, current or future shareholders, directors, officers, Affiliates, agents, or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of the Company Termination Fee by the Company or the Parent Termination Fee by Parent, as the case may be, and any applicable amount described in Section 7.03(e), none of the Parties or any of their respective former, current, or future shareholders, directors, officers, Affiliates, agents, or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided that nothing in this Section 7.03(f) shall (i) relieve any Party from any liabilities or damages resulting from any fraud or Willful Breach committed by such Party prior to such termination (except in the case of a termination of this Agreement by the Company pursuant to Section 7.01(g) entitling the Company to receive the Parent Termination Fee), or (ii) modify the agreements set forth in Sections 8.13. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Fee more than once or shall Parent be required to pay the Parent Termination Fee more than once.

Section 7.04.   Amendment.   This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval; provided, however, that (a) any such amendment shall be in a writing specifically designated as an amendment hereto and signed on behalf of each of the Parties, (b) after the Company Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such further approval, and (c) no amendment shall be made to this Agreement after the Effective Time; provided, further, that this Section 7.04, Section 7.03(f), Section 7.05, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.09 and Section 8.13 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment of such definition or other provision would modify, amend, or waive the substance of this Section 7.04, Section 7.03(f), Section 7.05, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.09 or Section 8.13) may not be amended in a manner that would be adverse to any Financing Source without the prior written consent of such Financing Source (and any such amendment without such consent shall be null and void).

Section 7.05.   Extension; Waiver.   At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that after receipt of the Company Shareholder Approval, no waiver may be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval; provided, further that compliance with any of the agreements or conditions contained in Section 7.03(f), Section 7.04, this Section 7.05, Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.09 and Section 8.13 will not be waived in a manner that would be adverse to any Financing Source without the prior written consent of such Financing Source (and any such waiver without such consent shall be null and void). No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No waiver of any provision of this Agreement shall be effective except by written instrument executed by the Party against whom the waiver is to be effective. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

ARTICLE 8
GENERAL PROVISIONS

Section 8.01.   No Survival.   Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant hereto shall survive the Effective Time for any purpose, (b) none of the covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time shall survive the Effective Time for any purpose, and (c) covenants or agreements that, by their terms, contemplate performance following the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

Section 8.02.   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, or (c) upon written confirmation of receipt if delivered by facsimile or email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day). Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)   if to Parent (or, from and after its formation, Merger Sub), to:

Keysight Technologies, Inc.
1400 Fountaingrove Parkway
Santa Rosa, CA 95403
Attention:	Stephen D. Williams, General Counsel
Email:	stephen_d_williams@keysight.com
Facsimile:	(707) 540-6494

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York, 10006
Attention:	Ethan Klingsberg
Neil Markel
Email:	eklingsberg@cgsh.com
nmarkel@cgsh.com
Facsimile:	(212) 225-3999

if to the Company, to:

Ixia
26601 West Agoura Road
Calabasas, CA 91302
Attention:	Matt Alexander, General Counsel
Email:	malexander@ixiacom.com
Facsimile:	(818) 936-0462

with a copy (which shall not constitute notice) to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attention:	Kenneth L. Henderson
Katherine F. Ashton
Email:	Kenneth.henderson@bryancave.com
Kfashton@bryancave.com
Facsimile:	(212) 541-1357
(310) 260-4154

Section 8.03.   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Voting and Support Agreements contain the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter.

Section 8.04.   Disclosure Letter.   The Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except and solely to the extent that a representation or warranty set forth in Article 3 of this Agreement specifically states that a correct and complete list of a particular item is set forth on a particular section of the Disclosure Letter. The fact that any item or other information is disclosed in the Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Disclosure Letter shall not be construed as an admission or indication that such item or other matter is or is not material, that such item has had or would reasonably be expected to have a Material Adverse Effect or that such item will in fact exceed any applicable threshold limitation set forth in this Agreement. Headings in the Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. The information contained in this Agreement and in the Disclosure Letter, and all exhibits hereto is disclosed solely for purposes of this Agreement, and nothing contained herein or therein shall be deemed to be an admission by the Company, or following the Merger the Surviving Corporation, or Parent (as applicable) to any Person of any matter whatsoever (including any violation of Law, breach of contract, or any other liability or responsibility in connection with any pending, threatened, or future matter or proceeding) or a waiver by the Company, or following the Merger the Surviving Corporation, or Parent (as applicable) of any rights or remedies against any Person.

Section 8.05.   Binding Effect; Assignment.   The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns and, to the extent set forth in

Section 8.06, the Financing Sources and other Persons referred to therein. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder or (b) to Financing Sources for collateral security purposes in connection with the Financing.

Section 8.06.   No Third Party Beneficiaries.   Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties specifically acknowledge and agree that after the Effective Time, (a) Section 5.06 shall be enforceable by each Indemnified Party and his or her heirs and (b) each holder of Company Common Stock shall be entitled to enforce the provisions of Article 2 to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article 2. Notwithstanding anything in this Agreement to the contrary, Section 7.03(f), Section 7.04, Section 7.05, Section 8.05, this Section 8.06, Section 8.07, Section 8.08, Section 8.09 and Section 8.13 are intended for the benefit of, and shall be enforceable by, the Financing Sources.

Section 8.07.   Governing Law.   This Agreement and its enforcement will be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state (provided that the Merger and the exercise of the dissenters’ rights with respect to the Merger shall be governed by the Laws of the State of California) without regard to the conflicts of law provisions thereof that would apply the laws of any other jurisdiction; provided that, except as specifically set forth in the Commitment Letter, any Action, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger and the Financing, or any dispute arising out of or relating in any way to the Merger, the Commitment Letter, the Financing, the performance thereof or the transactions contemplated thereby shall be governed by, and constructed in accordance with, the Laws of the State of New York.

Section 8.08.   Consent to Jurisdiction.   Each Party hereby submits to the exclusive jurisdiction of the federal court in the Central District of California and any appellate courts therefrom, or if that court does not have subject matter jurisdiction, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (the “Chosen Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or argue in any such court (a) that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Chosen Courts or from any legal process commenced in the Chosen Courts (including but not limited to service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action, or proceeding in the Chosen Courts is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger and the Financing, or any dispute arising out of or relating in any way to the Merger, the Commitment Letter, the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan within the City of New York.

Section 8.09.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY,

INCLUDING THE MERGER AND THE FINANCING (INCLUDING ANY ACTION, PROCEEDING, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE INVOLVING ANY FINANCING SOURCE).

Section 8.10.   Specific Performance.   The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) subject to the proviso in the last sentence to this Section 8.10, by seeking any remedy provided for in this Section 8.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.10 before exercising any other right under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to obtain specific performance of Parent’s and Merger Sub’s obligation to consummate the Merger unless each of the following conditions are satisfied (a) all of the conditions set forth in Section 6.01 and Section 6.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing itself, but subject to satisfaction thereof if the Closing were to occur at that time), (b) the Financing has been funded or will be funded at the Closing, (c) Parent has failed to close within three (3) Business Days after the later of (i) the date the Closing should occur in accordance with Section 2.02 and (ii) receipt of the written confirmation described in the following clause (d), and (d) the Company has confirmed to Parent in writing that if specific performance is granted and the Financing is funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur; provided that, notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of Parent’s obligation to consummate the Merger and a payment of the Parent Termination Fee.

Section 8.11.   Severability.   If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12.   Counterparts.   This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

Section 8.13.   Liability of Financing Sources.   Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that none of the Financing Sources shall have any liability to the Company or its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger and the Financing, whether in law or in equity, whether in contract or in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any Financing Sources under this Agreement and any other agreement contemplated by, or entered into in connection with, the Financing, including any commitments by the Financing Sources in respect of the Financing. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Ronald S. Nersesian
Name:	Ronald S. Nersesian
Title:	President and CEO
IXIA

By:	/s/ Matthew S. Alexander
Name:	Matthew S. Alexander
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Merger Agreement]

EXHIBIT A

JOINDER AGREEMENT

February [•], 2017

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of January 30, 2017 (the “Merger Agreement”), by and between Keysight Technologies, Inc., a Delaware corporation (“Parent”), and Ixia, a California corporation (the “Company”). Unless otherwise defined herein, terms used herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides that promptly following the execution and delivery thereof, Parent shall form a new wholly owned subsidiary as a California corporation and Parent shall cause such entity to, and such entity shall, sign a joinder agreement to the Merger Agreement and be bound thereunder;

WHEREAS, the undersigned, [•], a California corporation (“Merger Sub”), was duly incorporated by Parent on [•], 2017;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements set forth in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, Merger Sub agrees as follows:

1.	Merger Sub is, and shall be deemed to be for all purposes, a party to the Merger Agreement, and is and shall be bound by all of the terms and conditions of the Merger Agreement applicable to Merger Sub, effective as of the date hereof, as if it were an original signatory thereto.
2.	Merger Sub expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 3 of the Merger Agreement, whether express or implied.
3.	Merger Sub acknowledges and agrees that having actually obtained any consents or waivers referenced in Section 5.10 of the Merger Agreement is not a condition to Closing.

The provisions of Article 8 of the Merger Agreement are incorporated herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Merger Sub has executed this Agreement as of the date set forth above and agrees to be bound by the terms of the Merger Agreement applicable to Merger Sub.

[•]

By:
Name:
Title:

Acknowledged and agreed:

KEYSIGHT TECHNOLOGIES, INC.

By:
Name:
Title:
IXIA

By:
Name:
Title:

ANNEX B

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of January 30, 2017, by and among Keysight Technologies, Inc., a Delaware corporation (“Parent”), Ixia, a California corporation (the “Company”), and the shareholders of the Company set forth on Schedule A hereto (each a “Shareholder” and, collectively the “Shareholders”, and together with Parent and the Company, the “parties”).

WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of a wholly owned subsidiary of Parent to be formed promptly after the date hereof (“Merger Sub”) with and into the Company (the “Merger”), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the number of shares of common stock, without par value, of the Company (“Common Stock”) set forth opposite such Shareholder’s name on Schedule A hereto as of the date hereof (the “Existing Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Shareholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1   Voting.   From and after the date hereof until the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (c) the Board of Directors of the Company effecting a Company Adverse Recommendation Change and (d) the entry without the prior written consent of the Shareholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under the Merger Agreement made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration payable to any Shareholder (such earliest date, the “Expiration Date”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (i) appear at such meeting or otherwise cause all of its Existing Shares and other shares of Common Stock over which it has acquired beneficial ownership after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options, warrants or other rights to acquire Common Stock or the conversion of any convertible securities or otherwise) (collectively, the “New Shares”, and together with the Existing Shares, the “Shares”), which it beneficially owns as of the applicable record date, to be counted as present at the meeting for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the principal terms of the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if such adjournment or postponement is (1) with the written consent of Parent, (2) for the absence of a quorum, (3) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval, or (4) as required by Law (in each such case only for a period of not more than thirty (30) calendar days, individually or in the aggregate, and not past two (2) Business Days prior to the End Date), (C) against any action, proposal, transaction or agreement in favor of an Acquisition Proposal, including a Superior Proposal, without regard to the terms of such Acquisition Proposal or Superior Proposal, (D) against any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (E) against any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (F) against any reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (G) against any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (H) to the extent submitted to a shareholder vote, against any change in the business management or Board of Directors of the Company (other than as directed by Parent) and (I) against any action, proposal, transaction or agreement that is intended to or would (1) result in an inaccuracy of any representation or warranty, or a breach of any covenant, or any other obligation or agreement, of the Company contained in the Merger Agreement, or of a Shareholder contained in this Agreement, or (2) prevent, materially impede, materially delay or otherwise materially and adversely affect the Company’s, Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (I), the “Required Votes”). Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Shareholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any other matters presented to the Company’s shareholders.

Section 1.2   Grant of Irrevocable Proxy; Appointment of Proxy.

(a)   From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution) in accordance with Section 705(e) of the California General Corporation Law, for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Shareholder as of the applicable record date in accordance with the Required Votes; provided that each Shareholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Shareholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares of such Shareholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii), and each Shareholder shall retain the authority to vote on all other matters.

(b)   Each Shareholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

(c)   Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, in each case without further action by any party. The proxy granted by the Shareholders herein shall survive the dissolution, bankruptcy, death or incapacity of any Shareholder. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote, or to cause the holder of record on any applicable record date to vote, the Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.

Section 1.3   Restrictions on Transfers.

(a)   Absent the prior written consent of Parent (which consent may be granted or withheld in Parent’s sole discretion), each Shareholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of applicable Law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares (or any Rights attached thereto, or any economic interests therein), (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, or (iii) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (i) or (ii). Any purported Transfer of Shares inconsistent with this Section 1.3 shall be null and void.

(b)   The restrictions set forth in Section 1.3(a) shall not apply to: (i) in the case of any Shareholder that is a natural person, any Transfer of Shares by will or the laws of intestacy, or (ii) the Transfer of some or all Shares to any trust, partnership, corporation or limited liability company established and held for the direct or indirect benefit of the Shareholder or his family members; provided that, in each case, the transferee shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Parent agreeing to be a “Shareholder” hereunder if such transferee is not already a party to this Agreement, and to perform all obligations as a Shareholder pursuant to this Agreement with respect to the Shares.

Section 1.4   Inconsistent Agreements.   Each Shareholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares.

ARTICLE II
NO SOLICITATION

Section 2.1   No Solicitation.

(a)   Prior to the Expiration Date, each Shareholder (in its capacity as a shareholder of the Company) shall not, and shall cause (if applicable) each of its Affiliates and its and their respective directors, officers or employees not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, or the making or consummation thereof, (ii) other than to inform any Person of the existence of the provisions contained in this Section 2.1, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any Contract or other agreement or understanding with respect to, any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, or (iii) resolve or agree to do any of the foregoing; provided that nothing herein shall prohibit any Shareholder or any of its Affiliates or Representatives from participating in any discussions or negotiations with respect to such Shareholder’s willingness to enter into a voting agreement in connection with an Acquisition Proposal to the extent that the Company becomes permitted to take the actions set forth in clause (i) and clause (ii) of Section 5.02(b) of the Merger Agreement with respect to such Acquisition Proposal. Other than subject to the proviso in the foregoing sentence, from and after the execution of this Agreement, each Shareholder shall, and shall cause (if applicable) each of its Affiliates and direct its and their respective Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal.

(b)   Prior to the Expiration Date, each Shareholder shall promptly (and in any event within 24 hours following the date of receipt) advise Parent and the Company in writing in the event that it or any of its Affiliates, any of its or its Affiliates’ officers, directors or employees or, to the Shareholders’ knowledge, any of its or its Affiliates’ other Representatives receives any Acquisition Proposal, and in connection with such notice, provide to Parent and the Company the material terms and conditions (including the identity of the third party making any such Acquisition Proposal, indication or request, and copies of any related documentation, including any related financing commitments) of any such Acquisition Proposal.

(c)   For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement; provided, that, for the avoidance of doubt, the Company shall not be deemed to be an Affiliate of any of the Shareholders.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1   Representations and Warranties of each Shareholder.   Each Shareholder represents and warrants to Parent as follows:

(a)   (i)   Such Shareholder has full legal right, power and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder and no other company actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iii) this Agreement constitutes the legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; provided that if such Shareholder is married, and any of the Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder’s spouse, enforceable against such Shareholder’s spouse in accordance with its terms;

(b)   The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any applicable Law or agreement binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by such Shareholder or as would not impact such Shareholder’s ability to perform or comply with its obligations under this Agreement in any material respect;

(c)   (i)   Such Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Shares and (ii) such Shareholder (A) owns, beneficially and of record, or controls all of the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws), (B) has sole voting power, sole power of disposition, sole power to demand dissenters’ rights and sole power to agree to all of the matters set forth in this Agreement, each with respect to all of such Shareholder’s Shares, (C) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Existing Shares set forth on Schedule A hereto and any New Shares for which beneficial ownership is acquired after the date hereof, and (D) no Person other than such Shareholder has any right to direct or approve the voting or disposition of any of the Shares; provided, however, that each Shareholder may be deemed to share voting power and the power of disposition over its Shares with each other Shareholder; and

(d)   As of the date hereof, there is no Action pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any Governmental Authority, except, as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Shareholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.2   Representations and Warranties of Parent.   Parent represents and warrants to each Shareholder as follows:

(a)   (i)   Parent has full legal right, power and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iii) this Agreement constitutes the legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; and

(b)   the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any applicable Law or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by Parent or as would not impact such Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.

Section 3.3   Covenants.   Each Shareholder hereby:

(a)   irrevocably waives, and agrees not to exercise, any dissenters’ rights that such Shareholder may have with respect to the Shares pursuant to Chapter 13 of the California Corporation Code or otherwise;

(b)   agrees to promptly notify Parent (and in any event within one (1) Business Day of such acquisition) of the number of any New Shares acquired by such Shareholder after the date hereof and prior to the Expiration Date. Any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by Shareholder on the date hereof;

(c)   agrees to permit the Company to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and the Shareholders’ identity and ownership of the Shares and the nature of the Shareholders’ commitments, arrangements and understandings under this Agreement;

(d)   agrees to permit Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and the Shareholders’ identity and ownership of the Shares and the nature of the Shareholders’ commitments, arrangements and understandings under this Agreement;

(e)   acknowledges that such Shareholder has received and reviewed a copy of the Merger Agreement and that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement;

(f)   agrees not to take, agree or commit to take any action that would reasonably be expected to make any representation or warranty of such Shareholder contained in this Agreement inaccurate in any respect as of any time during the term of the Agreement;

(g)   agrees and acknowledges that, upon the request of Parent, such Shareholder shall execute and deliver any additional documents and take, or cause to be taken, all actions, and to do, or cause to be done, all things as may reasonably be deemed by Parent to be necessary or desirable to fulfill such Shareholder’s obligations under this Agreement;

(h)   shall and does authorize Parent or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares); provided that if Parent or its counsel gives such notification, it shall on the Expiration Date further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date; and

(i)   agrees that, prior to the Expiration Date, such Shareholder shall not bring, commence, institute, maintain, prosecute, join or voluntarily aid any Action in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with any other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of the Company, breaches any fiduciary duty of the Board of Directors of the Company or any member thereof.

ARTICLE IV
TERMINATION

This Agreement shall terminate without any further action by any party and be of no further force or effect on the Expiration Date, and neither Parent nor any of the Shareholders shall have any rights or obligations hereunder following the Expiration Date. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1   Expenses.   Whether or not the Merger is consummated, all costs, expenses and fees (including attorneys’ fees, if any) incurred in connection with the preparation, execution and delivery of this Agreement and compliance herewith, shall be paid by the party incurring or required to incur such expenses.

Section 5.2   No Ownership Interest.   Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Shareholder’s Shares shall remain vested in and belong to such

Shareholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Shareholder in the performance of its duties or responsibilities as a shareholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Section 5.3   Notices.   Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent, to:

Keysight Technologies, Inc.
1400 Fountaingrove Parkway
Santa Rosa, CA 95403
Attention:	Stephen D. Williams, General Counsel
Email:	stephen_d_williams@keysight.com
Facsimile:	(707) 540-6494

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Ethan Klingsberg
Neil Markel
Facsimile:	(212) 225-3999

if to the Company, to:

Ixia
26601 West Agoura Road
Calabasas, CA 91302
Attention:	Matt Alexander, General Counsel
Email:	malexander@ixiacom.com
Facsimile:	(818) 936-0462

with a copy (which shall not constitute notice) to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:	Kenneth L. Henderson
Katherine F. Ashton
Facsimile:	(212) 541-1357
(310) 260-4154

if to the Shareholders, to:

Section 5.4   Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent, the Company and each Shareholder, and (b) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.5   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated (including by sale of stock, operation of applicable Law in connection with a merger or sale of substantially all the assets) by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, all or any of the rights, interests or obligations hereunder to any of its Affiliates. Any purported assignment inconsistent with this Section 5.5 shall be null and void.

Section 5.6   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.7   Entire Agreement.   This Agreement (including Schedule A hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.8   No Third-Party Beneficiaries.   Each Shareholder and Parent agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of Parent (in the case of a Shareholder) or each Shareholder (in the case of Parent), in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.9   Jurisdiction; Specific Enforcement; Waiver of Trial by Jury.

(a)   Each party hereby submits to the exclusive jurisdiction of the federal court in the Central District of California and any appellate courts therefrom, or if that court does not have subject matter jurisdiction, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (the “Chosen Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the parties irrevocably and unconditionally waives and agrees not to plead or argue in any such court (i) that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve process in accordance with applicable Law, (ii) that it or its property is exempt or immune from jurisdiction of the Chosen Courts or from any legal process commenced in the Chosen Courts (including but not limited to service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law that (X) the suit, action, or proceeding in the Chosen Courts is brought in an inconvenient forum, (Y) the venue of such suit, action, or proceeding is improper, and (Z) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. Each party agrees that notice or the service of process in any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.3 or in any other manner permitted by applicable Law.

(b)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10   Specific Performance; Remedies.   Each of the Shareholders agrees and acknowledges that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Shareholders accordingly agrees that, without posting bond or other undertaking, Parent shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Shareholder will allege, and each Shareholder hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 5.11   Governing Law.   This Agreement and any Actions arising out of or related to this Agreement or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction; provided that matters relating to the Merger and the exercise of the dissenters’ rights shall be governed by the applicable Law of the State of California.

Section 5.12   Non-Survival of Representations and Warranties.   The representations and warranties of the Shareholders contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

Section 5.13   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 5.14   Interpretation.   When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 5.15   Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 5.16   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is unenforceable and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 5.17   No Agreement as Director or Officer.   Notwithstanding any provision of this Agreement to the contrary, each Shareholder has entered into this Agreement in its capacity as a shareholder of the Company, and nothing in this Agreement shall limit, restrict or otherwise affect the ability of any Shareholder who is a director or officer of the Company to act, refrain from acting or vote on any matter, in each case, in his or her capacity as a director or officer of Company, or be construed to prohibit, limit or restrict such Shareholder who is a director or officer of the Company from exercising his or her fiduciary duties as a director or officer to the Company or its shareholders under applicable Law, including by causing the Company to exercise its rights under the Merger Agreement.

Section 5.18   Liability.   The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Shareholder’s breach of or inaccuracy in its representations and warranties hereunder or failure to perform its obligations hereunder, Parent agrees that no Shareholder (in its capacity as a shareholder of Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Company of the Merger Agreement, and that Company shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s breach of or inaccuracy in its representations and warranties hereunder or failure to perform its obligations hereunder. Except for (i) any liability for claims, losses, damages, liabilities or other obligations arising out of Parent’s breach of or inaccuracy in its representations and warranties hereunder or failure to perform its obligations hereunder and (ii) such Shareholder’s right to enforce the provisions of Section 5.06 (in his or her capacity as an Indemnified Party as defined in the Merger Agreement) and Article 2 of the Merger Agreement in accordance with Section 8.06 of the Merger Agreement, each Shareholder agrees that Parent will not be liable to such Shareholder for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement.

Section 5.19   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in any other person any direct or indirect ownership or incident of ownership of or with respect to any Existing Shares. All rights, ownership and economic benefits of and relating to the Existing Shares shall remain vested in and belong to the holder thereof, and no other person shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Existing Shares except as provided in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

KEYSIGHT TECHNOLOGIES, INC.

By:
Name:	Ronald S. Nersesian
Title:	President and CEO

[Signature Page to Voting and Support Agreement]

IXIA

By:
Name:	Matthew S. Alexander
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Voting and Support Agreement]

[Shareholder]

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Shareholder	Number of Existing Shares
TOTAL

ANNEX C

January 30, 2017

Board of Directors
Ixia
26601 West Agoura Road
Calabasas, CA 91302

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Ixia (the “Company”) in connection with the Agreement and Plan of Merger, dated as of January 30, 2017 (the “Merger Agreement”), by and between Keysight Technologies, Inc. (”Parent”) and the Company which provides, among other things, for (i) Parent to form a new wholly-owned subsidiary (“Merger Sub”) and to cause Merger Sub to execute a joinder to the Merger Agreement and (ii) the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, without par value (the “Company Common Stock”), of the Company, other than dissenting shares and shares owned by the Company, Parent, Merger Sub or any subsidiary of Parent or Merger Sub will be converted into the right to receive $19.65 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering

Board of Directors
Ixia
January 30, 2017

of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction, the Merger Agreement or any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of

Board of Directors
Ixia
January 30, 2017

the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration or otherwise.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including acting as a lender under Parent’s Credit Agreement since September 2014. The DB Group may also provide investment and commercial banking services to Parent, the Company or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

ANNEX D

CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

1300.   (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

    (b)   As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1)	That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).
(2)	That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3)	That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4)	That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c)   As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.   (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b)   Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder. (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.   (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.   (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.   (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

    (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

    (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.   (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.   A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.